Exhibit 10.1

SECURITIES PURCHASE AGREEMENT

BY AND AMONG

ASTRANA HEALTH, INC.,

APOLLOCARE PARTNERS OF TEXAS 2,

UNIVERSAL AMERICAN CORP.,

HERITAGE HEALTH SYSTEMS OF TEXAS, INC.,

AND

HERITAGE HEALTH SYSTEMS, INC.

___________________________

Dated as of July 24, 2024

___________________________

TABLE OF CONTENTS

i

Section 12.9	Severability	75
Section 12.10	Publicity	75
Section 12.11	Construction	75
Section 12.12	Definitions	77

Exhibits

Exhibit A	Accounting Principles
Exhibit B	Consents
Exhibit C	Illustrative Calculation of Net Working Capital
Exhibit D	Performance Payment and Obligation Procedures and Principles
Exhibit E	Business Employees
Exhibit F	Transition Services Agreement
Exhibit G	Escrow Agreement
Exhibit H-1	Amended and Restated Payor Agreements
Exhibit H-2	Amended Payor Agreement Number 1
Exhibit H-3	Amended Payor Agreement Number 2
Exhibit H-4	Amended Payor Agreement Number 3

Schedules

Schedule A	Disclosure Schedule
Schedule B	Acquired Entities
Schedule C	Purchase Price Allocation Schedule
Schedule D	Earnout
Schedule E	Gross Profit Escrow Amount
Schedule F	Business Support Obligations
Schedule G	Cooling Off Period
Schedule 6.1(b)	Permitted Actions
Schedule 6.5	Employee Matters
Schedule 6.21	Delegation of Contracts
Schedule 9.2(a)(v)	Indemnities
Schedule 9.2(a)(vii)	Exclusions

SECURITIES PURCHASE AGREEMENT

This SECURITIES PURCHASE AGREEMENT, dated as of July 24, 2024 (this “Agreement”), is entered into by and among (i) ApolloCare Partners of Texas 2, a Texas nonprofit corporation (“APT”), (ii) Astrana Health, Inc., a Delaware corporation (“Astrana” and together with APT, “Buyers” and each, a “Buyer”), (iii) Universal American Corp., a Delaware corporation (“UAC”), (iv) Heritage Health Systems of Texas, Inc., a Texas corporation (“HHS of TX”), (v) Heritage Health Systems, Inc., a Texas corporation (“HHS”, and collectively with UAC and HHS of TX, the “Sellers”), and (vi) solely with respect to Section 6.21, Section 6.22, Section 9.10 and ARTICLE XI, Centene Corporation, a Delaware corporation (“Parent”). Buyers together with Sellers and solely with respect to Section 6.21, Section 6.22, Section 9.10 and ARTICLE XI, Parent, the “Parties”.

RECITALS

WHEREAS, Sellers and certain of their respective Subsidiaries own and operate the Business; and

WHEREAS, Sellers collectively own all of the outstanding Equity Interests (the “Purchased Interests”) in Collaborative Health Systems, LLC, a New York limited liability company (“CHS”), Golden Triangle Physician Alliance, a Texas nonprofit corporation (“GTPA”), and Heritage Physician Networks, a Texas nonprofit corporation (“HPN”, collectively with CHS and GTPA, the “Company”); and

WHEREAS, on the terms and subject to the conditions hereof, Buyers desire to purchase from Sellers, and Sellers desire to sell to Buyers, all of the Purchased Interests.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements herein, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I.
PURCHASE AND SALE

Section 1.1            Purchase and Sale of the Purchased Interests. Upon the terms and subject to the conditions hereof, at the Closing, (a) HHS of TX and HHS shall sell, assign, transfer, convey and deliver to APT and APT shall purchase from such Seller, all of such Seller’s right, title and interest in and to the Purchased Interests in GTPA and HPN, as applicable, free and clear of any Lien, and (b) UAC shall sell, assign, transfer, convey and deliver to Astrana, and Astrana shall purchase from such Seller, all of such Seller’s right, title and interest in and to the Purchased Interests in CHS, free and clear of any Lien (the transactions described in clauses (a) and (b), the “Acquisition”).

Section 1.2            Closing. The Parties shall consummate the Acquisition (the “Closing”) electronically (including by email) by the exchange of required closing deliveries on the last Business Day of the calendar month that includes the date upon which the conditions in ARTICLE VII are satisfied or waived (except for any such condition that by its nature is to be satisfied at the Closing, but subject to the satisfaction or waiver of any such condition at the Closing) (the “Closing Condition Satisfaction Date”); provided, however, if the Closing Condition Satisfaction Date occurs on or after the second to last Business Day of such calendar month, the Closing Date will be the last Business Day of the month commencing after the month in which the Closing Condition Satisfaction Date occurs; provided, further, that UAC and Buyer may mutually agree in writing on another time, date or place. As used herein, the “Closing Date” means the date on which the Closing actually occurs. For financial and tax accounting purposes (to the extent permissible under applicable Law), the Closing shall be effective as of the Measurement Time.

ARTICLE II.
OTHER CLOSING TRANSACTIONS

Section 2.1            Certain Closing Deliveries.

(a)           At the Closing, the Sellers, as applicable, shall deliver to Buyers the following:

(i)            a membership interest transfer power duly executed by each Seller with respect to the Purchased Interests being transferred by such Seller with respect to the Acquisition;

(ii)           the Transition Services Agreement, duly executed by Centene Management Company, LLC, a Wisconsin limited liability company (“Centene Management”), and CHS;

(iii)          IRS Forms W-9, duly completed and executed by each Seller and dated as of a recent date;

(iv)          a validly issued certificate, dated as of a recent date, as to each of the Acquired Entities’ good standing in the jurisdiction of its organization or formation;

(v)           a certificate of each of the Sellers, executed by a duly authorized officer of such Seller, as applicable, certifying as true and correct as of the date of this Agreement and as of the Closing Date: (A) the incumbency and specimen signature of each officer or similar authorized representative of such Entity executing this Agreement or any Other Transaction Agreements on such Entity’s behalf, as applicable, and (B) that attached thereto is a copy of the resolutions or actions authorizing the transactions contemplated hereby and such Entity’s execution, delivery and performance of the Agreement and any Other Transaction Agreements to which such Entity is party;

(vi)          the certificate contemplated by Section 7.2(d);

(vii)         the Escrow Agreement, executed by UAC (with a duplicate electronic copy delivered to the Escrow Agent); and

(viii)        copies of all consents, authorizations, Orders, approvals, filings, registrations and pre-Closing notices listed on Exhibit B.

(b)           At the Closing, Buyers shall deliver to Sellers, as applicable, the following:

(i)            the certificate contemplated by Section 7.4;

(ii)           the Escrow Agreement, executed by Astrana and the Escrow Agent (with a duplicate electronic copy delivered to the Escrow Agent); and

(iii)           a certificate of each of the Buyers, executed by a duly authorized officer of such Buyer, certifying as true and correct as of the date of this Agreement and as of the Closing Date: (A) the incumbency and specimen signature of each officer or similar authorized representative of such Buyer executing this Agreement or any Other Transaction Agreements on such Buyer’s behalf, and (B) that attached thereto is a copy of the resolutions or actions authorizing the transactions contemplated hereby and such Buyer’s execution, delivery and performance of the Agreement and any Other Transaction Agreements to which such Buyer is party.

Section 2.2            Closing Payments; Earnout.

(a)           Payment Statement. No later than four (4) Business Days prior to the Closing Date, Sellers shall deliver to Buyers a written statement (the “Payment Statement”) setting forth the following:

(i)            Sellers’ good-faith estimate of the Closing Cash Consideration Amount, including Sellers’ good-faith estimate of (1) any Closing Date Indebtedness (the “Estimated Closing Date Indebtedness”), (2) any Unpaid AE Transaction Expenses (the “Estimated Unpaid AE Transaction Expenses”), (3) Cash on Hand (the “Estimated Cash on Hand”), and (4) the Net Working Capital Adjustment Amount (the “Estimated Net Working Capital Adjustment Amount”) and the resulting calculation of the Estimated Adjustment Amount derived from the foregoing;

(ii)            each payee, and the amount payable thereto, of any Estimated Unpaid AE Transaction Expenses; and

(iii)           wiring instructions for the payments contemplated by Section 2.2(b) through Section 2.2(c).

(b)           Payment of Unpaid AE Transaction Expenses. At the Closing, Buyers shall pay, on behalf of the Acquired Entities, to the Persons set forth on the Payment Statement pursuant to Section 2.2(a)(ii) the amount of Estimated Unpaid AE Transaction Expenses owed thereto, as provided in the Payment Statement, by wire transfer of immediately available funds in accordance with the applicable wiring instructions in the Payment Statement; provided that any compensatory amounts payable to employees will be paid through the then-employing entity’s payroll following the Closing Date.

(c)           Payment of the Escrow Amount. At the Closing, Buyers shall deliver, or cause to be delivered, the Escrow Amount to the Escrow Agent for further deposit into such account as the Escrow Agent shall have designated.

(d)          Payment of Closing Cash Consideration Amount. At the Closing, Buyers shall pay to Sellers an aggregate amount in cash equal to the Closing Cash Consideration Amount, by wire transfer of immediately available funds in accordance with the wiring instructions and allocation in the Payment Statement in accordance with the allocations set forth on Schedule C hereto (the “Purchase Price Allocation Schedule”).

(e)           Payment of the Earnout Amount. Following the Closing, Buyers shall pay, if applicable, to Sellers the cash amounts as provided in, and on and subject to the terms, conditions, procedures and definitions set forth in, Schedule D (the “Earnout Amount”), and the Parties hereby agree to such terms, conditions, procedures and definitions.

Section 2.3            Post-Closing Adjustment.

(a)          Within thirty (30) days following December 1 of the year following the year in which the Closing occurs, Astrana shall prepare and deliver to UAC a written statement (the “Adjustment Statement”) setting forth, in reasonable detail and with reasonable supporting information, Astrana’s good-faith calculation of the Adjustment Amount (including the components thereof). Astrana shall prepare the Adjustment Statement in a manner consistent with the terms of (including the definitions in) this Agreement, including the Accounting Principles.

(b)          UAC shall have sixty (60) days from the date on which the Adjustment Statement is delivered to UAC (the “Review Period”) to review the Adjustment Statement. During such Review Period, Buyers shall provide UAC and its Representatives with (i) reasonable access during normal business hours upon reasonable prior notice, and in such a manner as not to unreasonably interfere with the normal operations of the Buyers and their respective Affiliates (including the Acquired Entities), to the books, records (including, work papers, schedules, memoranda and other documents) and supporting data and relevant employees of the Acquired Entities for purposes of their review of the Adjustment Statement; and (ii) full cooperation with all requests of UAC and its Representatives in connection with such review, including timely providing all information in connection with UAC’s review of the Adjustment Statement as is reasonably requested by UAC or its Representatives; provided, however, that Buyers shall not be required to permit any such access, or to disclose any information, if, in the reasonable, good-faith judgment of Buyers, (A) such access would create or cause health and safety concerns and interference with the operations, activities and employees of Buyers or the Acquired Entities, (B) such access would violate any applicable Law, (C) such access would jeopardize any attorney-client privilege or the attorney work product doctrine, or (D) such access would result in the disclosure of any trade secrets of third parties or violate any obligation of Buyers or any Acquired Entity with respect to confidentiality; provided, further, that, if any such access is limited for the reasons described in the foregoing clauses (B)–(D), Buyers and the Sellers shall use their commercially reasonable efforts to establish a process that (through use of steps such as targeted redactions, provision of information to counsel to review and summarize for UAC or use of a “clean room” environment for analysis and review of information) shall provide UAC with timely access to the fullest extent possible to the substance of the information described in this Section 2.3(b).

(c)           Unless UAC delivers written notice to Astrana prior to 5:00 p.m. on the last day of the Review Period that they object to any item or items shown or reflected in the Adjustment Statement, and specifying the item or items to which they object and reasons therefor (such item or items, the “Disputed Items” and, such notice, the “Dispute Notice”), then the Adjustment Statement shall be deemed accepted by UAC and shall be final, binding and conclusive for all purposes of determining the payments in Section 2.3(d). In the event UAC delivers a Dispute Notice at or prior to 5:00 p.m. on the last day of the Review Period, UAC and Astrana shall attempt in good faith to resolve each Disputed Item, and any resolution agreed by them in writing shall be final, binding and conclusive for all purposes of determining the payments in Section 2.3(d). In the event that, for any reason, UAC and Astrana are unable to resolve in writing each Disputed Item within twenty (20) Business Days (or such longer period as Astrana and UAC may agree in writing) after the delivery of the Dispute Notice, each unresolved Disputed Item shall be referred to Deloitte Touche Tohmatsu Limited  (“Deloitte”), which shall be jointly engaged by Astrana and UAC. If Deloitte is unwilling or unable to serve as the Independent Accountant, Astrana and UAC shall jointly select and retain a nationally recognized accounting firm that, except as Astrana and UAC may otherwise agree in writing, is not the auditor or independent accounting firm of Astrana or any of its Affiliates, on the one hand, or Sellers or any of their Affiliates, on the other hand, and that is impartial to serve as the Independent Accountant (Deloitte or such other accounting firm engaged in accordance with this Section 2.3(c), the “Independent Accountant”). If, within ten (10) Business Days after the date Deloitte informs Astrana and UAC that it is unable or unwilling to serve as the Independent Accountant, Astrana and UAC cannot mutually agree on an alternate Person to serve as the Independent Accountant, either Astrana or UAC may request the American Arbitration Association to appoint as the Independent Accountant, within fifteen (15) days from the date of such request or as soon as practicable thereafter, a partner in a nationally recognized accounting firm that is not the auditor or independent accounting firm of any of Astrana or any of its Affiliates, on the one hand, or Sellers or any of their Affiliates, on the other hand, who is a certified public accountant and who is impartial to serve as the Independent Accountant. If any Disputed Item is referred to the Independent Accountant, Astrana, on the one hand, and UAC, on the other hand, shall prepare separate written reports of each such Disputed Item and deliver such reports to the Independent Accountant and each other within fifteen (15) Business Days after the date the Independent Accountant is retained. Thereafter, each of Astrana and UAC shall have ten (10) Business Days to deliver to the Independent Accountant and each other one written rebuttal thereto. Each of Astrana and UAC shall use commercially reasonable efforts to cause the Independent Accountant, acting as an expert and not as an arbitrator, as soon as reasonably practicable and in any event within thirty (30) days after receiving such written reports, to determine the manner in which the Disputed Items shall be treated in the Adjustment Statement; provided, however, that the dollar amount of each Disputed Item shall be determined within the range of dollar amounts proposed in the Adjustment Statement and the Payment Statement and any Dispute Notice, respectively. Astrana and UAC acknowledge and agree that (i) the review by and determination of the Independent Accountant shall be limited only to the Disputed Items in the reports and rebuttals prepared and submitted to the Independent Accountant by Astrana and UAC and (ii) the determinations by the Independent Accountant shall be based solely on (1) such reports and rebuttals submitted by Astrana and UAC and the basis for Astrana’s and UAC’s respective positions and (2) the terms of (including the definitions in) this Agreement, and not on the basis of an independent review. Neither Astrana nor UAC shall authorize the Independent Accountant to modify or amend any term or provision hereof or modify items previously agreed in writing between Astrana and UAC. If requested by the Independent Accountant, Astrana and UAC shall enter into an engagement letter with the Independent Accountant with customary terms and conditions for this type of engagement. Astrana and UAC shall reasonably cooperate with the Independent Accountant. Any information or documentation provided by any Party to the Independent Accountant shall be concurrently delivered to the other, subject, in the case of independent accountant work papers, to such other Party entering into a customary confidentiality agreement related thereto. Neither Astrana nor UAC shall disclose to the Independent Accountant, and the Independent Accountant shall not consider for any purposes, any settlement discussions or settlement offers made by any of the Parties related to any Disputed Item, and the Federal Rules of Evidence Rule 408 shall apply to any negotiations related to any Disputed Item. The determinations by the Independent Accountant as to the Disputed Items shall be in writing and shall, absent fraud or manifest error or mathematical error, be an expert determination that is final, binding and conclusive for all purposes of determining the adjustments in Section 2.3(d), if any, and such determination may be entered and enforced in any court of competent jurisdiction in accordance with Section 12.4. The costs and expenses of the Independent Accountant shall be allocated between Astrana, on the one hand, and UAC, on the other hand, based on how all Disputed Items submitted to the Independent Accountant that are not resolved in favor of UAC bears to the amount of all Disputed Items submitted to the Independent Accountant. As an illustrative example, if Disputed Items asserting that the Adjustment Amount should be increased by $1,000 are submitted to the Independent Accountant, and the Independent Accountant finally determines that the Adjustment Amount should be increased by $300, then the costs and expenses of the Independent Accountant shall be allocated 70% (i.e., $700/$1,000) to UAC and 30% (i.e., $300/$1,000) to Astrana. The process in this Section 2.3 shall be the exclusive remedy for the Parties for any disputes arising from the calculation of the Adjustment Amount or any component thereof.

(d)           Adjustment Payments.

(i)            If the Adjustment Amount, as finally determined under Section 2.3(c) (the “Final Adjustment Amount”), exceeds the Estimated Adjustment Amount (the amount of any such excess, the “Positive Excess Amount”), then within five (5) Business Days after the final determination of the Final Adjustment Amount, Buyers shall pay to UAC (or its designee), for further distribution to the other Sellers (if applicable), an amount equal to the Positive Excess Amount, and Buyers and UAC shall execute joint written instructions to the Escrow Agent instructing the Escrow Agent to release from the Net Working Capital Escrow Account to UAC (for further distribution to the Sellers) an amount equal to the Net Working Capital Escrow Amount.

(ii)            If the Estimated Adjustment Amount exceeds the Final Adjustment Amount (the amount of any such excess, the “Negative Excess Amount”), then within five (5) Business Days after the final determination of the Final Adjustment Amount in accordance with Section 2.3(c), Astrana and UAC shall execute joint written instructions to the Escrow Agent instructing the Escrow Agent to release from the Net Working Capital Escrow Account to Astrana for further distribution to APT (if applicable) an amount equal to the Negative Excess Amount up to a maximum amount equal to the Net Working Capital Escrow Amount, and in the event that the Negative Excess Amount is more than the Net Working Capital Escrow Amount, UAC shall pay to Astrana for further distribution to APT (if applicable) an aggregate amount equal to the absolute value of such Negative Excess Amount less the Net Working Capital Escrow Amount. If after the payment of any such Negative Excess Amount there remains any portion of the Net Working Capital Escrow Account, then Astrana and UAC shall execute joint written instructions to the Escrow Agent instructing the Escrow Agent to release the remaining portion of the Net Working Capital Escrow Account to UAC for further distribution to the other Sellers (if applicable).

(e)           Any payment made under Section 2.3(d) shall be treated as an adjustment to the Closing Cash Consideration Amount for Tax purposes unless otherwise required by applicable Law.

Section 2.4            Gross Profit Escrow Amount Release. The terms of the release of the Gross Profit Escrow Amount will be on and subject to the terms, conditions, procedures and definitions set forth in, Schedule E, and the Parties hereby agree to such terms, conditions, procedures and definitions.

Section 2.5            Allocation Schedule. Buyers, the Acquired Entities and Sellers each hereby agree that the Allocation Schedule described in Section 2.2(d) shall govern the allocation of the Closing Cash Consideration Amount among the Sellers and any payments contemplated by this Agreement, and any Earnout Amount (if applicable) shall be allocated among the Sellers of the particular Acquired Entities in respect of whom the Earnout Amount is paid (if applicable).

Section 2.6            Withholding. Buyers, the Escrow Agent, and the Acquired Entities will be entitled to deduct and withhold from any amounts otherwise payable under this Agreement such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code, or any applicable provisions of U.S. federal, state, local or non-U.S. Tax Law. Notwithstanding the foregoing, prior to making any such deduction or withholding from any payment to a Seller (other than withholding as a result of any failure to deliver the forms required by Section 2.1(a)(iii) or on compensatory amounts), Buyers shall use commercially reasonable efforts to (x) give such Seller reasonable advance notice of any such anticipated deduction or withholding and (y) cooperate with such Seller in good faith in such Seller’s efforts to reduce any amounts that would otherwise be required to be deducted and withheld as allowed by Law. Any amounts so deducted and withheld and remitted to the appropriate Governmental Entity shall be treated for all purposes of this Agreement as having been paid to the applicable payee in respect of which such deduction and withholding was made. Notwithstanding anything in this Agreement to the contrary, any amounts payable pursuant to this Agreement that constitute compensation for services of an employee of an Acquired Entity for U.S. federal income Tax purposes shall be paid (and any applicable withholding shall be managed) through the Acquired Entity’s ordinary payroll procedures.

ARTICLE III.
REPRESENTATIONS AND WARRANTIES REGARDING THE ACQUIRED ENTITIES

As a material inducement to Buyers to execute and perform its obligations under this Agreement, each of the Sellers, jointly and severally, makes the following representations and warranties to Buyers (subject to such exceptions as are set forth in the Disclosure Schedule and delivered herewith by the Sellers to Buyers with schedules and references qualifying the section or subsection they reference), and agree and acknowledge that Buyers has relied on the representations and warranties contained in this Article III, and each of which shall survive the Closing as herein set forth.

Section 3.1            Due Organization and Good Standing. Each Acquired Entity has been duly organized or formed and is validly existing. Except as would not have a Material Adverse Effect, each Acquired Entity is in good standing under the Laws of the jurisdiction of its organization or formation, and has all requisite Entity power and authority to own, lease and operate its properties and assets and to conduct the Business in the manner in which the Business is currently being and has been conducted. Each Acquired Entity is duly qualified to do business as a foreign Entity, and is in good standing, under the Laws of the jurisdictions where the nature of the Business or the character of its owned and leased properties and assets requires such qualification, except where the failure to be so qualified would not result in a Material Adverse Effect.

Section 3.2            Title; Capitalization; Subsidiaries.

(a)           The Purchased Interests are the only outstanding Equity Interests in the Company. Sellers own of record the Purchased Interests, free and clear of any Lien, and except for Sellers, no Person owns of record any Equity Interests in the Company. Other than as set forth in the Organizational Documents of the Company, there are no voting trusts, proxies or other Contracts, arrangements or understandings with respect to the holding, voting or transfer of the Purchased Interests, and the Purchased Interests are not subject to any right of first offer, right of first refusal, drag-along right, tag-along right or other right contingent upon, or exercisable in connection with, any sale, transfer or other disposition of the Purchased Interests. All of the Purchased Interests have been duly authorized and validly issued, are fully paid and nonassessable and are free of any purchase option, call option, right of first refusal, first offer, co-sale or participation, preemptive right, subscription right or any similar right.

(b)          Section 3.2(b) of the Disclosure Schedule lists each of the Company’s Subsidiaries, including its jurisdiction of formation or organization, issued and outstanding Equity Interests, and each record holder of its issued and outstanding Equity Interests. Except for the Equity Interests in the Company’s Subsidiaries, no Acquired Entity owns of record or beneficially owns any Equity Interest in any Person. All of the outstanding Equity Interests in each of the Company’s Subsidiaries have been duly authorized and validly issued, are fully paid and nonassessable and are free of any purchase option, call option, right of first refusal, first offer, co-sale or participation, preemptive right, subscription right or any similar right.

Section 3.3            Authority; Binding Nature of Agreement. The Company has the requisite power and authority to enter into, and to perform its covenants and agreements under, each Other Transaction Agreement to which the Company is or shall be a party and to consummate the transactions contemplated by each Other Transaction Agreement to which the Company is or shall be a party. The execution, delivery and performance by the Company of each Other Transaction Agreement to which the Company is or shall be a party and the consummation by the Company of the transactions contemplated by each Other Transaction Agreement to which the Company is or shall be a party have been duly and validly authorized by all necessary Entity action on the part of the Company, and no other Entity proceedings on the part of the Company are necessary to authorize each Other Transaction Agreement to which the Company is or shall be a party, the performance by the Company of its covenants and agreements under each Other Transaction Agreement to which the Company is or shall be a party or the consummation of the transactions contemplated by each Other Transaction Agreement to which the Company is or shall be a party. Each Other Transaction Agreement to which the Company is or shall be a party has been or shall be, as applicable, duly and validly executed and delivered on behalf of the Company and, assuming the due authorization, execution and delivery of each Other Transaction Agreement to which the Company is or shall be a party by a Buyer, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to (a) Laws of general application related to bankruptcy, insolvency, reorganization, moratorium and other Laws affecting creditors’ rights generally, and (b) rules of Law governing specific performance, injunctive relief and other equitable remedies (such Laws and rules of Law, the “Bankruptcy and Equity Exceptions”).

Section 3.4            Noncontravention; Consents.

(a)           Except as set forth on Section 3.4(a) of the Disclosure Schedule, the execution, delivery and performance of this Agreement, and each Other Transaction Agreement to which the Company or any Seller is or shall be a party, by the Company and Seller and the consummation by the Company and Sellers of the transactions contemplated hereby and by each Other Transaction Agreement to which the Company or any Seller is or shall be a party does not and shall not (i) contravene, conflict with or result in any violation or breach of any Organizational Document of any Acquired Entity, (ii) subject to making or obtaining, as applicable, the Consents and Filings in Section 3.4(a) of the Disclosure Schedule, contravene, conflict with or result in any violation or breach of any Law or (iii) require any consent, approval or Permit of (each, a “Consent”), or any notice to or filing with (each, a “Filing”), any Person with respect to, result in any breach or violation of or constitute a default (or an event which with or without notice or lapse of time or both would become a default) or result in the loss of a benefit or result in the imposition of an obligation under, give rise to any right of termination, cancellation, amendment or acceleration of, or of any right or obligation of any Acquired Entity under, or result in the creation of a Lien on any asset of any Acquired Entity under, any (A) Material Contract or (B) Permit held by any Acquired Entity or pursuant to which any Acquired Entity or its properties or assets is subject.

(b)          None of the Sellers or the Acquired Entities is required to make any Filing with or to, or to obtain any Consent from, any Governmental Entity prior to or at the Closing in connection with the execution and delivery of this Agreement, or any Other Transaction Agreement to which any Seller is or shall be a party, by the Sellers or the performance and consummation by the Sellers of the transactions contemplated hereby or by any Other Transaction Agreement to which any Seller is or shall be a party, except for the Filings and Consents listed in Section 3.4(b) of the Disclosure Schedule (the “Specified Filings and Specified Consents”).

Section 3.5            Financial Statements; Undisclosed Liabilities.

(a)           Section 3.5(a) of the Disclosure Schedule includes (i) the unaudited combined balance sheet of the Company and its Subsidiaries as of March 31, 2024 (the “Latest Balance Sheet”), and the related unaudited combined statement of operations for the three (3) month period then ended, and (ii) the unaudited combined balance sheet of the Company and its Subsidiaries as of December 31, 2023, December 31, 2022 and December 31, 2021, and the related unaudited combined statement of operations for the twelve (12) month period then ended (such financial statements referred to in the foregoing clauses (i) and (ii), the “Financial Statements”). Except as set forth on Section 3.5(a) of the Disclosure Schedule, the Financial Statements were (i) prepared from the books and records of the Company and its Subsidiaries, (ii) fairly present, in all material respects, the combined financial position of the Company and its Subsidiaries as at the respective dates thereof and the combined results of operations and cash flows of the Company and its Subsidiaries for the respective periods covered thereby, and (iii) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered (subject to the absence of footnotes or, in the case of unaudited statements, normal year-end adjustments).

(b)          The books of account and financial records of the Acquired Entities are true and correct in all material respects and have been prepared and are maintained on a consistent basis throughout the period involved. The Acquired Entities have not made any changes in their accounting practice since the date of the Latest Balance Sheet. The Acquired Entities maintain a standard system of accounting established and administered on a consistent basis.

(c)           Except as set forth on Section 3.5(c) of the Disclosure Schedule, no Acquired Entity has any Liabilities that would be required to be reflected on a balance sheet prepared in accordance with GAAP other than (i) Liabilities disclosed in the Latest Balance Sheet, (ii) Liabilities incurred in the Ordinary Course of Business after the Latest Balance Sheet or (iii) executory obligations under any Contracts entered into in the Ordinary Course of Business.

(d)          The accounts receivable of the Acquired Entities are valid and enforceable claims, and are subject to no set-off or counterclaim. Since the date of the Latest Balance Sheet, each Acquired Entity has collected its accounts receivable in the Ordinary Course of Business and has not accelerated any such collections.

(e)           Section 3.5(e) of the Disclosure Schedule lists all Indebtedness for borrowed money of the Acquired Entities, if any.

(f)           Except as set forth on Section 3.5(f) of the Disclosure Schedule, there is no property or obligation of any Acquired Entity, including uncashed checks to vendors, customers or employees, non-refunded overpayments or credits, that is escheatable or payable to any state or municipality under any applicable escheatment or unclaimed property Laws.

Section 3.6            Absence of Certain Changes. Since the date of the Latest Balance Sheet, (a) there has not occurred a Material Adverse Effect and (b) except as set forth on Section 3.6 of the Disclosure Schedule or except in connection with the transactions contemplated hereby, the Acquired Entities have conducted the Business in the Ordinary Course of Business, except as would not result in a Material Adverse Effect. Without limiting the generality of the foregoing, since the date of the Latest Balance Sheet to the date hereof, there has not been with respect to any Acquired Entity any act or omission that would have been prohibited or otherwise restricted under Section 6.1 had such act or omission been taken during the period between the date hereof and the Closing Date.

Section 3.7            IP Rights.

(a)           Each Acquired Entity owns, or has valid rights to use, free and clear of any Lien (except for any Permitted Lien) all Business IP Rights necessary for the conduct of the Business in the Ordinary Course of Business. All Business IP Rights are valid, subsisting, enforceable and in full force and effect. None of the Business IP Rights are subject to any Contract obligation that restricts any Acquired Entity’s rights to exploit, enforce or defend any Business IP Rights in any material respect. Except as would not be material to the Acquired Entities taken as a whole, each of the Acquired Entities has taken all commercially reasonable steps to obtain, maintain, and protect the Business IP Rights, including, where appropriate, registering Business IP Rights. Following the Closing, Buyers will be permitted to cause to be exercised all of the rights of the Acquired Entities under the Business IP Rights to the same extent the Acquired Entities would have been able had the transactions contemplated by this Agreement not occurred.

(b)          Section 3.7(b) of the Disclosure Schedule lists all (i) issued patents and patent applications (published or unpublished), (ii) trademark registrations and applications, (iii) domain names, and (iv) copyright registrations and applications, in each case which are included in the Business IP Rights (“Registered Business IP Rights”). All Registered Business IP Rights are currently applied for, registered, or held in the name of the applicable Acquired Entity. All filings, payments and other actions required to be made or taken to obtain, perfect or maintain in full force and effect each item of Business Registered IP Rights have been made or taken by the applicable deadline and otherwise in accordance with all applicable Laws.

(c)           The conduct of the Business, as currently conducted and as has been conducted within the past five (5) years, does not infringe, misappropriate or otherwise violate, and has not infringed, misappropriated or otherwise violated, any IP Rights owned by any other Person and to the Company’s Knowledge, no Person is or has been within the past five (5) years, infringing, misappropriating or otherwise violating any Business IP Rights. No Claim is pending or, to the Company’s Knowledge, has been threatened in writing within the past five (5) years, (A) against any Acquired Entity that is based upon any Claim that such Acquired Entity is or was infringing, misappropriating or otherwise violating any IP Rights owned by any other Person or challenging the scope, validity, enforceability or ownership of, or the right to use, any Business IP Rights or (B) by any Acquired Entity against any other Person that is or was based upon any Claim that another Person is infringing, misappropriating or otherwise violating any Business IP Rights, or challenging the scope, validity, enforceability or ownership of, or the right to use, any IP Rights of any other Person.

(d)          Except as would not be material to the Acquired Entities, each current and former employee and contractor of Parent or any of its Subsidiaries who has created Business IP Rights for an Acquired Entity has executed a written agreement assigning to an Acquired Entity any and all of such person’s right, title and interest in any Business IP Rights that were created, developed, reduced to practice, contributed to, modified or improved by such Person in connection with services to an Acquired Entity, to the extent such rights do not automatically vest in such Acquired Entity under applicable Law. No current or former equity holder, partner, director, officer or employee of Parent or any of its Subsidiaries owns, licenses to an Acquired Entity or retains any rights, title or interest in or to any Business IP Rights.

(e)           Each Acquired Entity takes and has taken reasonable steps designed to protect and maintain the status of the confidentiality of material confidential IP Rights (including all Trade Secrets) owned by or disclosed in confidence to such Acquired Entity. To the Company’s Knowledge, there has not been any unauthorized disclosure of or unauthorized access to any material confidential IP Rights (including any Trade Secret) of any of the Acquired Entities.

Section 3.8            Privacy; Information Technology; Cybersecurity.

(a)           Each Acquired Entity takes steps, to the extent required by applicable Privacy Laws, that are designed to (i) identify actual and potential security threats and vulnerabilities to the Business IT Systems, (ii) protect, preserve, maintain and secure the confidentiality, availability, performance, security, operation, and integrity of the Business IT Systems (and all Software, information and data stored or contained thereon), including to secure the Business IT Systems from unauthorized access or use by any Person, and ensure the continued, uninterrupted and error-free operation of the Business IT Systems, (iii) ensure that all Personal Information created, received, maintained, transmitted, collected, stored, used, disclosed, transferred or otherwise processed by the any Acquired Entity is protected against unauthorized access, use, modification, transmission, destruction, disclosure or other misuse, and (iv) comply with all Privacy/Cybersecurity Obligations.

(b)          During the last five (5) years, there have been no (i) material security incidents or Breaches in any Business IT Systems, or (ii) unresolved disruptions in such Business IT Systems (or with respect to third-party systems only, to the Company’s Knowledge) that adversely affected such Acquired Entity’s businesses or operations. No Software included in the Business IT Systems or Business IP Rights contains any virus or other device or feature designed to disrupt, disable or otherwise impair the functioning of any such Business IT System or Software or any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device” or other code or routines that permit unauthorized access or use of any of the Business IT Systems, Software or data, or the unauthorized disablement or erasure of Software or data. Each Acquired Entity has evaluated its disaster recovery and backup needs and has implemented plans and systems to address its assessment of risk.

(c)           During the last five (5) years, no Acquired Entity has (i) suffered any material violation of Privacy/Cybersecurity Obligations, (ii) received any written complaint or other written communication (or to the Company’s Knowledge, oral complaint or communication) from any Person (including any Governmental Entity), or been subject to any Claim, alleging any violation of applicable Privacy/Cybersecurity Obligations, or (iii) been required or voluntarily chosen to provide any notices to any Governmental Entity (including the Office for Civil Rights of the Department of Health and Human Services) or other Person in connection with a disclosure of Personal Information. None of the Acquired Entities’ publicly facing statements or notices regarding its collection and treatment of Personal Information are misleading or deceptive, and the Acquired Entities have used commercially reasonable efforts to provide such statements or notices to all required Persons as required by applicable Privacy/Cybersecurity Obligations; and (iv) to the Company’s Knowledge, knowledge of facts or allegations exist that may reasonably lead to any of the instances identified in (i) through (iii) above.

Section 3.9            Title to Assets; Real Property.

(a)           The Acquired Entities own good and valid title to, or hold pursuant to valid leases, all of the material tangible personal property purported to be owned or licensed by such Acquired Entity (except for such personal property sold or disposed of in the Ordinary Course of Business) free and clear of any Lien (except for any Permitted Lien).

(b)          No Acquired Entity owns or leases any real property.

Section 3.10          Material Contracts.

(a)            Section 3.10(a) of the Disclosure Schedule lists each Contract described below (the Contracts required to be listed on Section 3.10(a) of the Disclosure Schedule, each a “Material Contract”) to which any Acquired Entity is a party or by which any Acquired Entity or its assets or properties is bound:

(i)            any Contract related to Indebtedness for borrowed money or any obligation to purchase, redeem, retire or otherwise acquire for value any Equity Interests;

(ii)            any Contract related to an acquisition, divestiture, merger or similar transaction that includes representations, covenants, indemnities or other obligations (including payment, indemnification, “earnout” or other contingent obligations) that are in effect on the date hereof;

(iii)          any Contract, except for a Contract related to an acquisition subject to Section 3.10(a)(ii), that obligates any Acquired Entity to make any capital commitment or capital expenditure (including pursuant to any joint venture) in excess of $50,000;

(iv)          any Contract with any covenant limiting or prohibiting the right of any Acquired Entity (A) to engage in any line of business or conduct business in any geographic area, (B) to distribute or offer any products or services, (C) to solicit any employees, customers or suppliers of any other Person, or (D) to compete with any other Person in any line of business or in any geographic area;

(v)           any Contract that grants any right of first refusal, right of first offer or similar right with respect to any assets, rights or properties of any Acquired Entity;

(vi)          any Contract relating to Equity Interests in any business or enterprise, including investments in any joint venture, strategic alliance, or partnership agreements (excluding, for the avoidance of doubt, any management agreements or participating provider agreements);

(vii)         any Contract with any Government Program pursuant to which an Acquired Entity has ongoing material obligations;

(viii)        any Contract pursuant to which any Acquired Entity (A) has granted or agreed to assign or transfer to any other Person any right, title or interest to any material IP Rights (including any license agreements, coexistence agreements and covenants not to sue) or (B) has received or agreed to receive from any other Person any license in or to any material IP Rights, excluding (1) Contracts concerning commercially available shrink-wrap, online or off-the-shelf software, (2) Contracts for the assignment of IP Rights from employees or independent contractors in the Ordinary Course of Business, (3) rights granted under non-disclosure agreements, and (4) license grants incidental to the provision of products or services to the Acquired Entities or by the Acquired Entities to any customers;

(ix)           any Contract relating to any settlement or related Claims with outstanding performance obligations (other than with respect to confidentiality);

(x)            any Contract that is a Related-Party Transaction;

(xi)           any Contract related to leases of equipment, vehicles or other personal property that, in each case, involves annual payments by any Acquired Entity in excess of $75,000 in any fiscal year;

(xii)          any Contract with a Key Vendor, Key Customer or Key Third-Party Payor;

(xiii)         any Contract that constitutes a Provider Participation Agreement that covers more than seven hundred and fifty hundred (750) lives (each, a “Key Provider”);

(xiv)         any Contract for the employment or engagement of any officer, individual employee, or other individual on a full-time, part-time, consulting, independent contractor or other basis that cannot be terminated upon 30 days’ notice or less or without penalty, and any other Contract providing for severance or other termination payments or change of control payments or benefits; and

(xv)         any Contract that contains (i) “most favored nation” or equivalent preferential pricing terms for the benefit of any Person (other than an Acquired Entity), or (ii) a grant of “exclusivity” or agreement to deal exclusively with, or a grant of exclusive rights or rights of first refusal to, any Person that restricts an Acquired Entity other than any agreement with CMS or a Government Program.

(b)          Except as disclosed on Section 3.10(b) of the Disclosure Schedule, the Acquired Entities have made available to Buyers true and complete copies of each Material Contract, together with all amendments and other changes thereto (all of which are disclosed on Section 3.10(a) of the Disclosure Schedule).

(c)           Except as disclosed on Section 3.10(c) of the Disclosure Schedule: (i) no Material Contract has been terminated or, to the Company’s Knowledge, is in a default or breached by the other party thereto, (ii) no Acquired Entity is in default under, or in breach of, any Material Contract, and, to the Company’s Knowledge, no event or condition has occurred or arisen which with the passage of time or the giving of notice or both would result in a default or breach thereunder and (iii) each Material Contract is in full force and effect, is the legal, valid and binding obligation of the Acquired Entity party thereto, and (A) to the Company’s Knowledge, the other parties thereto, enforceable against each of them in accordance with its terms, subject to the Bankruptcy and Equity Exceptions and (B), to the Company’s Knowledge as of the date hereof, will continue as such following the consummation of the transactions contemplated hereby. No Acquired Entity has received any written or, to the Company’s Knowledge, oral notice of the intention of any other party to a Material Contract to terminate any Material Contract prior to the expiration of the term (including renewal terms) thereof, or to amend the material terms of any Material Contract outside of the ordinary course of business consistent with past practice.

Section 3.11          Compliance with Laws; Permits.

(a)           Each Acquired Entity is in material compliance with all applicable Laws. Except as set forth on Section 3.11 of the Disclosure Schedule, within the last five (5) years, no Acquired Entity has received written or, to the Company’s Knowledge, oral notice from any Governmental Entity asserting that any Acquired Entity is not in compliance with any applicable Law.

(b)          Each Acquired Entity holds all Permits necessary for the lawful conduct of the Business as it is currently being conducted. Such Permits are listed on Section 3.11(b) of the Disclosure Schedule and are valid and in full force and effect. Each Acquired Entity is in compliance in all material respects with the terms and requirements of such Permits, and no Acquired Entity is in default or violation of any term, condition or provision of any such Permit. During the last five (5) years, no Acquired Entity has received any written or, to the Company’s Knowledge, oral notice from any Governmental Entity (i) asserting any material violation of any term or requirement of any such Permit, (ii) notifying any Acquired Entity of the revocation or withdrawal of any such Permit or (iii) imposing any material condition, limitation, modification or amendment on any such Permit, in each case that has not been cured or waived.

Section 3.12          Claims; Orders. Except as set forth on Section 3.12 of the Disclosure Schedule, during the last five (5) years, there is no Claim pending or, to the Company’s Knowledge, threatened against any Acquired Entity and, to the Company’s Knowledge, no facts or circumstances exist which would reasonably be expected to give rise to a Claim against any Acquired Entity. There is no Order outstanding against any Acquired Entity or to which any Acquired Entity is subject other than Orders of general applicability and, to the Company’s Knowledge, no facts or circumstances exist that would lead to an Order (other than an Order of general applicability) against any Acquired Entity or to which any Acquired Entity would be subject. During the last five (5) years, no Acquired Entity has entered into nor is nor has been otherwise subject to any agreement, settlement, corporate integrity agreement or Order (other than Orders of general applicability) with any Governmental Entity related to any actual or alleged noncompliance or violation of any applicable Law, nor, to the Company’s Knowledge, do any facts or circumstances exist that would require any Acquired Entity to be subject to any such agreement, settlement, corporate integrity agreement or Order (other than an Order of general applicability).

Section 3.13          Tax Matters.

(a)           All income Tax Returns, and all other material Tax Returns, required by Law to be filed by the Acquired Entities or in connection with the ownership of the Acquired Entities have been timely filed, and all such filed Tax Returns are true, correct and complete in all material respects. The amount of the Acquired Entities’ Liability for unpaid Taxes as of the date of the Latest Balance Sheet does not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes established to reflect timing differences between accounting and tax income) reflected on the Latest Balance Sheet. The amount of the Acquired Entities’ Liability for unpaid Taxes for all periods following the date of the Latest Balance Sheet shall not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes established to reflect timing differences between accounting and tax income) as adjusted for the passage of time in accordance with the past custom and practice of the applicable Acquired Entity in filing its Tax Returns. Since the date of the Latest Balance Sheet, no Acquired Entity has incurred any material liability for Taxes outside the Ordinary Course of Business consistent with past custom and practice. For U.S. federal income Tax purposes, each of GTPA and HPN (and each other Acquired Entity that is not disregarded as an entity separate from its sole owner for U.S. federal income Tax purposes) uses the accrual method of accounting and uses the twelve-month period ending December 31 for its taxable year.

(b)           All material amounts of Taxes due and payable by or with respect to the Acquired Entities or in connection with the ownership of the Acquired Entities, whether or not shown to be due on any Tax Return, have been timely paid in full. No Acquired Entity currently is the beneficiary of any extension of time within which to file any Tax Return, other than extensions acquired in the Ordinary Course of Business prior to the original due date of the relevant Tax Return.

(c)           All material amounts of Taxes that any Acquired Entity is or was required to withhold or collect have been withheld or collected and, to the extent required by Law, have been paid to the appropriate Governmental Entity, and the Acquired Entities have complied in all material respects with the Tax reporting requirements related thereto.

(d)          Since its date of formation, CHS has been classified as an entity disregarded as separate from its sole owner for U.S. federal income tax purposes, and CHS is currently disregarded as an entity separate from UAC for U.S. federal income tax purposes. For U.S. federal income Tax purposes, UAC has been classified as a C corporation since its formation. Other than as set forth on Section 3.13(d)(i) of the Disclosure Schedule, each of GTPA and HPN has been treated as a property and casualty insurance company (filing IRS Form 1120-PC) for U.S. federal and applicable state and local income Tax purposes since its date of formation. Other than as set forth on Section 3.13(d)(ii) of the Disclosure Schedule, each Subsidiary of CHS has been treated as an entity disregarded as separate from its owner for U.S. federal income tax purposes since its formation.

(e)           There are no currently outstanding deficiencies with respect to Taxes that have been asserted or assessed by any Taxing Authority against any Acquired Entity or any Seller (or any Affiliate of any Seller) in respect of any Acquired Entity, and no claim has been made by a Taxing Authority in a jurisdiction where Tax Returns are not filed or Taxes are not paid by or with respect to any Acquired Entity that a Tax Return in respect of such Acquired Entity may be required to be filed or that Taxes in respect of such Acquired Entity may be required to be paid in such jurisdiction.

(f)           There is no Claim or written request for information ongoing, pending, asserted or threatened in writing by a Governmental Entity against or with respect to any Acquired Entity in respect of any Tax or Tax Return. No Acquired Entity (or Affiliate of an Acquired Entity in respect of such Acquired Entity) has been the subject of an audit by a Taxing Authority since January 1, 2020.

(g)          No Acquired Entity is a party to, is bound by or has any obligation under any Tax Sharing Agreement. No Acquired Entity is a party to any joint venture, partnership or other arrangement that is treated as a partnership for U.S. federal (or applicable state, local or non-U.S,) income tax purposes, other than with respect to an Acquired Entity that is treated as a partnership for U.S. federal income Tax purposes.

(h)          No closing agreements (as described in Section 7121 of the Code or any corresponding, analogous or similar provision of state, local or non-U.S. Law), private letter rulings, technical advice memoranda or similar agreements or rulings have been entered into or requested by any Acquired Entity.

(i)            Except as set forth on Section 3.13(i) of the Disclosure Schedule, no Acquired Entity is or has been a party to any “listed transaction” as defined in Treasury Regulations Section 1.6011-4(b)(2).

(j)            There are no Liens with respect to Taxes (except for any Permitted Lien) upon any of the assets or properties of any Acquired Entity.

(k)           There are no currently outstanding agreements, consents or waivers to extend any statute of limitations relating to any Taxes or Tax Returns of any Acquired Entity, and no Acquired Entity is subject to any extension of time with respect to a Tax deficiency or assessment.

(l)            No Acquired Entity has been a member of an affiliated, consolidated, combined, unitary or similar group that has elected, or is required, to file Tax Returns or pay Taxes on a joint or group basis (other than any such group of which any Seller is or was also a member), and no Acquired Entity is liable for Taxes of any other Person (other than a Seller or an Acquired Entity) as a result of successor or transferee liability, joint or several liability (including pursuant to Treasury Regulations Section 1.1502-6 or any similar provision of state, local or non-U.S. Law), under any Contract, or otherwise.

(m)          None of the assets of the Acquired Entities is subject to any “Section 467 rental agreement” within the meaning of Section 467(d) of the Code or Treasury Regulations Section 1.467-1(c). No Acquired Entity is subject to any currently effective order, judgment, ruling or decree of any court or Governmental Entity with respect to any Tax.

(n)          Neither the Acquired Entities nor the ultimate taxpayer with respect to the Acquired Entities’ income after the Closing will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date, as a result of any (i) change in method of accounting (including under Section 481 of the Code (or any corresponding provision of state, local or non-U.S. income Tax Law)) that went into effect prior to the Closing, (ii) use of an improper method or the cash method of accounting for a Pre-Closing Tax Period, (iii) intercompany transaction or excess loss account described in Section 1.1502-19 of the Treasury Regulations (or any similar adjustments under any provision of the Code or the corresponding state, local or non-U.S. Tax Law) related to a transaction that occurred on or prior to the Closing Date, (iv) “closing agreement” as described in Section 7121 of the Code (or any similar or corresponding provision under state, local or non-U.S. Tax Law) entered into prior to the Closing, (v) installment sale or open transaction disposition made on or prior to the Closing Date, (vi) debt instrument held by an Acquired Entity on or before the Closing Date that was acquired with “original issue discount” as defined in Section 1273(a) of the Code or subject to the rules set forth in Section 1276 of the Code, or (vii) prepaid amount or deferred revenue received or accrued on or prior to the Closing Date. No Acquired Entity has agreed to make, nor is any Acquired Entity required to make, any adjustment under Code Section 263A or any comparable provision of state, local or foreign Tax Law by reason of a change in accounting method or otherwise. No Acquired Entity has ever been subject to adjustment under Section 482 of the Code (including any similar provision of state, local, or non-U.S. Tax Law). No Acquired Entity has any “long-term contracts” that are subject to a method of accounting provided for in Section 460 of the Code or has any deferred income pursuant to IRS Revenue Procedure 2004-34, Treasury Regulation Section 1.451-5, Section 455 of the Code, or Section 456 of the Code (or any corresponding provision of state or local Tax Law).

(o)          No Acquired Entity has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(l)(A) of the Code), distributed stock of another Person, nor has it had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code Section 355 or Section 361 of the Code.

(p)          The Acquired Entities have made available to Buyers all documentation relating to any applicable Tax holidays or incentives that derive from any agreement between an Acquired Entity and the applicable Taxing Authority, and the Acquired Entities are in material compliance with the requirements for any such Tax holidays or incentives.

(q)          No Acquired Entity has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code. None of the outstanding equity securities of any Acquired Entity constitutes “restricted equity” (i.e., equity that is subject to a risk of forfeiture) for purposes of the Code with respect to which an election under Section 83(b) of the Code has not been timely made. No Acquired Entity has ever owned any interest in any controlled foreign corporation (as defined in Section 957 of the Code) or passive foreign investment company (as defined in Section 1297 of the Code).

(r)           None of the Tax attributes (including net operating loss carry-forwards and general business Tax credits) of GTPA or HPN is limited by Sections 269, 382, 383, 384 or 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax Law) as of immediately prior to the Closing Date.

(s)           All related party transactions involving any Acquired Entity were at arm’s length in compliance in all material respects with Section 482 of the Code and the Treasury Regulations promulgated thereunder and any similar provision of applicable Law.

(t)           No Acquired Entity has deferred any obligation to pay Taxes pursuant to Section 2302 of the CARES Act (or any corresponding or similar provision of Law) or in connection with IRS Notice 2020-65, as modified by the Section 274 of Division N of the CCA, in each case, that has not been fully paid. No Acquired Entity has claimed or received any credits under Sections 7001 through 7005 of the FFCRA, Section 2301 of the CARES Act (as modified by Section 206 of Division EE of the CCA) or Section 303 of Division EE of the CCA.

(u)          Each Acquired Entity (i) is and has at all times been a resident of the United States for Tax purposes and is not and has not at any time been treated as a resident in any other country for any Tax purpose (including any arrangement for the avoidance of double Taxation), (ii) is not (and has never been) subject to Tax in any country other than the United States by virtue of having a permanent establishment or place of business in that jurisdiction and (iii) does not (nor has ever) engaged in a trade or business in any country other than in the United States.

(v)          There is no outstanding power of attorney authorizing anyone to act on behalf of any Acquired Entity in connection with a Tax Liability, Tax Return, or Tax proceeding that will be in effect after the Closing.

(w)          The Acquired Entities have made available to Buyers correct and complete copies of all income and other material Tax Returns, examination reports, and statements of deficiencies assessed against, agreed to, or filed by or with respect to each Acquired Entity since January 1, 2020.

(x)            None of the assets of any Acquired Entity is (i) required to be treated as being owned by another Person pursuant to the so-called “safe harbor lease” provisions of former Section 168(f)(8) of the Internal Revenue Code of 1954, as amended, (ii) subject to Section 168(g)(1)(A) of the Code, or (iii) tax-exempt use property within the meaning of Section 168(h) of the Code.

(y)          Each Acquired Entity that is classified as a C corporation for U.S. federal income Tax purposes is a member of a “selling consolidated group” as such term is defined in Treasury Regulations Section 1.338(h)(10)-1(b)(2) and Parent is eligible to make valid elections under Section 338(h)(10) of the Code with respect to each such Acquired Entity.

(z)           A Seller (or its Affiliate) constitutes the “partnership representative” of each Acquired Entity that is classified as a partnership for income tax purposes (including each Relevant Partnership) and has the authority to prepare and file such Acquired Entity’s Tax Returns.

Section 3.14          Employee Benefit Plans.

(a)           Section 3.14(a) of the Disclosure Schedule includes a list of each material Business Benefit Plan and indicates which entity sponsors or maintains such Business Benefit Plan. No Business Benefit Plan is sponsored or maintained by an Acquired Entity. For each material Business Benefit Plan, the Acquired Entities have made available to Buyers, as applicable (i) a copy of the plan document (including all amendments thereto) with respect to such Business Benefit Plan or, with respect to Business Benefit Plans not in writing, a summary of the material terms of such Business Benefit Plan, (ii) the most recent summary plan description and all summaries of material modifications thereto, (iii) the three most recent annual reports (IRS Form 5500 series), (iv) with respect to each Business Benefit Plan intended to qualify under Section 401(a) of the Code, the most recent IRS determination, advisory or opinion letter, (v) the three most recent years’ nondiscrimination coverage testing reports; (vi) the three most recently prepared actuarial reports, financial statements, and trustee reports; and (vii) all non-routine, material, written correspondence with any Governmental Entity relating to such Business Benefit Plan.

(b)           Each Business Benefit Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and has received a favorable determination from the IRS stating that such Business Benefit Plan is so qualified or is a prototype plan to whose sponsor a favorable opinion or advisory letter has been issued by the IRS. To the Company’s Knowledge, there are no facts or circumstances that could be reasonably likely to result in a loss of the qualified status of any such Business Benefit Plan.

(c)           Each Business Benefit Plan has been established, operated, funded, and administered in all material respects in accordance with its terms and in material compliance with applicable Law, including ERISA and the Code. With respect to each Business Benefit Plan, there has not been any nonexempt prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) or material breaches of fiduciary duty or other material failures to act or comply in connection with the administration or investment of the assets of such Business Benefit Plan that would result in a material Liability to the Business.

(d)           None of the Acquired Entities nor any of their ERISA Affiliates maintains, sponsors, contributes to, or is required to contribute to, (or has in the past five (5) years maintained, sponsored, contributed to, or been required to contributed to) a “multiemployer plan” within the meaning of Section 3(37) or Section 4001(a)(3) of ERISA, a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA, a plan, program, agreement or arrangement that provides for post-termination medical or welfare benefits (other than health continuation coverage required by COBRA or similar Law for which the covered individual pays the full cost of coverage), a “multiple employer plan” as described in Section 413(c) of the Code, or a plan or arrangement subject to Section 302 or Title IV of ERISA or Section 412 of the Code.

(e)          Except for benefit Claims made in the Ordinary Course of Business, there are no material Claims that have been asserted, instituted or, to the Company’s Knowledge, threatened against any Business Benefit Plan or any of the Acquired Entities related to the operation of any Business Benefit Plan.

(f)           Except as set forth in Section 3.14(f) of the Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the Acquisition will, either alone or in combination with any other event, (i) entitle any current or former Business Employee or current or former officer or director (or the equivalent thereof) of any Acquired Entity to severance pay or any other similar termination payment from any Acquired Entity, (ii) accelerate the time of payment from any Acquired Entity, or accelerate vesting of any material compensation or benefits for any current or former Business Employee or current or former officer or director (or the equivalent thereof) of any Acquired Entity payable by any Acquired Entity, (iii) result in the forgiveness of any Indebtedness of any current or former Business Employee or current or former officer or director (or the equivalent thereof) of any Acquired Entity that is owed to any Acquired Entity or (iv) result in any amount of compensation failing to be deductible by reason of Section 280G of the Code. None of the Acquired Entities has any obligation to gross up, indemnify or otherwise reimburse any current or former Business Employee or current of former officer or director (or the equivalent thereof) of any Acquired Entity for any Tax incurred by such individual under Section 409A or 4999 of the Code.

(g)          Section 3.14(g) of the Disclosure Schedule lists each Business Employee as of the date hereof who holds Parent Equity Awards (as defined in Schedule 6.5) that, if such Business Employee becomes a Transferred Employee, shall become Replacement Awards (as defined in Schedule 6.5) in accordance with Schedule 6.5 and, in respect of each such Parent Equity Award held as of the date hereof, (i) the type of award and number of shares of Parent common stock related thereto, (ii) the date of grant and service-based vesting terms, (iii) date of retirement eligibility and (iv) exercise price (as applicable).

(h)          With respect to each Transferred Employee, each of the Acquired Entities and their ERISA Affiliates are, and during all relevant times have been, in compliance in all material respects with the applicable requirements of Section 4980B of the Code and any similar state Law.

(i)            No Business Benefit Plan is subject to the Laws of any jurisdiction outside of the United States.

Section 3.15          Labor Matters.

(a)           No Acquired Entity is party to, bound by or in the process of negotiating any Collective Bargaining Agreements; there are no Collective Bargaining Agreements in existence, or that are pending or being negotiated, that pertain to any of the Business Employees with respect to their employment with Sellers or their respective Affiliates (including the Acquired Entities); and no Business Employees are represented by any labor union, works council, trade union, labor organization or other employee representative body with respect to their employment with Parent or its Affiliates (including the Acquired Entities).

(b)          With respect to the Business Employees, no labor union, trade union, labor organization or group of employees or other employee representative body has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to the Company’s Knowledge, threatened to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority. To the Company’s Knowledge, there have been no union organizing activities with respect to the Business Employees.

(c)          During the last five (5) years, (i) there have been no actual or, to the Company’s Knowledge, threatened strikes, lockouts, slowdowns, work stoppages or similar material labor-related disputes (collectively, “Labor Disputes”) against or affecting any Acquired Entity, and no such Labor Disputes are pending, and (ii) none of the Acquired Entities has committed any unfair labor practice as defined in the National Labor Relations Act. Neither Parent nor its Affiliates with respect to the Business Employees (A) are in violation in any material respect of any Law pertaining to labor, employment or employment practices, including Laws regarding classification of workers as employees or independent contractors, classification of employees as exempt or non-exempt, pay equity, health and safety, wages and hours, labor relations, employment discrimination, harassment, disability rights or benefits, equal opportunity, immigration and work authorization, plant closures and layoffs, affirmative action, employee leave issues, unemployment insurance and workers’ compensation, and (B) during the last five (5) years, there has been no pending or, to the Company’s Knowledge, threatened Claim by any Business Employee against Parent or its Affiliates alleging a violation of any Law pertaining to labor, employment or employment practices.

(d)          Parent and its Affiliates with respect to the Business Employees (i) are not delinquent in payment of any amounts to, or on behalf of, any current or former independent contractors or employees performing services for the Business for any services, benefits or amounts required to be reimbursed or otherwise paid or provided, and (ii) are not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Entity with respect to unemployment compensation benefits, social security or other benefits or obligations for any current or former independent contractors or employees performing services for the Business, except for routine payments to be made in the Ordinary Course of Business.

(e)           The Acquired Entities are and have been in compliance in all material respects with all notice and other requirements under the WARN Act during the last five (5) years. In the five (5) years prior to the date hereof, none of the Acquired Entities have (i) effectuated a “plant closing” (as defined in the WARN Act), (ii) effectuated a “mass layoff” (as defined in the WARN Act) or (iii) undertaken any other similar action requiring notice under the WARN Act.

Section 3.16          Environmental Matters.

(a)           (i) Except as would not result in a Material Adverse Effect, each Acquired Entity is and has been in compliance with all applicable Environmental Laws, (ii) during the last five (5) years, none of the Acquired Entities has received any written notice from any Governmental Entity asserting that an Acquired Entity is in material violation of, or has any material Liability under, any applicable Environmental Law or Environmental Permit, and (iii) there is no material Environmental Claim pending or, to the Company’s Knowledge, threatened against any Acquired Entity.

(b)          Each Acquired Entity has obtained, maintained and complied in all material respects with all applicable Environmental Permits. None of the Acquired Entities has received any written notice from any Governmental Entity (and to the Company’s Knowledge, no Governmental Entity has threatened any notice) (i) asserting any material violation of any term or requirement of any such Environmental Permit, (ii) notifying an Acquired Entity of the revocation or withdrawal of any such Environmental Permit or (iii) imposing any condition, modification or amendment on any such Environmental Permit.

(c)           To the Company’s Knowledge, there has been no material Release or threatened Release of Hazardous Materials at any of the properties that are currently or formerly owned, leased, operated or used by any Acquired Entity or at any properties at which any Acquired Entity has assumed liability for any Release or threatened Release of Hazardous Materials or otherwise provided an indemnification for such liability, in each case, so as to create any material Liability for any Acquired Entity under any Environmental Law.

Section 3.17          Health Care Matters.

(a)           Each Acquired Entity is, and during the five (5)-year period prior to the date hereof has been, in material compliance with all Healthcare Laws in the respective jurisdictions where it operates the Business. Except as set forth on Section 3.17(a) of the Disclosure Schedule, in the last five (5) years, no Acquired Entity has received any written notice, or to the Company’s Knowledge any oral notice, from a Governmental Entity of any alleged material violation of, or any citation for material noncompliance with, any Healthcare Law, nor to the Company’s Knowledge do any facts or circumstances exist that would result in a violation of, or any citation for, noncompliance with any Healthcare Law.

(b)          Neither the Acquired Entities nor any of their respective directors (or the equivalent thereof), officers or employees (i) is debarred, suspended from or otherwise excluded from contracting with any Governmental Entity or from participation in any Government Program or subject to a pending Claim by any Governmental Entity that could reasonably be expected to result in such debarment, suspension or exclusion; (ii) has been convicted of any criminal offense relating to the delivery of any item or service under a Government Program; (iii) has been assessed a civil monetary penalty under Section 1128A of the Social Security Act; or (iv) has been a defendant in any qui tam or False Claims Act (31 U.S.C. §§ 3729-3733) litigation. To the Company’s Knowledge, no facts or allegations exist that may reasonably lead to any of the instances identified in (i) through (iv) above.

(c)           All claims submitted to any Third-Party Payor by, and the coding and billing practices, including without limitation coding and billing practices related to risk adjustment data, of, the Acquired Entities are and, for the last five (5) years, have been in material compliance with all applicable Healthcare Laws and Third-Party Payor contracts. Except for refunds to carriers and patients in the Ordinary Course of Business or those that, individually or in the aggregate, are not material to the Business, none of the Acquired Entities have in the last five (5) years billed or received any payment in excess of amounts allowed by any applicable Healthcare Law, contract or billing guideline. In the last five (5) years, none of the Acquired Entities have been the subject of any focused reviews or other audits with respect to noncompliance with any Government Program or other Third-Party Payor program, other than any such review or audit in the Ordinary Course of Business or that was not material to the Business. In the last five (5) years, (i) the Acquired Entities have made all material filings that they were required to file pursuant to any Healthcare Law, (ii) all such filings were correct and in compliance in all material respects with applicable Law when filed (or were timely corrected in or supplemented by a subsequent filing), and (iii) no material deficiencies have been asserted in writing to the Acquired Entities by any Governmental Entity related to any such filing.

(d)          During the five (5)-year period prior to the date hereof, none of the Acquired Entities have (i) been a defendant in any qui tam, False Claims Act or similar action; (ii) been served with or received any search warrant, subpoena, civil investigative demand or other written contact or notice from any Governmental Entity regarding any alleged or actual material violation of or material noncompliance with any Healthcare Laws; or (iii) except as set forth on Section 3.17(d)(iii) of the Disclosure Schedule, made any voluntary disclosure of non-compliance to the OIG, CMS, any Medicaid program or other Governmental Entity relating to any Government Program. To the Company’s Knowledge, no facts or allegations exist that may reasonably lead to any of the instances identified in (i) through (iii) above. During the five (5)-year period prior to the date hereof, none of the Acquired Entities (A) has entered into any written agreement or settlement with any Governmental Entity with respect to noncompliance with or violation of any Healthcare Laws; (B) is a party to a corporate integrity agreement with OIG or any similar agreement with any Governmental Entity; or (C) has reporting obligations pursuant to any settlement agreement or compliance programs, plans, or agreements entered into with the OIG or any Governmental Entity.

(e)           Except as set forth on Section 3.17(e) of the Disclosure Schedule, to the Company’s Knowledge, no Acquired Entity nor any of their respective officers, directors, managers, members, employees or independent contractors have submitted, or caused to be submitted, any claim for payment to any Third-Party Payor in relation to the Business, either governmental or non-governmental, in material violation of any Laws, including the federal False Claims Act, 31 U.S.C. §§ 3729-3733.

(f)           Each Acquired Entity is, and for the past five (5) years has been, in material compliance to the extent applicable, with all Privacy Laws governing the privacy, security, breach, integrity, accuracy, creation, transmission, receipt, maintenance, use, disclosure or other protection of individually identifiable information created, received, maintained, transmitted or destroyed by any Acquired Entity.

(g)          No Acquired Entity or, to the Company’s Knowledge, any of their Business Associates has experienced a Breach of Personal Information or any material security or privacy incidents in the last five (5) years not included on Section 3.17(g)(i) of the Disclosure Schedule that would require notification to any Governmental Entity or other Person under any Privacy Laws. No Acquired Entity has made, nor been required by Privacy Laws to make, any disclosures or other notification to any Person or Governmental Entity regarding use or disclosure of information in violation of Privacy Laws in the last five (5) years.

(h)          To the extent required by Privacy Laws, each Acquired Entity has posted to its website and each of its online sites and services, including all mobile applications, terms of use or service, a privacy policy, and a notice of privacy practices, which, as applicable, accurately reflects its practices concerning the collection, use and disclosure of Personal Information in such online sites, services and mobile applications. No Acquired Entity has supplied or provided access to Personal Information processed by it to a third party in exchange for remuneration or other monetary consideration in a manner that does not comply with Privacy Laws.

(i)            No Acquired Entity has received, in the past five (5) years, any written complaints from any Governmental Entity or other Person alleging a violation of Privacy Laws by the Acquired Entities, nor has any Acquired Entity received in the last five (5) years any written notice or complaint of, and there are no investigations or proceedings pending or, to the Company’s Knowledge, threatened with respect to any alleged Breach or violation of Privacy Laws by an Acquired Entity.

(j)            In connection with each third-party service provider of an Acquired Entity that is processing or otherwise using Personal Information collected, held or processed by or on behalf of any Acquired Entity, the Acquired Entity has, to the extent required by Privacy Laws, entered into written data processing terms or other agreements or Business Associate Agreements with any such third parties, which (i)  require such third-party service provider to comply with applicable Privacy Laws with respect to Personal Information and (ii) act only in accordance with the instructions of the Acquired Entity.

(k)           Except as set forth on Section 3.17(k) of the Disclosure Schedule, no Acquired Entity is subject to any Privacy Laws that, following the Closing, would prohibit any Acquired Entity from receiving or using Personal Information in the manner in which the applicable Acquired Entity receives and uses such Personal Information immediately prior to the Closing.

(l)            The organizational structure for the Acquired Entities does not violate any Laws in any material respect, including, without limitation, those relating to the corporate practice of medicine and fee splitting. There is no pending or, to the Company’s Knowledge, threatened litigation, proceeding (at law or in equity) or governmental, quasi-governmental or other investigation alleging that the organizational structure of any Acquired Entity’s conduct of its business violates any Laws in any material respect.

(m)          Except for as set forth on Section 3.17(m) of the Disclosure Schedule, each Acquired Entity maintains a written compliance program having the elements of an effective corporate compliance and ethics program consistent in all material respects with applicable Laws, compliance guidance published by the Office of Inspector General of the U.S. Department of Health and Human Services. Each Acquired Entity is and, has been for the last five (5) years been in material compliance with its compliance program (or Parent’s compliance program for CHS).

(n)          Each Acquired Entity is, and for the past five (5) years has been, in compliance in all material respects, with applicable Healthcare Laws governing applicable federal or state value-based care models in which such Acquired Entity participates (each a “Value-Based Model”), including, but not limited to, REACH ACO, MSSP and MDPCP.

(o)          Section 3.17(o) of the Disclosure Schedule contains a complete list of all arrangements involving an Acquired Entity that currently rely on protection under any MSSP or other fraud and abuse waivers recognized by CMS and/or OIG (the “Waiver Arrangements”) Each Waiver Arrangement materially complies with the requirements of the applicable fraud and abuse waiver and Healthcare Laws.

Section 3.18          Key Third-Party Payors, Key Customers and Key Vendors. Section 3.18 of the Disclosure Schedule lists (a) the twenty (20) largest suppliers and vendors of the Acquired Entities, measured by amounts paid by the Acquired Entities during the fiscal year ended December 31, 2023 (each, a “Key Vendor”), (b) each Third-Party Payor that is Contracted with an Acquired Entity that is not a Government Program (“Key Third-Party Payor”), and (c) the three (3) largest third-party customers of the Acquired Entities, measured by amounts received by the Acquired Entities during the fiscal year ended December 31, 2023 (each, a “Key Customer”). No Acquired Entity nor any Seller has received any written notice or, or to the Company’s Knowledge, oral indication from any Key Third-Party Payor or Key Customer to the effect that any Key Third-Party Payor or Key Customer will terminate, materially decrease the rate of or materially change the terms (whether related to payment, price or otherwise) with respect to, purchasing materials, products or services of any Acquired Entity (whether as a result of consummation of the transactions contemplated by this Agreement, the Other Transaction Agreements or otherwise). No Acquired Entity nor any Seller is involved in any material dispute with any Key Vendor, Key Third-Party Payor or Key Customer.

Section 3.19           International Trade Laws and Sanctions.

(a)            Except as would not result in a Material Adverse Effect, each Acquired Entity, each of its directors (or the equivalent thereof), officers and employees acting on its behalf and, to the Company’s Knowledge, each of its third-party Representatives acting on its behalf, is, and has been during the past five (5) years, in compliance with all International Trade Laws and Sanctions. During the past five (5) years, there has been no material Claim pending or, to the Company’s Knowledge, threatened against any of the Acquired Entities related to their compliance with International Trade Laws or Sanctions. During the past five (5) years, the Acquired Entities have held all material Permits required for the export, re-export, transfer or import of goods in accordance with the International Trade Laws and Sanctions.

(b)            Neither any of the Acquired Entities nor any of its directors (or the equivalent thereof), officers or employees is a Sanctioned Person or otherwise a Person with whom transactions are prohibited under any International Trade Laws or Sanctions. Neither any of the Acquired Entities nor, to the Company’s Knowledge, any of its directors (or the equivalent thereof), officers or employees acting on its behalf has been organized, operated or resided in, or had any transactions, business or financial dealings that benefited or involved, directly or indirectly, Burma (Myanmar), Cuba, Iran, North Korea, Sudan, Syria, the Crimea region of Ukraine or any other country, territory, region or Person subject to Sanctions.

Section 3.20           Anti-Money Laundering. The Acquired Entities are, and during the past five (5) years have been, in material compliance with all Anti-Money Laundering Laws. During the past five (5) years, there has been no material Claim pending or, to the Company’s Knowledge, threatened against any Acquired Entity or any director (or the equivalent thereof), officer or employee of any Acquired Entity in his or her capacity as such under any Anti-Money Laundering Law.

Section 3.21           Books and Records. The Acquired Entities have made available to Buyers the minute books of the Acquired Entities in its possession. The Sellers have made available to Buyers true, complete and correct copies of the Organizational Documents of each Acquired Entity, in each case, as amended through the date hereof.

Section 3.22           Related-Party Transactions.

(a)            Except as set forth on Section 3.22(a) of the Disclosure Schedule (i) no Related Person is a party to any Contract, commitment or transaction with any Acquired Entity or has any direct or indirect interest in any assets used by any Acquired Entity, (ii) no Related Person owes any amount to any Acquired Entity, (iii) no Acquired Entity owes any amount to any Related Person, and (iv) no Acquired Entity has committed to make any loan or extend or guarantee credit to or for the benefit of any Related Person (any Contract, commitment, transaction and Liabilities contemplated by the foregoing clauses (i)–(iv), a “Related-Party Transaction”). As used herein, “Related Person” means (i) any Seller, (ii) Parent, (iii) any Affiliate of any Seller or Parent (in each case, other than an Acquired Entity), or (iv) any Person in which any Person identified in the foregoing clauses (i)–(iii) owns any beneficial interest (other than an Acquired Entity).

(b)            Section 3.22(b) of the Disclosure Schedule sets forth (a) a description of the intercompany services provided to or on behalf of the Acquired Entities by or for any Related Person; (b) a list of tangible material assets that are used by the Acquired Entities but owned by any Related Person.

Section 3.23           Insurance. Section 3.23 of the Disclosure Schedule sets forth a true, correct and complete list of all of (a) each insurance policy maintained by Sellers or their Affiliates under which any Acquired Entity is a beneficiary or the Business is covered, (b) the coverage amounts thereof, (c) the scope of coverage thereunder and (d) a description of any self-insurance or co-insurance arrangements, including reserves. Each such policy is in full force and effect and all premiums are currently paid in accordance with the terms of such policy.

Section 3.24           Bank Accounts. Section 3.24 of the Disclosure Schedule sets forth a true, correct and complete list of (a) each bank, trust company and stock or other broker with which each Acquired Entity has an account, credit line or safe deposit box or vault, or otherwise maintains a relationship (collectively, the “Bank Accounts”), (b) all Persons authorized to draw on, or to have access to, each of the Bank Accounts, (c) all Persons authorized by proxies, powers of attorney or other like instruments to act on behalf of the Acquired Entities and (d) the account numbers for each of the Bank Accounts.

Section 3.25           Brokers. No broker, finder or investment banker (except for Guggenheim Securities, LLC) is entitled to any brokerage, finder’s or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of any Acquired Entity.

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF SELLERS

As a material inducement to Buyers to execute and perform its obligations under this Agreement, the Sellers, jointly and severally, make the following representations and warranties to Buyers (subject to such exceptions as are set forth in the Disclosure Schedule and delivered herewith by the Sellers to Buyers with schedules and references qualifying the section or subsection they reference), and agree and acknowledge that Buyers have relied on, among other things, the representations and warranties contained in this Article IV, each of which shall survive the Closing as herein set forth.

Section 4.1           Due Organization and Good Standing. Such Seller has been duly incorporated and is validly existing and in good standing under the Laws of the jurisdiction of its incorporation and, except as would not result in a Material Adverse Effect, has all requisite corporate power and authority to own, lease and operate its properties and assets and to conduct its businesses in the manner in which its businesses are currently being conducted.

Section 4.2           Title. Such Seller owns of record such Purchased Interests set forth opposite such Seller’s name in Section 4.2 of the Disclosure Schedule, free and clear of any Lien.

Section 4.3           Authority; Binding Nature of Agreement and Other Transaction Agreements. Such Seller has the requisite power and authority to enter into, and to perform its covenants and agreements under, this Agreement and each Other Transaction Agreement to which such Seller is or shall be a party and to consummate the Acquisition and the other transactions contemplated hereby and by each Other Transaction Agreement to which such Seller is or shall be a party. The execution, delivery and performance of this Agreement by such Seller and each Other Transaction Agreement to which such Seller is or shall be a party and the consummation by such Seller of the Acquisition and the other transactions contemplated hereby and by each Other Transaction Agreement to which such Seller is or shall be a party have been duly and validly authorized by all necessary corporate action on the part of such Seller, and no other corporate proceedings on the part of such Seller are necessary to authorize this Agreement or each Other Transaction Agreement to which such Seller is or shall be a party, the performance by such Seller of its covenants and agreements under this Agreement and each Other Transaction Agreement to which such Seller is or shall be a party or the consummation of the Acquisition or the other transactions contemplated hereby and by each Other Transaction Agreement to which such Seller is or shall be a party. This Agreement and each Other Transaction Agreement to which such Seller is or shall be a party has been or shall be, as applicable, duly and validly executed and delivered by or on behalf of such Seller and, assuming the due authorization, execution and delivery of this Agreement and each Other Transaction Agreement to which such Seller is or shall be a party by Buyers, constitutes a legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, subject to the Bankruptcy and Equity Exceptions.

Section 4.4           Noncontravention; Consents.

(a)            The execution, delivery and performance of this Agreement, and each Other Transaction Agreement to which such Seller is or shall be a party, by such Seller and the consummation by such Seller of the Acquisition and the other transactions contemplated hereby and by each Other Transaction Agreement to which such Seller is or shall be a party does not and shall not (i) if applicable, contravene, conflict with or result in any violation or breach of any Organizational Document of such Seller, (ii) subject to making or obtaining, as applicable, the Consents and Filings in Section 4.4(b) or such other Filings that may be made after the Closing, contravene, conflict with or result in any violation or breach of any Law or (iii) require any Consent of or Filing with or to any Third Party prior to or at the Closing with respect to, result in any breach or violation of or constitute a default (or an event which with or without notice or lapse of time or both would become a default) or result in the loss of a benefit or result in the imposition of an obligation under, give rise to any right of termination, cancellation, amendment or acceleration of, or of any right or obligation of such Seller under, or result in the creation of a Lien on any asset of such Seller under, any (A) Contract to which such Seller is a party or by which such Seller or its properties or assets are bound or (B) Permit held by such Seller or pursuant to which such Seller or its properties or assets is subject, except, in the case of the foregoing clauses (ii) and (iii), as would not result in a Material Adverse Effect.

(b)            Such Seller is not required to make any Filing with or to, or to obtain any Consent from, any Governmental Entity prior to or at the Closing in connection with the execution and delivery of this Agreement, or any Other Transaction Agreement to which such Seller is or shall be a party, by such Seller or the performance and consummation by such Seller of the transactions contemplated hereby or by any Other Transaction Agreement to which such Seller is or shall be a party, except for the Specified Filings and Specified Consents, and (iii) any Filing or Consent the failure of which to make or obtain would not result in a Material Adverse Effect.

Section 4.5           Claims; Orders. There are no Claims pending or, to the Knowledge of the Sellers, threatened against or affecting any Seller, at law or in equity, or before or by any Governmental Entity, and to the Knowledge of the Sellers, there is no basis for any of the foregoing, and none of the Sellers are subject to any outstanding Order, in each case, which would adversely affect the ability of such Seller to consummate in any material respect the transactions contemplated by this Agreement and the Other Transaction Agreements and perform all of its material obligations hereunder and thereunder.

Section 4.6           Brokers. No broker, finder or investment banker (except for Guggenheim Securities, LLC) is entitled to any brokerage, finder’s or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of such Seller.

ARTICLE V.
REPRESENTATIONS AND WARRANTIES OF BUYERS

Buyers represent and warrant to the Sellers as follows:

Section 5.1           Due Organization and Good Standing. Such Buyer has been duly incorporated and is validly existing and in good standing under the Laws of the jurisdiction of its incorporation and, except as would not result in a Buyer Material Adverse Effect, has all requisite Entity power and authority to own, lease and operate its properties and assets and to conduct its businesses in the manner in which its businesses are currently being conducted.

Section 5.2           Authority; Binding Nature of Agreement. Such Buyer has the requisite power and authority to enter into, and to perform its covenants and agreements under, this Agreement and each Other Transaction Agreement to which such Buyer is or shall be a party and to consummate the Acquisition and the other transactions contemplated hereby and by each Other Transaction Agreement to which such Buyer is or shall be a party. The execution, delivery and performance of this Agreement by such Buyer and each Other Transaction Agreement to which such Buyer is or shall be a party and the consummation by such Buyer of the Acquisition and the other transactions contemplated hereby and by each Other Transaction Agreement to which such Buyer is or shall be a party have been duly and validly authorized by all necessary Entity action on the part of such Buyer, and no other Entity proceedings on the part of such Buyer are necessary to authorize this Agreement or each Other Transaction Agreement to which such Buyer is or shall be a party, the performance by such Buyer of its covenants and agreements under this Agreement and each Other Transaction Agreement to which such Buyer is or shall be a party or the consummation of the Acquisition or the other transactions contemplated hereby and by each Other Transaction Agreement to which such Buyer is or shall be a party. This Agreement and each Other Transaction Agreement to which such Buyer is or shall be a party has been or shall be, as applicable, duly and validly executed and delivered on behalf of such Buyer and, assuming the due authorization, execution and delivery of this Agreement and each Other Transaction Agreement to which such Buyer is or shall be a party by the other parties thereto, constitutes a legal, valid and binding obligation of such Buyer, enforceable against such Buyer in accordance with its terms, subject to the Bankruptcy and Equity Exceptions.

Section 5.3           Noncontravention; Consents.

(a)            The execution, delivery and performance of this Agreement, and each Other Transaction Agreement to which such Buyer is or shall be a party, by such Buyer and the consummation by such Buyer of the Acquisition and the other transactions contemplated hereby and by each Other Transaction Agreement to which such Buyer is or shall be a party does not and shall not (i) contravene, conflict with or result in any violation or breach of any Organizational Document of such Buyer, (ii) subject to making or obtaining, as applicable, the Consents and Filings in Section 5.3(b) or such other Filings that may be made after the Closing, contravene, conflict with or result in any violation or breach of any Law or (iii) require any Consent of or Filing with or to any Third Party prior to or at the Closing with respect to, result in any breach or violation of or constitute a default (or an event which with or without notice or lapse of time or both would become a default) or result in the loss of a benefit or result in the imposition of an obligation under, give rise to any right of termination, cancellation, amendment or acceleration of, or of any right or obligation of such Buyer under, or result in the creation of a Lien on any asset of such Buyer under, any (A) Contract to which such Buyer is a party or by which such Buyer or its properties or assets are bound or (B) Permit held by such Buyer or pursuant to which such Buyer or its properties or assets is subject, except, in the case of the foregoing clauses (ii) and (iii), as would not result in a Buyer Material Adverse Effect.

(b)            Such Buyer is not required to make any Filing with or to, or to obtain any Consent from, any Governmental Entity prior to or at the Closing in connection with the execution and delivery of this Agreement, or any Other Transaction Agreement to which such Buyer is or shall be a party, by such Buyer or the performance and consummation by such Buyer of the transactions contemplated hereby or by any Other Transaction Agreement to which such Buyer is or shall be a party, except for the Specified Filings and Specified Consents.

Section 5.4           Claims; Orders. Except as would not result in a Buyer Material Adverse Effect, there is no Claim pending (or, to such Buyer’s actual knowledge, being threatened) against such Buyer, and there is no material Order outstanding against such Buyer.

Section 5.5           Sufficient Funds. Such Buyer has, and shall have at the Closing, funds immediately available, as and when needed, that are necessary to (a) consummate the Acquisition at the Closing and pay the Closing Cash Consideration Amount, (b) otherwise perform its obligations under this Agreement and (c) pay any fees, expenses or other amounts payable by such Buyer in connection with the consummation of the transactions contemplated hereby.

Section 5.6           Purchase for Investment. Such Buyer is acquiring the applicable Purchased Interests for its own account and not with a view to distribution in violation of any securities Laws. Such Buyer has been advised and understands and acknowledges that the Purchased Interests have not been registered in accordance with the Securities Act or the “blue sky” Laws of any jurisdiction and may be resold only if registered in accordance with the provisions of the Securities Act or if an exemption from registration is available, unless neither such registration nor such an exemption is required by applicable Law. Such Buyer has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the purchase of the Purchased Interests. Such Buyer is able to bear the economic risk of an investment in the Purchased Interests and is able to afford a complete loss of such investment.

Section 5.7           Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other similar fee or commission that could be payable by any Seller in connection with the Acquisition based upon arrangements made by or on behalf of such Buyer.

ARTICLE VI.
COVENANTS AND AGREEMENTS

Section 6.1           Interim Operations of the Acquired Entities.

(a)            Prior to the Closing or the earlier termination of this Agreement in accordance with its terms, except (w) as required, permitted or contemplated hereby, (x) as required by applicable Law, (y) as disclosed in Section 6.1 of the Disclosure Schedule or (z) with the prior written consent of Buyers (which shall not be unreasonably withheld, conditioned or delayed), the Sellers shall cause the Acquired Entities to (i) conduct their respective businesses in the Ordinary Course of Business in all material respects and preserve intact the current business organization, (ii) use commercially reasonable efforts to keep available the services of current officers, employees and agents of each Acquired Entity and (iii) use commercially reasonable efforts to maintain in good state the relations and goodwill with customers, suppliers, licensors, licensees, distributors, creditors, employees, agents and others having business relationships with an Acquired Entity.

(b)            Prior to the Closing or the earlier termination of this Agreement in accordance with its terms, except (w) as required, permitted or contemplated hereby, (x) as required by applicable Law, (y) as disclosed in Section 6.1 of the Disclosure Schedule or (z) with the prior written consent of Buyers (which shall not be unreasonably withheld, conditioned or delayed), the Sellers shall not permit any of the Acquired Entities to do any of the following:

(i)            amend its Organizational Documents or D&O Indemnification Obligations;

(ii)           issue, sell, pledge, transfer, redeem or acquire any Equity Interests, or effect any recapitalization, reclassification or similar change in its capitalization;

(iii)          declare, set aside or pay any non-cash dividend or distribution on or with respect to any Equity Interest or ownership interest in any Acquired Entity;

(iv)          merge or consolidate with any other Person or restructure, reorganize or completely or partially liquidate (or adopt a plan of liquidation);

(v)           acquire (including by merger or consolidation, or by purchasing a substantial portion of the assets or capital stock or any other Equity Interest in) or by any other manner, any other Entity;

(vi)          sell, transfer, lease (as lessor) or license (as licensor) to any Third Party any of its material tangible or intangible assets or properties;

(vii)         permit or allow the Purchased Interests or any of the assets or properties of the Acquired Entities to become subjected to any Lien (other than Permitted Liens);

(viii)        (i) borrow any amount, receive any committed loan facilities or, incur or guarantee any Indebtedness (including contingently as a guarantor or otherwise) or other Liabilities, except for Unpaid AE Transaction Expenses and current liabilities incurred in the Ordinary Course of Business or (ii) grant or incur any Lien on any Equity Interests issued by it;

(ix)           except as required by the terms of any Business Benefit Plan or written agreement as in effect as of the date hereof or applicable Law, (A) enter into or adopt any Business Benefit Plan or amend any Business Benefit Plan in any manner that materially increases the amount of liability attributable to any Acquired Entity in respect of such Business Benefit Plan, (B) other than in the Ordinary Course of Business, increase the compensation or benefits provided to any Business Employee with an annual base pay in excess of $100,000, (C) hire or engage any Business Employee except for the hiring or engagement of Persons with an annual base pay not in excess of $200,000 or (D) terminate (except for cause) the employment or engagement of any Business Employee, except for the termination of employment or engagement of Business Employees with an annual base pay not in excess of $50,000 in the Ordinary Course of Business;

(x)           pay any bonus or make any profit sharing or similar payment to, or increase the amount of the wages, salary, commissions, fees, fringe benefits or other compensation or remuneration payable to, any of its directors, managers, members, officers, employees or independent contractors, other than pursuant to written Contracts and/or Employee Plan in effect prior to the date of this Agreement;

(xi)          (A) enter into any negotiation related to, or enter into or amend, any Collective Bargaining Agreement or (B) recognize or certify any labor union, trade union, labor organization or other employee representative body;

(xii)          make any material change in any of its methods of accounting or accounting practices, except as required by GAAP;

(xiii)        (I) make, change or revoke any material Tax election, or (II) adopt or change (or make a request to any Governmental Entity to change) any annual Tax accounting period, adopt or change (or make a request to any Governmental Entity to change) any material method, practice or policy of Tax accounting, file any amended Tax Return, enter into any closing agreement, settle or compromise any Tax audit or other proceeding, surrender any right to claim a Tax refund, offset or other reduction in Tax Liability, consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment;

(xiv)        fund any capital expenditure in excess of $25,000, except for capital expenditures pursuant to projects for which work has already been commenced or committed or is otherwise contemplated in a financial budget and plan previously made available to Buyers prior to the date of this Agreement;

(xv)          form any Subsidiary or acquire the equity (or right to acquire equity) of any Person;

(xvi)         commence or settle any Action, other than the settlement of an Action for amounts less than Two Hundred and Fifty Thousand Dollars ($250,000) or an Action set forth on Schedule 6.1(b)(xvi), in either case, which (a) only involves the payment of monetary damages and does not impose any equitable remedies upon an Acquired Entity or include an admission of fault or any violation of applicable Law, and (b) performance obligations do not continue post-Closing (other than with respect to confidentiality);

(xvii)        enter into, amend or make any modification to any Material Contract or Permit;

(xviii)       make any material change to any of the cash management practices of the Business, including but not limited to, discontinue the payment of its accounts payable that are payable in the Ordinary Course of Business or deviate from or alter any of its practices, policies or procedures in paying accounts payable or collecting accounts receivable;

(xix)         agree, commit or offer (in writing or otherwise) to take any of the actions described in this Section 6.1(b).

(c)            Buyers shall respond in good faith to any and all requests made in writing by the Sellers for consent(s) to take any of the actions specified in this Section 6.1, and if Astrana fails to respond within five (5) Business Days following receipt of such request, then Buyers shall be deemed to have approved or consented to such request.

(d)            Prior to the Closing or the earlier termination of this Agreement in accordance with its terms, Sellers and the Acquired Entities will consider in good faith any suggestions that Astrana may have with respect to the operation of the Acquired Entities, including engaging in good faith discussions with Astrana regarding the implementation of suggested changes taking into consideration Astrana’s expertise and insights in optimizing operational efficiency and profitability; provided, however, that the foregoing shall not require Sellers or the Acquired Entities to implement any such suggestions prior to Closing and any such discussions shall be undertaken in accordance with applicable Laws.

(e)            Such Buyer acknowledges and agrees that: (i) nothing contained in this Agreement shall give such Buyer or any of its Representatives, directly or indirectly, the right to control or direct the operations of any Acquired Entities prior to the Closing, (ii) prior to the Closing, Sellers and the Acquired Entities shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over their respective operations, and (iii) notwithstanding anything to the contrary set forth in this Agreement, no consent of such Buyer shall be required with respect to any matter set forth in this Section 6.1 or elsewhere in this Agreement to the extent the requirement of such consent would reasonably be expected to conflict with or violate any Law.

Section 6.2           Consents, Approvals and Filings; Other Actions.

(a)            Subject to the terms and conditions hereof, each Party shall use its reasonable best efforts to cause the conditions to the Closing in ARTICLE VII to be satisfied as promptly as reasonably practicable after the date hereof.

(b)            Notwithstanding anything herein to the contrary, and in furtherance of Section 6.2(a), each Party shall (i) make or cause to be made the Filings required of such Party related to the Acquisition as promptly as reasonably practicable after the date hereof, (ii) make any Specified Filings required to be made thereby and any Filings necessary, proper or advisable to obtain any Specified Consent, in each case, as soon as reasonably practicable after the date hereof, (iii) comply at the earliest reasonably practicable date with any request by any Governmental Entity in respect of any Specified Filings or Specified Consents or otherwise with respect to the Acquisition, and (iv) act in good faith and reasonably cooperate with the other Parties in connection with any such Filings and in obtaining any Consent of a Governmental Entity that is necessary to consummate the Closing. Without limiting the foregoing, neither the Buyers nor the Sellers nor any of their respective Affiliates shall extend any waiting period or enter into any agreement with any Governmental Entity not to consummate the transactions contemplated hereby, except with the prior written consent of the other Parties (which consent shall not be unreasonably withheld, conditioned or delayed) or upon final order of court of competent jurisdiction.

(c)            To the extent not prohibited by applicable Law, each Party shall use its commercially reasonable efforts to furnish to the other all information required for any Filing to be made to a Governmental Entity pursuant to applicable Law in connection with the Acquisition. Each of Buyers, on the one hand, and the Sellers, on the other hand, shall give the other reasonable prior notice of any communication with, and any proposed understanding, undertaking or agreement with, any Governmental Entity regarding any such Filing or Consent. Without limiting the generality of the foregoing, all analyses, appearances, meetings, discussions, presentations, memoranda, briefs, Filings, arguments, and proposals made by or on behalf of either Party before any Governmental Entity or the staff or regulators of any Governmental Entity, in connection with the transactions contemplated by this Agreement (but, for the avoidance of doubt, not including any interactions between any Buyer or any Seller with Governmental Entities in the Ordinary Course of Business or any disclosure which is not permitted by Law) shall be disclosed to the other Party hereunder in advance of such Filing, submission or attendance, it being the intent and obligation of the Parties to consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals. None of the Buyers nor any Seller nor any of their respective Affiliates shall participate in any substantive communication with any Governmental Entity in respect of any such filings, investigation, comments, questions or other inquiry without giving the other prior notice of the meeting and, to the extent not prohibited by such Governmental Entity, the opportunity to attend and/or participate. The Parties may, as they deem advisable, designate any competitively sensitive materials provided to the other under this Section 6.2(c) or any other section of this Agreement as “outside counsel only.” Such materials and the information contained therein shall be given only to outside counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, or directors of the recipient without the advance written consent of the Party providing such materials and each Party shall be permitted to redact any materials (A) to remove references concerning the valuation of the Acquired Entities, (B) as necessary to comply with contractual arrangements or applicable Law, and (C) as necessary to address reasonable attorney-client or other privilege concerns.

(d)            Notwithstanding anything herein to the contrary, and in furtherance and without limiting any of Buyers’ covenants and agreements under Section 6.2(a) and Section 6.2(b), Buyers shall, and shall cause their respective Representatives to, take all actions necessary, proper or advisable to (i) avoid or eliminate each and every impediment that may be asserted by a Governmental Entity related to any Filings or Consents contemplated by this Section 6.2, the Acquisition or the other transactions contemplated hereby as soon as practicable and (ii) enable the Closing to occur as soon as practicable, in each case, which actions shall include (A) proposing, negotiating, committing to and effecting, by consent decree, hold separate order, settlement or otherwise, the sale, divestiture, licensing or disposition of any assets or businesses of Buyers or their respective Affiliates (including, after the Closing, the Acquired Entities), (B) terminating existing relationships, contractual rights or obligations of Buyers or their respective Affiliates (including, after the Closing, the Acquired Entities), (C) agreeing to any limitation on the conduct of Buyers or their respective Affiliates (including, after the Closing, the Acquired Entities), (D) taking any other action as may be required by a Governmental Entity in order to obtain any Consent thereof that is necessary, appropriate or advisable to consummate the Closing or avoiding the entry of, or having vacated, lifted, dissolved, reversed or overturned any Legal Restraint, in each case, as soon as possible (each of the actions described in the foregoing clauses (A)–(D), a “Regulatory Concession”), (E) not taking any action, including acquiring any asset, property, business or Person (by way of merger, consolidation, share exchange, investment, other business combination, asset, stock or equity purchase, or otherwise) that could reasonably be expected to adversely affect obtaining or making any Consent or Filing contemplated by this Section 6.2 or the timely receipt thereof and (F) defending through litigation on the merits, including appeals, any Claim asserted in any court or other proceeding by any Person, including any Governmental Entity, that seeks to or could prevent or prohibit or impede, interfere with or delay the consummation of the Closing.

(e)            Notwithstanding anything herein to the contrary, neither any Seller nor any of its Affiliates (except for the Acquired Entities) shall be required to make or agree to any Regulatory Concession, and the Acquired Entities shall not be required to make or agree to any Regulatory Concession, that is not conditioned upon the consummation of the Closing.

(f)            No Party shall take any actions that could reasonably be expected to result in the Acquisition constituting a “material change transaction,” as defined by Cal. Code Regs. tit. 2, § 97431, or trigger any notice or filing requirement pursuant to Cal. Health & Safety Code § 127507 and its implementing regulations.

Section 6.3           No Negotiation. From the date hereof until the earlier of the Closing or the termination of this Agreement pursuant to ARTICLE VIII, each Seller and Acquired Entity shall not, and shall not authorize and shall not to permit any of their respective Affiliates or Representatives, to directly or indirectly solicit, initiate, encourage, entertain or respond to any inquiries or proposals from, discuss or negotiate with, provide any information to or consider the merits of any inquires or proposals from any Person (other than Buyers) or otherwise participate in a transaction or potential transaction concerning any sale of any, all or substantially all of the assets of any Acquired Entity, any direct or indirect sale of equity interests or other securities any Acquired Entity, or any merger, consolidation or similar transaction involving the Sellers or any Acquired Entity. As of the date of this Agreement, no Seller, Acquired Entity or any of their respective Affiliates or Representatives is currently involved in or is aware of any activities, discussions or negotiations being conducted prior to the date of this Agreement with any Persons other than Buyers with respect to any of the foregoing.

Section 6.4           Access. Upon reasonable advance notice and until the Closing or earlier termination of this Agreement in accordance with its terms, the Sellers shall provide Buyers and their respective Representatives reasonable access, during normal business hours throughout the period prior to the Closing or the earlier termination of this Agreement in accordance with its terms, to each Acquired Entity’s properties, books, records and personnel; provided, however, that Sellers shall not be required to permit any such access, or to disclose any information, if, in the reasonable, good-faith judgment of Sellers, (a) such access would create or cause health and safety concerns and interference with the operations, activities and employees of the Acquired Entities, (b) such access would violate any applicable Law, (c) such access would jeopardize any attorney-client privilege or the attorney work product doctrine, (d) such access would result in the disclosure of any trade secrets of third parties or violate any obligation of any Acquired Entity with respect to confidentiality, (e) such Buyer is in material breach of this Agreement, or (f) except in compliance with applicable Law, constitutes any individually identifiable health related information; provided, further, that, if any such access is limited for the reasons described in the foregoing clauses (b)–(d), Buyers and the Sellers shall use their commercially reasonable efforts to establish a process that (through use of steps such as targeted redactions, provision of information to counsel to review and summarize for Buyers or use of a “clean room” environment for analysis and review of information) shall provide Buyers with timely access to the fullest extent possible to the substance of the information described in this Section 6.4. In addition to the foregoing, no Buyer nor any of their respective Representatives shall contact or engage in any communication with (i) any current or former Representative of any Acquired Entity related to this Agreement, the transactions contemplated hereby or any Acquired Entity, except, in each case under this clause (i), as expressly permitted by this Section 6.4 or (ii) any customer, provider, vendor, creditor or other commercial counterparty of any Acquired Entity, except for contacts with such customers, providers, vendors, creditors or other counterparties made in the Ordinary Course of Business that are unrelated to this Agreement, the transactions contemplated hereby or any Acquired Entity. All information obtained by Buyers and their respective Representatives pursuant to this Section 6.4 shall be treated as “Confidential Information” for purposes of the Confidentiality Agreement and may be designated Clean Team Information in accordance with the Clean Team Confidentiality Agreement, which, in each case, shall continue in full force and effect until the Closing. Without limiting the foregoing, (i) such access shall be (1) conducted under the supervision of the Sellers’ or the Acquired Entities’ or their respective Representative’s personnel, (2) subject to all of the standard protocols and procedures of the Sellers or the Acquired Entities, as applicable, including the requirement that visitors be escorted at all times, (3) subject to any additional procedures required by any landlord and (4) in such a manner as does not unreasonably interfere with the normal operations of the Sellers or the Acquired Entities. Parent is an express third-party beneficiary of this Section 6.4 to the extent related to Buyer’s obligations under the Confidentiality Agreement.

Section 6.5           Employee Matters. From and after the date hereof, the Parties shall, and shall ensure its Affiliates, comply with Schedule 6.5.

Section 6.6           Indemnification; Directors’ and Officers’ Insurance.

(a)            From and after the Closing, Buyers shall cause the Acquired Entities to fulfill and honor the obligations of the Acquired Entities under any indemnification provision and any exculpation provision in the Organizational Documents of the Acquired Entities (the “D&O Indemnification Obligations”), in each case, as in effect as of the Closing and attached hereto as Schedule 6.6(a). Buyers shall not permit any such indemnification or exculpation provision to be amended, repealed or otherwise modified after the Closing in any manner that would adversely affect the rights of any Pre-Closing Indemnified Person, unless any such amendment, repeal or modification is required by applicable Law.

(b)            Without limiting Section 6.6(a) and to the fullest extent permitted by applicable Law, from and after the Closing, Buyers shall, and shall cause the Acquired Entities to (Buyers and each of the Acquired Entities, a “D&O Indemnifying Party”), (i) indemnify and hold harmless and exculpate (and release from any liability to Buyers or the Acquired Entities), the Pre-Closing Indemnified Persons against all D&O Expenses and all losses, claims, damages, penalties, Taxes, interest, fines, judgments or amounts paid in settlement (collectively, “D&O Losses”) related to any threatened, pending or completed claim or investigation, whether criminal, civil, administrative or investigative or otherwise, related to acts or omissions occurring at or prior to the Closing (including for acts or omissions in connection with this Agreement and the transactions contemplated thereby) (a “D&O Indemnifiable Claim”) and (ii) advance to such Pre-Closing Indemnified Persons all D&O Expenses incurred in connection with any D&O Indemnifiable Claim (including in circumstances where the Pre-Closing Indemnified Person has assumed the defense of such claim) promptly after receipt of reasonably detailed statements therefor. The rights of any Pre-Closing Indemnified Person related to any D&O Indemnifiable Claims shall continue until such D&O Indemnifiable Claim is finally disposed (with no liability or potential liability of, and at no cost to, such Pre-Closing Indemnified Person) or all judgments, orders, decrees or other rulings in connection with such D&O Indemnifiable Claim are fully satisfied (with no liability or potential liability of, and at no cost to, such Pre-Closing Indemnified Person). For the purposes of this Section 6.6(b), “D&O Expenses” shall include attorneys’ fees and all other costs, charges and expenses paid or incurred in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to defend, to be a witness in or participate in any D&O Indemnifiable Claim, but solely to avoid duplication of bases for recovery, shall exclude losses, claims, damages, penalties, Taxes, interest, fines, judgments and amounts paid in settlement (because such items are included in the definition of D&O Losses).

(c)            Without limiting Section 6.6(a) or Section 6.6(b) and to the fullest extent permitted by applicable Law, from and after the Closing for a period of three (3) years, the Pre-Closing Indemnified Persons shall have access to, be entitled to make claims on, and seek coverage under any directors’ and officers’ liability insurance policy in effect at Closing (such policies, the “Seller D&O Policies”) maintained by Sellers or any of their Affiliates other than the Acquired Entities (Sellers and such Affiliates, a “Seller D&O Indemnifying Party”) for all D&O Losses related to any D&O Indemnifiable Claim. Such Buyer agrees to reimburse the Seller D&O Indemnifying Parties for any D&O Losses paid out for or received by a Pre-Closing Indemnified Person in connection with a D&O Indemnifiable Claim pursuant to this Section 6.6 promptly after receipt of reasonably detailed statements therefor, including any fees, expenses and costs and premium and deductible adjustments for the Seller D&O Policies, in each case, actually incurred in connection thereto.

(d)            If a Buyer or any of its respective successors or assigns (i) consolidates with or merges into any other Entity and is not the continuing or surviving Entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then such Buyer or its applicable successor or assign shall cause its applicable successors or assigns to assume all of the obligations thereof in this Section 6.6.

(e)            The Pre-Closing Indemnified Persons are intended third-party beneficiaries of this Section 6.6, with full rights of enforcement of this Section 6.6 as if a party hereto.

(f)            For purposes hereof, each Person who is or was a director (or the equivalent thereof) or officer of any Acquired Entity at or at any time prior to the Closing shall be deemed to be a “Pre-Closing Indemnified Person.”

Section 6.7           Termination of Related-Party Transactions. Other than as listed in Section 6.7 of the Disclosure Schedule or as otherwise contemplated by Exhibit D, (a) all of the Acquired Entities’ rights, remedies and Liabilities under any Related-Party Transactions shall be terminated as of the Closing and (b) all accounts (payables and receivables) between any member of the Parent and its Affiliates, on the one hand, and any Acquired Entity, on the other hand, shall be terminated or settled immediately prior to the Measurement Time.

Section 6.8           Retention and Access to Records. From and after the Closing Date through the date that is six (6) years after the Closing Date (the “Preservation Date”), Buyers shall, and shall cause the Acquired Entities to, preserve, keep and maintain all books, records, data and information of the Acquired Entities related to the Business with respect to periods or occurrences prior to the Closing Date (“Pre-Closing Records”). Except to the extent prohibited under applicable Law, from and after the Closing Date through the Preservation Date, Buyers shall, and shall cause the Acquired Entities to, provide Sellers and their Representatives, upon Sellers’ or their Representatives’ request and at the Sellers’ sole cost and expense, access to or copies of the Pre-Closing Records and access to the personnel of Buyers and the Acquired Entities to the extent required to comply with Law, in connection with any reporting requirements to or of any Governmental Entity, to make any insurance claims or in connection with any claim, action or proceeding or any Tax or other audits. Sellers and their Representatives shall be entitled to make copies of such Pre-Closing Records.

Section 6.9           Names and Marks; Termination of Rights to IP Rights.

(a)            From and after the Closing, such Buyer and its Affiliates shall have no right, title or interest in or to, and such Buyer shall not use, shall not permit any of its Affiliates or any third party to use, and shall cause the Acquired Entities to cease to use, the Seller Names, in whole or in part, as the name or mark of or otherwise in connection with the Acquired Entities, the Business, the business of such Buyer or any of its Affiliates or otherwise. Except as required by applicable Law, as soon as reasonably practicable, and in any event within one hundred and eighty (180) days after the Closing Date, such Buyer shall remove, strike over or otherwise obliterate all Seller Names from all existing publicly available or displayed physical items, content and materials (tangible or intangible), including signage, vehicles, facilities, business cards, schedules, stationery, packaging materials, displays, promotional materials, manuals, forms, Software, email, social media, online identifiers and properties, and other items, content and materials. Such Buyer shall have no rights during such time to make any new use of any Seller Name. Any continued use by any Acquired Entity of any of the Seller Names during such one hundred and eighty (180) day period as permitted in this Section 6.9 must be in a form and manner, and with standards of quality, of that in effect for the Seller Names as of the Closing Date, and shall not be in a manner that may reflect negatively on such Seller Names or otherwise on Sellers or their Affiliates.

(b)            Other than such rights as may be expressly granted to an Acquired Entity pursuant to the Transition Services Agreement, any licenses, rights and access to proprietary IP Rights, data, software or other technology that may have been granted by Sellers and their Affiliates (excluding, for clarity, the Acquired Entities) to the Acquired Entities prior to the Closing, whether expressly or impliedly, shall terminate as of immediately prior to the Closing.

Section 6.10           Disclosure Schedule Updates. From time to time prior to the Closing, Sellers shall deliver to Buyers supplements or amendments to the Disclosure Schedule with respect to any fact, circumstance, development, event or occurrence arising after the date hereof or of which a Seller becomes aware after the date hereof that would make any of the representations or warranties in ARTICLE III or ARTICLE IV inaccurate or incorrect either as of the date hereof or as if made on and as of the Closing Date (each, “Disclosure Schedule Update”). Any such Disclosure Schedule Update shall amend the Disclosure Schedule, and any fact, circumstance, development, event or occurrence disclosed in such Disclosure Schedule Update shall be incorporated into the Disclosure Schedule, in each case, as of the date of hereof for all purposes hereof; provided, that no such Disclosure Schedule Update will (a) be deemed to have cured any breach of the representations and warranties set forth in ARTICLE III or ARTICLE IV for purposes of (i) indemnification under ARTICLE IX or (ii) determining satisfaction of the closing conditions in ARTICLE VII, (b) affect, limit, modify in any manner the indemnification obligations in ARTICLE IX, unless in each case, specifically agreed by a Buyer in writing or (c) become part of the Disclosure Schedule unless a Buyer shall have first consented in writing with respect thereto.

Section 6.11          Insurance. Other than the Seller D&O Policies, from and after the Closing, the Acquired Entities may make claims on, claim benefits from or seek coverage under any insurance policy maintained by Sellers or any of their Affiliates (excluding the Acquired Entities) under which any Acquired Entity is a beneficiary or the Business are covered as described on Section 3.23 of the Disclosure Schedule (each, a “Seller Insurance Policy”) for any event or Losses caused by, arising from or relating to the operation of the Business that occurred prior to Closing, in each case, subject to the terms and conditions and limits applicable to such Seller Insurance Policy. From and after the Closing, and on the reasonable request of Buyers, Sellers and their Affiliates shall (at Buyers’ expense) reasonably (a) cooperate with Buyers and the Acquired Entities by providing information reasonably requested by Buyers regarding the Seller Insurance Policy coverage, (b) make such a claim on behalf of Buyers and the Acquired Entities if such Person is not entitled to make such claim directly under such Seller Insurance Policy and (c) assist Buyers and the Acquired Entities in the collection of proceeds in respect of such claims; provided, that Sellers and their Affiliates shall not be required in any event or circumstance to pursue any Claim against an insurer to the extent such insurer denies coverage for such claim under such Seller Insurance Policy. If any Seller or an Affiliate receives insurance proceeds in respect of any such claim, such Person shall promptly remit such proceeds to Buyers or its designee(s). Buyers shall have the right to control the investigation, defense and settlement of claims submitted for the benefit of the Acquired Entities for coverage pursuant to this Section 6.11, at Buyers’ expense.

Section 6.12           Third-Party Payor Payments.

(a)            Following the Closing, if any of Acquired Entities receive any performance payments from CMS or other applicable Third-Party Payors with respect to any performance period occurring prior to Closing pursuant to the Third-Party Payor Reconciliation Statements with respect to REACH ACO or Medicare Advantage programs in which the Acquired Entities participate (after taking into account any portion of such performance payment owed by the Acquired Entity to third-parties) (any such amount, a “Performance Payment”), Buyers shall cause such Performance Payment (net of any Taxes imposed on Buyers, the Acquired Entities or their Affiliates applicable thereto, except to the extent taken into account in the final determination of the Purchase Price pursuant to Section 2.3) to be remitted to Sellers. Following the Closing, if any of Acquired Entities owe any performance payments to CMS or other applicable Third-Party Payors with respect to any performance period occurring prior to Closing pursuant to the Third-Party Payor Reconciliation Statements with respect to REACH ACO or Medicare Advantage programs in which the Acquired Entities participate (after taking into account any amounts owed by third parties to the Acquired Entity with respect to such performance payments) (any such amount, a “Performance Obligation”), Sellers shall cause such Performance Obligation to be remitted to the applicable Acquired Entity. The timing, procedures and principles with respect to the determination and payment of the Performance Payments and Performance Obligations are set forth on Exhibit D.

(b)            Following the Closing, Buyers shall not, and shall cause the Acquired Entities not to, take any action that would reasonably be expected to reduce any Performance Payment or delay its receipt or increase any Performance Obligation.

(c)            Any payments made pursuant to this Section 6.12 will be treated as an adjustment to the Closing Cash Consideration Amount for Tax purposes unless otherwise required by applicable Law.

Section 6.13           Business Employee Information. Promptly after the Closing, Buyers shall, or shall cause their Affiliates to, instruct each Transferred Employee, and shall cause each Transferred Employee to agree in writing, (a) to at all times maintain the confidentiality of all confidential or proprietary information in such Transferred Employee’s possession or control that is related to any business of the Parent or its Affiliates (other than the Business), including any such confidential or proprietary information obtained inadvertently by such Transferred Employee or contained or stored in such Transferred Employee’s Personal Electronic Devices, (b) to delete from all of such Transferred Employee’s Personal Electronic Devices all confidential or proprietary information, including all such information contained or archived in such Transferred Employee’s emails, that is related to any business of Parent or its Affiliates (other than the Business) and (c) not to use, or disclose or make available to any third party, any confidential or proprietary information, including all such information contained or archived in such Transferred Employee’s emails, that is related to any business of Parent or its Affiliates (other than the Business) for any purpose at any time during or after such Transferred Employee’s employment by a Buyer or any of its Affiliates.

Section 6.14           No Financing Contingency. Neither the obtaining nor the availability or funding of any financing shall constitute a condition to Buyers’ obligation consummate the Closing as required hereby.

Section 6.15           Business Support Obligations.

(a)            From and after the date hereof, Buyers shall use commercially reasonable efforts to cause Sellers and their respective Affiliates (other than any Acquired Entity) to be fully released, effective as of the Closing Date, from all Liabilities of the Acquired Entities set forth in Schedule F (such Liabilities, the “Business Support Obligations”), including, to the extent reasonably necessary in furtherance of obtaining such releases, using commercially reasonable efforts to arrange for and provide substitute credit support for the Business Support Obligations on terms and conditions reasonably satisfactory to the beneficiaries thereof.

(b)            If, as of the Closing, Sellers and their respective Affiliates (other than any Acquired Entity) have not been fully released from all Liabilities under the Business Support Obligations (any Business Support Obligation for which Sellers and their respective Affiliates have not been fully released, a “Continuing Business Support Obligation”), then, from and after the Closing, Buyers shall use commercially reasonable efforts to cause Sellers and their respective Affiliates to be fully released from all Liabilities under the Continuing Business Support Obligations, including, to the extent reasonably necessary in furtherance of obtaining such releases, using commercially reasonable efforts to arrange for and provide substitute credit support for the Continuing Business Support Obligations on terms and conditions reasonably satisfactory to the beneficiaries thereof.

Section 6.16           Non-Solicitation.

(a)            In further consideration for the Buyers’ payment of the amounts to be paid under this Agreement and the Transaction Documents, and in order to protect the value of the Acquired Entities and the business acquired by the Buyers under this Agreement, each Seller agrees, and shall cause its Affiliates (collectively, the Sellers and their respective Affiliates, the “Restricted Parties”), that during the period commencing on the Closing Date and ending on the eighteen (18) month anniversary of the Closing Date (the “Restricted Period”), not to, directly or indirectly, hire or, solicit any Transferred Employee; provided, however, that this prohibition shall not apply to (x) solicitations made to the public or the industry generally through advertising or electronic listing, or using third party search firms, which are not targeted at such individuals, or (y) the hiring or solicitation of any individual who has ceased to be employed or engaged by a Buyer or its Affiliates for at least six (6) months.

(b)            The Restricted Period shall be extended with respect to the Restricted Parties by each day that the Restricted Parties, as applicable, is in breach of this Section 6.16. The obligations under this Section 6.16 are independent of any other obligation of any Acquired Entity, Buyers or their respective Affiliates has to the Sellers, including any such obligation under this Agreement.

(c)            The Parties expressly agree that the subject matter, length of time, geographical scope, and range of activities, as applicable, contained in this Section 6.16 are reasonable in light of the circumstances as they exist on the date upon which this Agreement has been executed. However, should a determination nonetheless be made by a court of competent jurisdiction at a later date that the character, duration or geographical scope of the restrictive covenants set forth in this Section 6.16 is unreasonable in light of the circumstances as they then exist, then it is the intention and the agreement of the Parties hereto that this Agreement shall be construed by the court in such a manner as to impose only those restrictions on the conduct of the Restricted Parties that may be enforceable under applicable Law, to the fullest extent of such enforceability to assure the Buyers of the intended benefit of this Agreement. If, in any judicial proceeding, a court shall refuse to enforce all of the separate covenants deemed included herein because, taken together, they are more extensive than necessary to assure the Buyers of the intended benefit of this Agreement, it is expressly understood and agreed among the Parties hereto that those of such covenants that, if eliminated, would permit the remaining separate covenants to be enforced in such proceeding shall, for the purpose of such proceeding, be deemed eliminated from the provisions hereof.

Section 6.17           Further Assurances. From time to time, as and when requested by any Party, each Party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions as such other Party may reasonably deem necessary or desirable to consummate the Transactions, including executing and delivering to the other Parties hereto such assignments, deeds, bills of sale, consents and other instruments as the other Parties hereto or their counsel may reasonably request as necessary or desirable for such purpose.

Section 6.18           Payor Contracts and Amendments. Following the date of this Agreement until Closing or the earlier termination of this Agreement, the Parties shall reasonably cooperate with each other in obtaining executed Amended and Restated Payor Agreements and the Payor Agreement Amendments. Immediately following the Closing, Sellers shall deliver to Astrana the Amended and Restated Payor Agreements. In addition, Sellers shall use commercially reasonable efforts to ensure that the Payor Agreement Amendments are delivered to Astrana immediately following Closing. In the event that the Payor Agreement Amendments are not delivered to Astrana immediately following Closing by Sellers, then following the Closing and for a period of nine (9) months thereafter, Sellers shall use commercially reasonable efforts to cause its Affiliates that are parties to such Payor Agreement Amendments to execute and deliver the amendments to Astrana and Astrana shall use commercially reasonable efforts to cause its Affiliates (including the applicable Acquired Entities) that are parties to such Payor Agreement Amendments to execute and deliver the amendments to Sellers.

Section 6.19           R&W Policy; Cooperation. The Parties hereto acknowledge that, as of the date hereof, Buyers have delivered to Sellers the binder agreement, dated as of the date hereof (the “Binder Agreement”), between Astrana and Indian Harbor Insurance Company (collectively, “Underwriter”), with respect to the buyer-side representation and warranty insurance policy attached thereto, naming Buyers and/or an Affiliate thereof as the “named insured” (the “R&W Policy”). The R&W Policy does not include an entitlement to subrogation rights of recovery against Sellers, except in the case of Fraud, and includes all of the conditions precedent to the issuance of the final R&W Policy. If required under the terms of the R&W Policy, Sellers shall deliver to Buyers a copy of the electronic data room entitled “Project Coral” in electronic format within the time required by the R&W Policy. Buyers shall not permit the Binder Agreement or the R&W Policy to be amended in any manner adverse to Sellers without the prior written consent of UAC. Buyers shall use commercially reasonable efforts to cause the final R&W Policy to be issued in accordance with the Binder Agreement as promptly as practicable on or after the Closing Date.

Section 6.20           Non-Acquired Entities. Effective as of prior to the Closing, Sellers shall dissolve and wind up all Non-Acquired Entities or otherwise cause such Non-Acquired Entities to be distributed to UAC. Sellers will be and remain solely responsible for all Filings with respect to the foregoing, including without limitation the payment of all Taxes (including any franchise Taxes) and winding up and discharging of Liabilities with respect to the Non-Acquired Entities. For the avoidance of doubt, and not in limitation of any other Liabilities retained by Sellers or their respective Affiliates, Sellers and its Affiliates shall be solely responsible, and neither Buyer nor any of its Affiliates (including, without limitation, the Acquired Entities on and after the Closing) shall have any liabilities with respect to the Non-Acquired Entities.

Section 6.21           Delegation. Following the date hereof and until the earlier termination of this Agreement pursuant to Article VIII and six months following the Closing Date, Parent and Astrana shall use commercially reasonable efforts to reach an agreement with respect to the delegation of certain administrative functions under the Contracts set forth on Schedule 6.21 such as credentialing, care coordination and utilization management to Buyers in substantially the same manner in which they are currently delegated to CHS, with such delegation to take place following the Closing. For the avoidance of doubt there will be no administrative fees paid to Buyers or its Affiliates with respect to the delegation of these services. The timeline to such delegation will be based on a commercially reasonable time frame and Parent and Astrana will use commercially reasonable efforts to implement such delegation within six months following the Closing. Buyers agree and acknowledge that such delegation will be subject to Buyers and/or its applicable Affiliate meeting and complying with Parent’s policies with respect to delegated entity requirements, including satisfactory results of any delegation audit.

Section 6.22           Cooling Off Period. From and after the date hereof, Parent shall, and shall ensure its Affiliates, comply with Schedule G.

ARTICLE VII.
CONDITIONS TO CLOSING

Section 7.1           Conditions to Buyers’ and Sellers’ Obligation to Effect the Acquisition. The respective obligations of Buyers and Sellers to consummate the Acquisition shall be subject to the satisfaction (or waiver by Buyers and Sellers, if permissible under applicable Laws) prior to the Closing of the following conditions:

(a)            Consents. All Filings with or to, and all Consents of, any Person or Governmental Entity listed in Exhibit B shall, in form and substance reasonably satisfactory to Buyers and Sellers, have been made or obtained, respectively.

(b)            Legal Restraints. No Law, whether preliminary, temporary or permanent, shall be in effect that prevents, makes illegal or prohibits, and no Claim by any Governmental Entity shall be pending that seeks to prevent, make illegal or prohibit, the consummation of the Acquisition (any such Law or Claim, a “Legal Restraint”).

Section 7.2           Conditions to Obligation of Buyers. The obligation of Buyers to consummate the Acquisition is further subject to the satisfaction (or waiver by Buyers, if permissible under applicable Law) prior to the Closing of the following conditions:

(a)            Representations and Warranties.

(i)            Other than the Fundamental Representations, each representation and warranty regarding the Acquired Entities set forth in ARTICLE III shall be true and correct in all material respects (read, for purposes of this Section 7.2(a)(i) only, without giving effect to any qualifier as to materiality, “in all material respects,” “material,” or Material Adverse Effect, except with respect to the Material Adverse Effect in Section 3.6), as of the Closing Date as though made on and as of the Closing Date (except to the extent such representation or warranty expressly speaks as of a specified date, in which case such representation or warranty shall be true and correct as of such date), except where the failure of any such representation or warranty to be so true and correct has not had and would not have a Material Adverse Effect. The Fundamental Representations shall be true and correct in all respects (other than de minimis exceptions) as of the Closing Date as though made on and as of the Closing Date, (except to the extent such Fundamental Representation expressly speaks as of a specified date, in which case such Fundamental Representation shall be true and correct in all respects (other than de minimis exceptions) as of such specified date).

(ii)           Other than the Fundamental Representations, each representation and warranty of the Sellers set forth in ARTICLE IV shall be true and correct in all material respects (read, for purposes of this Section 7.2(a)(ii) only, without giving effect to any qualifier as to materiality, “in all material respects,” “material,” or Material Adverse Effect), as of the Closing Date as though made on and as of the Closing Date (except to the extent such representation or warranty expressly speaks as of a specified date, in which case such representation or warranty shall be true and correct as of such date), except where the failure of any such representation or warranty to be so true and correct has not had and would not have a Material Adverse Effect. The Fundamental Representations shall be true and correct in all respects (other than de minimis exceptions) as of the Closing Date as though made on and as of the Closing Date, (except to the extent such Fundamental Representation expressly speaks as of a specified date, in which case such Fundamental Representation shall be true and correct in all respects (other than de minimis exceptions) as of such specified date).

(b)            Performance of Obligations of the Sellers. Each of the Sellers and the Acquired Entities shall have duly performed and complied with in all material respects each covenant, condition and agreement required to be performed or complied with by it under this Agreement and the Other Transaction Agreements prior to the Closing; provided, that with respect to agreements, covenants and conditions qualified by materiality or “Material Adverse Effect”, each of the Sellers and the Acquired Entities shall have duly performed and complied with each covenant, condition and agreement, as so qualified, in all respects.

(c)            No Material Adverse Effect. From the date of this Agreement, there shall not have occurred any Material Adverse Effect.

(d)            Bring-Down Certificate. Buyers shall have received a certificate, dated as of the Closing Date and duly executed by or on behalf of each Seller, certifying as to the matters in Section 7.2(a), Section 7.2(b), and Section 7.2(c), as applicable to such Seller.

Section 7.3           Conditions to Obligation of Sellers. The obligation of Sellers to consummate the Acquisition is further subject to the satisfaction (or waiver by Sellers, if permissible under applicable Laws) prior to the Closing of the following conditions:

(a)            Representations and Warranties. Each representation and warranty of Buyers set forth in ARTICLE V shall be true and correct in all respects (read, for purposes of this Section 7.3(a) only, without giving effect to any qualifier as to materiality, “in all material respects,” “material,” or Buyer Material Adverse Effect), as of the Closing Date as though made on and as of the Closing Date (except to the extent such representation or warranty expressly speaks as of a specified date, in which case such representation or warranty shall be true and correct as of such date), except where the failure of any such representation or warranty to be so true and correct has not had and would not have a Buyer Material Adverse Effect.

(b)            Performance of Obligations of Buyers. Buyers shall have performed or complied with in all material respects each material covenant or agreement required to be performed or complied with by them under this Agreement prior to the Closing.

Section 7.4           Bring-Down Certificate. Sellers shall have received a certificate, dated as of the Closing Date and duly executed on behalf of each Buyer, certifying as to the matters in Section 7.3(a) and Section 7.3(b).

Section 7.5           Effect of the Closing. If the Closing occurs, all conditions set forth in Section 7.1, Section 7.2 and Section 7.3 shall be deemed to have been satisfied for all purposes hereunder.

ARTICLE VIII.
TERMINATION

Section 8.1           Termination Rights.

(a)            Termination by Mutual Consent. UAC and Astrana shall have the right to terminate this Agreement at any time prior to the Closing by mutual written consent.

(b)            Termination by Either UAC or Astrana. Each of UAC and Astrana shall have the right to terminate this Agreement at any time prior to the Closing, if:

(i)             the Closing shall not have been consummated on or prior to the date that is one (1) year after the date hereof (the “End Date”), which End Date may be extended by up to sixty (60) days by UAC or Astrana in the event the only conditions to be satisfied are the conditions set forth in Section 7.1(a); provided, however, that the right to terminate this Agreement under this Section 8.1(b)(i) shall not be available to a Party if the failure of the Closing to have occurred on or prior to the End Date was caused by, or resulted from, such Party’s (or in the case of UAC, any Seller’s; or in the case of Astrana, any Buyer’s) breach of, or such Party’s (or in the case of UAC, any Seller’s; or in the case of Astrana, any Buyer’s) failure to perform or comply with, any of its covenants or agreements hereunder; provided, further, that Astrana shall not have the right to terminate this Agreement pursuant to this Section 8.1(b)(i) if Sellers have commenced a proceeding to compel specific performance of Buyers’ obligations hereunder; or

(ii)           a Legal Restraint is in effect that has become final and nonappealable.

(c)            Termination by Buyers. If Buyers are not in material breach of their respective obligations under this Agreement, Astrana shall have the right to terminate this Agreement if any Seller breaches or fails to perform any of its material covenants or agreements hereunder, or if any of the representations or warranties in ARTICLE III or ARTICLE IV fails to be true and correct, which breach or failure (i) would give rise to the failure of a condition in Section 7.1, Section 7.2(a) or Section 7.2(b), as applicable, and (ii) is not reasonably capable of being cured by the Sellers within thirty (30) days after receipt by Sellers of written notice from a Buyer of such breach or failure, or, if reasonably capable of being cured during such thirty (30) day period, is not cured by the Sellers within such thirty (30) day period.

(d)            Termination by Sellers. If the Sellers are not in material breach of their respective obligations under this Agreement, UAC shall have the right to terminate this Agreement if any Buyer breaches or fails to perform any of its material covenants or agreements hereunder, or if any of the representations or warranties in ARTICLE V fails to be true and correct, which breach or failure (i) would give rise to the failure of a condition in Section 7.1, Section 7.3(a) or Section 7.3(b), as applicable, and (ii) is not reasonably capable of being cured by such Buyer within thirty (30) days after receipt by such Buyer of written notice from UAC of such breach or failure, or, if reasonably capable of being cured during such thirty (30) day period, is not cured by the Buyers within such thirty (30) day period.

Section 8.2           Effect of Termination; Procedure for Termination.

(a)            If this Agreement is terminated in accordance with Section 8.1, this Agreement shall be void and of no force or effect, without any liability or obligation on the part of any Party, whether arising prior to or after such termination, based on or related to this Agreement or the negotiation, execution, performance or subject matter hereof (whether in Contract or in tort or otherwise, or whether at Law (including at common Law or by statute) or in equity); provided, however, that (i) the Confidentiality Agreement, this Section 8.2 and ARTICLE XII shall survive any such termination and shall remain in full force and effect and (ii) no such termination or this Section 8.2(a) shall relieve any Party of any liability for any willful and material breach hereof (including the failure of a Party to consummate the transactions contemplated by this Agreement following the satisfaction of all the conditions to such Party’s obligations under ARTICLE VII) occurring prior to such termination.

(b)            This Agreement may be terminated only pursuant to Section 8.1. In order to terminate this Agreement under Section 8.1, the Party desiring to terminate this Agreement shall give written notice of such termination to the other Parties in accordance with Section 12.8, specifying the provision hereof pursuant to which such termination is effected.

ARTICLE IX.
LIMITED SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS; Indemnification AND RELATED MATTERS

Section 9.1           Limited Survival; Claim Notices.

(a)            Limited Survival. All of the representations, warranties, covenants and agreements set forth in this Agreement, the Disclosure Schedules or in any certificate or instrument delivered in connection herewith will survive the Closing Date until the Applicable Limitation Date of such representation, warranty, covenant or agreement, at which time such representation, warranty, covenant or agreement will expire and terminate and no indemnification obligation or claim will be associated therewith or based thereon (other than claims made solely pursuant to the R&W Policy). For purposes of this Agreement, the term “Applicable Limitation Date” shall mean: (i) with respect to the representations and warranties contained in this Agreement, the date that is twelve (12) months following the Closing Date; provided, that with respect to the representations and warranties set forth in Section 3.1 (Due Organization and Good Standing), Section 3.2 (Title; Capitalization; Subsidiaries), Section 3.3 (Authority; Binding Nature of Agreement), Section 3.4(a)(i) (Noncontravention; Consents), Section 3.25 (Brokers), Section 4.1 (Due Organization and Good Standing), Section 4.2 (Title), Section 4.3 (Authority; Binding Nature of Agreement and Other Transaction Agreements), Section 4.4(a)(i)-(ii) (Noncontravention; Consents), Section 4.6 (Brokers), Section 5.1 (Due Organization and Good Standing), Section 5.2 (Authority; Binding Nature of Agreement and Other Transaction Agreements), Section 5.3(a)(i) (Noncontravention; Consents), and Section 5.7 (Brokers) (collectively, the “Fundamental Representations”) and the Tax Representations, the Applicable Limitation Date shall be the date that is sixty (60) days after the expiration of the applicable statute of limitations with respect to the subject matter of any such representation or warranty; (ii) for all covenants and agreements that by their terms are to be performed on or prior to the Closing Date, the date that is twelve (12) months following the Closing Date; and (iii) for all covenants and agreements that by their terms are to be performed subsequent to the Closing Date, only for such period (and claims pursuant to Section 9.2(a)(ii) must be brought) for the period contemplated by their respective terms, or, if no such period is contemplated, until fully performed. The Parties acknowledge and agree that with respect to any claims for indemnification pursuant to this Agreement, the Applicable Limitation Date shall govern when any such claim may be brought and shall replace and supersede any statute of limitations that may otherwise be applicable. The Parties further acknowledge that the time periods set forth in this Article IX for the assertion of claims under this Agreement are the result of arms-length negotiation among the Parties and that the Parties intend for such time periods to be enforced as agreed by the Parties. Further, the representations and warranties of each of the Parties set forth in this Agreement are material and shall be deemed to have been relied upon by the Party or Parties to whom they are made and shall survive as set forth above, regardless of any investigation on the part of such Party or its representatives (each Party reserving all rights hereunder in connection with any breach or alleged breach).

(b)            Claims Notices. If any Person entitled to indemnification pursuant to Section 9.2 (each, an “Indemnified Party” and together, the “Indemnified Parties”) has incurred a Loss prior to the end of the Applicable Limitation Date and made a proper claim for indemnification pursuant to Section 9.2 subject to the terms and conditions of this Article IX, prior to the end of the Applicable Limitation Date, including by delivering prompt written notice (stating in reasonable detail the amount (to the extent known) and nature of, and factual and legal basis for, any such claim for indemnification) to the Indemnifying Party, the relevant representation, warranty or covenant shall not expire with respect to such claim, and such claim may be pursued until the final resolution of such claim in accordance with the provisions of this Article IX.

Section 9.2           Indemnification.

(a)            Subject to each of the limitations set forth in this Article IX, the Sellers shall, on a joint and several basis, indemnify and hold harmless Buyers and their Affiliates (including the Acquired Entities after the Closing), officers, directors, managers, employees, stockholders, members, agents, representatives, successors and permitted assigns (each, a “Buyer Indemnified Party,” and together, the “Buyer Indemnified Parties”) from and against any Losses that are actually incurred or suffered by such Buyer Indemnified Party, or such Buyer Indemnified Party becomes subject to, as a result of:

(i)            any inaccuracy or breach of any representation or warranty concerning any Acquired Entity or by any Seller or in this Agreement (including any certificate delivered by or on behalf of any Seller in connection herewith);

(ii)           any failure to perform or breach of any covenant or agreement in this Agreement by (A) any Acquired Entity (solely with respect to covenants and agreements that by their terms are to be performed on or prior to the Closing Date) or (B) Parent (with respect to ARTICLE XI only) or any Seller;

(iii)          all Pre-Closing Taxes;

(iv)          any unpaid Indebtedness or Unpaid AE Transaction Expenses of the Acquired Entities or Sellers as of Closing;

(v)           the matters set forth on Schedule 9.2(a)(v);

(vi)          any Fraud committed by any Seller; or

(vii)         the matters set forth on Schedule 9.2(a)(vii).

(b)            Subject to each of the limitations set forth in this Article IX, Buyers shall, on a joint and several basis, indemnify and hold harmless each Seller and its respective Affiliates, officers, directors, managers, employees, stockholders, members, agents, representatives, successors and permitted assigns (each, a “Seller Indemnified Party,” and together, the “Seller Indemnified Parties”) from and against any Losses that are actually incurred or suffered by such Seller Indemnified Party, or such Seller Indemnified Party becomes subject to, as a result of (i) any inaccuracy or breach of any representation or warranty made by any Buyer in this Agreement (including any certificate delivered by or on behalf of any Buyer in connection herewith); (ii) any failure to perform or breach of any covenant or agreement by any Buyer in this Agreement; (iii) any Continuing Business Support Obligation; or (iv) any Fraud committed by any Buyer.

Section 9.3           Limitations on Indemnification Obligations. The rights of the Indemnified Parties to indemnification pursuant to Section 9.2 are subject to the limitations set forth in this Section 9.3 and elsewhere in this Article IX.

(a)            Notwithstanding anything to the contrary contained herein, the Sellers shall not be required to indemnify any Buyer Indemnified Party pursuant to, and shall not have any liability under, Section 9.2(a)(i) until the aggregate amount of all Losses for which the Sellers would be liable under Section 9.2(a)(i), but for this Section 9.3(a), exceeds on a cumulative basis an amount equal to the Deductible, in which case, the Buyer Indemnified Parties shall be entitled to indemnification only for the amount of such Losses in excess of the Deductible; provided, however, that the Deductible shall not apply to any Losses which result from any inaccuracy or breach of any Fundamental Representation or Tax Representation made by Sellers, or any claim based on or arising out of Fraud.

(b)            Notwithstanding anything to the contrary contained herein, the Buyers shall not be required to indemnify any Seller Indemnified Party pursuant to, and shall not have any liability under, Section 9.2(b)(i) until the aggregate amount of all Losses for which the Buyers would be liable under Section 9.2(b)(i), but for this Section 9.3(b), exceeds on a cumulative basis an amount equal to the Deductible, in which case, the Seller Indemnified Parties shall be entitled to indemnification only for the amount of such Losses in excess of the Deductible; provided, however, that the Deductible shall not apply to any Losses which result from any inaccuracy or breach of any Fundamental Representation made by Buyer, any claim based on or arising out of Fraud.

(c)            No right to be indemnified or held harmless pursuant to Section 9.2(a)(i) shall exist and no claim may be made following such time, if any, that the aggregate amount paid by the Sellers for indemnification pursuant to Section 9.2(a)(i) (other than with respect to Losses which result from any inaccuracy or breach of any Fundamental Representation or Tax Representation made by Sellers, or any claim based on or arising out of Fraud) (whether from the Indemnity Escrow Account or directly from Sellers) equals $125,000.

(d)            No right to be indemnified or held harmless pursuant to Section 9.2(b)(i) shall exist and no claim may be made following such time, if any, that the aggregate amount paid by the Buyers for indemnification pursuant to Section 9.2(b)(i) (other than with respect to Losses which result from any inaccuracy or breach of any Fundamental Representation made by Buyer, or any claim based on or arising out of Fraud) equals $7,500,000.

(e)            No right to be indemnified or held harmless pursuant to Section 9.2(a) (other than pursuant to Section 9.2(a)(iii) with respect to clause (iv) of the definition of Pre-Closing Taxes or Losses in respect of Fraud, which claims shall be uncapped) shall exist and no claim may be made following such time, if any, that the aggregate amount paid by Sellers for indemnification pursuant to Section 9.2(a) (other than with respect to Fraud or with respect to any Losses which relate to clause (iv) of the definition of Pre-Closing Taxes) (whether from the Indemnity Escrow Account or directly from Sellers) equals the Purchase Price.

(f)            No right to be indemnified or held harmless pursuant to Section 9.2(b) shall exist and no claim may be made following such time, if any, that the aggregate amount paid by Buyers for indemnification pursuant to Section 9.2(b) (other than with respect to any claim based on or arising out of Fraud) equals the Purchase Price.

(g)            The Indemnified Parties shall diligently pursue recovery for Losses under any available insurance coverage (including, as to the Buyer Indemnified Parties, the R&W Policy) and shall use commercially reasonable efforts to pursue payment from any applicable Person under any agreement, contract, arrangement or commitment pursuant to which any Indemnified Party is entitled to indemnification for any Loss for which an Indemnified Party seeks indemnification pursuant to this ARTICLE IX.

(h)            Neither Seller nor Buyers shall (and each shall cause its Affiliates not to) solicit claims from any Persons for the primary purpose of creating claims for indemnification for which any Person would be responsible under this Agreement.

(i)            The Parties acknowledge that Buyers are obtaining the R&W Policy. The Parties agree that, if a Buyer Indemnified Party is entitled to indemnification pursuant to Section 9.2(a)(i) or Section 9.2(a)(iii):

(i)            The Indemnity Escrow Account held by the Escrow Agent will be the first source of recovery against Sellers for such amounts payable to the Buyer Indemnified Parties, after (if applicable) satisfaction of the Deductible threshold described above, until the earlier to occur of its exhaustion or release.

(ii)           The R&W Policy will be the second source of recovery for the Buyer Indemnified Parties with respect to such claims covered thereby; provided, that, for Losses which result from breaches of Fundamental Representations or Tax Representations or pursuant to Section 9.2(a)(iii), to the extent (but only to the extent) that the retention under the R&W Policy has not been exhausted, the Losses are excluded from coverage under the R&W Policy or the policy limit of the R&W Policy has been reached and paid, the Buyer Indemnified Parties may recover directly from Sellers under Section 9.2(a)(i) and Section 9.2(a)(iii), as applicable, subject to the limits in this ARTICLE IX. NOTWITHSTANDING ANY PROVISION IN THIS AGREEMENT TO THE CONTRARY, BUYER, ON BEHALF OF itself AND THE OTHER Buyer Indemnified Parties, ACKNOWLEDGES AND AGREES THAT THE FOREGOING SHALL CONTINUE TO APPLY EVEN IF (i) THE R&W Policy IS REVOKED, CANCELLED OR MODIFIED, OR EXPIRES, IN ANY MANNER (AND EVEN IF THE R&W Policy IS NOT ISSUED); (ii) ANY CLAIM MADE AGAINST THE R&W Policy IS DENIED BY THE INSURER; OR (iii) ALL AMOUNTS PERMITTED TO BE RECOVERED AGAINST THE R&W Policy HAVE BEEN RECOVERED.

(iii)          For the avoidance of doubt, nothing contained herein shall in any way limit the Buyer Indemnified Parties’ ability to recover under the R&W Policy.

(j)            In no event shall any Buyer Indemnified Party be entitled to indemnification pursuant to this Article IX with respect to a specific Loss to the extent such Loss is accounted for in the calculation of the Purchase Price, as finally determined in accordance with Section 2.3 to avoid “double dipping.”

(k)          With respect to any indemnifiable Losses arising under Section 9.2(a)(v), such Losses shall be limited to direct Losses incurred or suffered by the Buyer Indemnified Persons and shall not include Losses based on a multiple of losses or damages or diminution in value or the costs of investigation (unless, with respect an investigation, an investigation commenced in connection with a Claim by a Governmental Entity).

(l)            R&W Policy.

(i)            The Buyers and Sellers acknowledge that Buyers are obtaining the R&W Policy for purposes of certain coverage of Losses related this Agreement. Nothing in this Agreement shall limit the right of any Buyer Indemnified Party to make claims against the R&W Policy. For purposes of clarity, as between any Buyer Indemnified Party, on the one hand, and the insurer under the R&W Policy, on the other hand, none of the terms, limitations, conditions and restrictions (including time for asserting claims or the procedures required by Section 9.5 hereof) on indemnification set forth in this ARTICLE IX or elsewhere in this Agreement shall affect the rights of the Buyer Indemnified Party under the R&W Policy, which rights shall be governed solely thereby.

(ii)           As between Sellers and the Buyer Indemnified Parties, the Buyer Indemnified Parties bear all risk of (i) the insurer’s insolvency or its breach of the R&W Policy, (ii) the failure of the Buyer Indemnified Parties to file notices of claims that are timely and sufficient under the R&W Policy, or (iii) the insurer’s failure to make any payments to any of the Buyer Indemnified Parties under the R&W Policy.

Section 9.4           Determination of Losses. The right to recover indemnifiable Losses shall be as follows:

(a)           Losses shall be determined without duplication of recovery by reason of the state of facts giving rise to such Losses constituting a breach of more than one representation, warranty, covenant or agreement such that the Buyer Indemnified Parties shall not be entitled to seek or receive indemnification for the same Loss more than once under this Article IX even if a claim or claims for indemnification in respect of such Loss has been made as a result of a breach of more than one representation, warranty, covenant or agreement contained in this Agreement or in any certificate or other instrument or document delivered pursuant hereto or thereto.

(b)          For the purposes of calculating Losses to which the Buyer Indemnified Parties are entitled under this Article IX, (i) such Losses shall be reduced by the amount of any cash proceeds that any Buyer Indemnified Party actually receives (to the extent duplicative of amounts paid by the Sellers in respect of such Losses (i.e., a double recovery)) pursuant to the terms of any insurance policies (including the R&W Policy), adjusted to reflect any out of pocket fees, expenses and costs actually incurred in connection with such recovery; provided, however, that to the extent that a Buyer Indemnified Party actually receives any cash proceeds (to the extent duplicative of amounts paid by the Sellers in respect of such Losses (i.e., a double recovery)) pursuant to the terms of any insurance policies (including the R&W Policy) after the receipt of an indemnification payment from the Sellers in respect of such Losses, such Buyer Indemnified Party shall promptly reimburse such Sellers for such subsequent recoveries, adjusted to reflect any out of pocket fees, expenses and costs actually incurred in connection with such recovery; (ii) such Losses shall be reduced by the amount of any cash proceeds that any Buyer Indemnified Party actually receives (to the extent duplicative of amounts paid by the Sellers in respect of such Losses (i.e., a double recovery)) from any other Person (including as a result of or related to any indemnification or contribution by any third party or other cash receipts or sources of reimbursement received) with respect to such Losses; provided, however, such Buyer Indemnified Party shall promptly reimburse Sellers for any subsequent recoveries from such sources if previously indemnified hereunder so as to avoid a double recovery; (iii) such Losses shall not include punitive, special or exemplary damages (unless payable to third parties); and (iv) with respect to Losses related to UAC, GTPA and HPN, such Losses shall be reduced by any Tax benefit, credit or refund which the applicable Buyer Indemnified Party actually realizes or receives on or prior to the end of the taxable period in which the applicable payment is made.

(c)            All of the representations and warranties set forth in this Agreement or any certificate or schedule that are so qualified as to “material,” “materiality,” “material respects,” “Material Adverse Effect” or words of similar import or effect shall be deemed to have been made without such qualification for purposes of determining: (i) whether a breach of such representation or warranty has occurred and (ii) the amount of Losses resulting from, arising out of or relating to any such breach of such representation or warranty; provided that the foregoing shall not apply (I) with respect to the terms “Material Contracts” (or any portion of the definition thereof), (II) in determining whether Fraud exists, (III) to the term “Material Adverse Effect” used in clause (a) of Section 3.6 or (IV) to the first sentence of Section 3.14(a) or in Section 3.22(b).

Section 9.5           Third Party Claims.

(a)            If any claim, action or proceeding by a Person who is not a Party or an Affiliate of a Party (other than a Tax Contest) (a “Third Party Claim”) is made, commenced or threatened in writing against any Indemnified Party, and if such Person intends to seek indemnity with respect thereto under this Article IX (subject to Section 9.3 and the rights of the insurer under the R&W Policy to conduct the defense of Third Party Claims covered by the R&W Policy), such Indemnified Party shall promptly deliver a Claim Notice to the Party or Parties from whom it seeks indemnification (the “Indemnifying Party”) within five (5) Business Days after receipt of notice of such Third Party Claim (or within such shorter period of time as may be necessary to give the Indemnifying Party a reasonable opportunity to respond to and defend such Third Party Claim); provided, that the failure to promptly deliver such Claim Notice to the Indemnifying Party shall not relieve the Indemnifying Party of its indemnification obligation hereunder except to the extent that the Indemnifying Party has been actually prejudiced thereby. Any request for indemnification made by an Indemnified Party shall be in writing, shall specify in reasonable detail the basis for such claim, the facts and any available information pertaining thereto, the breach of warranty or representation or covenant set forth in this Agreement pursuant to which Losses are being claimed by the Indemnified Party, and (if known) the amount of Losses incurred or reasonably expected to be incurred by the Indemnified Parties in connection with such Third Party Claim (a “Claim Notice”). If the Indemnifying Party objects to the indemnification of an Indemnified Party in respect of any claim or claims specified in any Claim Notice, the Indemnifying Party, shall deliver a written notice specifying in reasonable detail the basis for such objection to Buyers on behalf of the Indemnified Party, within fifteen (15) Business Days after delivery by the Indemnified Party of such Claim Notice (the “Dispute Statement”). If a Dispute Statement is not received by Buyers within such fifteen (15) Business Day period, the amount set forth in the Claim Notice shall be deemed accepted by the Indemnifying Party. If the Indemnifying Party delivers to Buyers a Dispute Statement applicable to all or any portion of a claim within the period for delivery of the same set forth above, then the amount in dispute by such Indemnifying Party in such Dispute Statement shall not be payable to the Indemnified Party until either (x) Buyers and UAC jointly agree in writing to the resolution of the amount in dispute in such Dispute Statement, or (y) a court of competent jurisdiction enters a final non-appealable order regarding the claim and the amount in dispute in such Dispute Statement, accompanied by a written opinion of a counsel of the presenting party to the effect that the court award, judgment or order is from a court of competent jurisdiction and that such court award, judgment or order is final and non-appealable.

(b)            The Indemnifying Party shall be entitled at its option to assume the defense of such Third Party Claim and (i) the Indemnified Party shall cooperate fully, at the Indemnifying Party’s sole cost and expense, and shall be entitled to reasonably consult with the Indemnifying Party in connection therewith at its own expense, (ii) the Indemnifying Party, and not the Indemnified Party, shall have the exclusive right to settle and defend such Third Party Claim; provided, if the defendants in any such action include both the Indemnifying Party and the Indemnified Party and the Indemnified Party reasonably shall have concluded that there may be a conflict between the positions of the Indemnifying Party and the Indemnified Party in conducting the defense of any such action or that there may be legal defenses available to it that are different from or additional to those available to the Indemnifying Party, then the Indemnified Party shall have the right to select separate counsel to assume such legal defenses on behalf of such Indemnified Party and to otherwise participate in the defense of such action on behalf of such Indemnified Party, in which case the reasonable fees and expenses of such counsel shall be at the expense of the Indemnifying Party, (iii) the Indemnifying Party shall not, without the written consent of the Indemnified Party (which shall not be unreasonably withheld, conditioned or delayed), (A) settle or compromise any Third Party Claim or consent to the entry of any judgment that provides for relief other than the payment of monetary damages that are fully indemnified by the Indemnifying Party hereunder or (B) settle or compromise any claim or consent to the entry of any judgment which does not include as an unconditional term thereof the giving by the claimant to the Indemnified Party a release from all liability in respect to such claim. Assumption by the Indemnifying Party of control of the settlement or defense of a Third Party Claim shall not be deemed an admission that such Third Party Claim is indemnifiable under this Article IX or that any amount of Losses in connection with such Third Party Claim are indemnifiable under this Article IX. If the Indemnifying Party does not assume control of the settlement or defense of a Third Party Claim, the Indemnified Party shall retain control of the settlement or defense of such Third Party Claim. The Indemnified Party shall not pay or settle any Third Party Claim without the prior written consent of the Indemnifying Party (which shall not be unreasonably withheld, conditioned or delayed).

(c)            Notwithstanding the foregoing, the Indemnifying Party shall not be entitled to assume the defense of any Third Party Claim if: (i) the Indemnifying Party would be required to indemnify the Indemnified Party for less than half of the Losses that are reasonably foreseeable to result from any such Third Party Claim, (ii) such Third Party Claim relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation, (iii) the Indemnifying Party is unable to demonstrate to the Indemnified Party’s reasonable satisfaction that it has the financial resources necessary to actively and diligently defend the matter and fulfill its indemnification obligations or (iv) such Third Party Claim seeks an injunction or equitable relief against the Indemnified Party.

(d)            Each Party shall, and the Buyers shall cause the Acquired Entities to, cooperate in the defense or prosecution of any Third Party Claim in respect of which indemnity may be sought hereunder and the Buyers and the Acquired Entities (or a duly authorized Representative of such Party) shall (and shall cause the Acquired Entities to) furnish such assistance, records, information and testimony, and attend (and shall cause its Representatives and employees to attend) such conferences, discovery proceedings, hearings, trials and appeals, as may be reasonably requested in connection therewith, and in all cases, at the Indemnifying Party’s sole cost and expense to the extent such cost and expense is indemnifiable hereunder and subject to the limitations set forth in this Article IX. The Party controlling the settlement or defense of a Third Party Claim shall keep the Indemnifying Party or the Indemnified Party, as applicable, advised of the status of such Third Party Claim and fees incurred with respect thereto, on at least a monthly basis, and shall consider in good faith recommendations made by the non-controlling Party with respect thereto.

(e)            Notwithstanding the foregoing, Section 11.4 and not this Section 9.5 shall govern all Tax Contests.

Section 9.6           Mitigation. Each Indemnified Party shall take all commercially reasonable actions to mitigate all Losses incurred or reasonably expected to be incurred by it or any other Indemnified Party upon becoming aware of any fact, event or circumstance that has resulted in, or would reasonably be expected to give rise to, any such Loss. The Indemnified Parties and the Indemnifying Party hereto shall cooperate with each other with respect to resolving any claim or Liability underlying any Loss with respect to which the Indemnifying Party is obligated to indemnify any Person hereunder, including by making commercially reasonable efforts to mitigate or resolve any such claim or Liability.

Section 9.7           Subrogation. Without limiting the foregoing provisions of this Article IX or any Party’s other rights or remedies hereunder, if any Indemnifying Party makes or is required to make an indemnification payment to an Indemnified Party with respect to any Loss, upon consent of the Indemnified Party, which consent shall not be unreasonably withheld, then the Indemnifying Party will be entitled to exercise, and will be subrogated, to the extent of such payment, to all related rights and remedies of such Indemnified Party or any of the Indemnified Party’s stockholders, directors, officers, employees or agents may have against any other Person under any insurance policy or other agreement or right against or with respect to such Loss, except with respect to amounts not yet recovered by such Indemnified Party (or any other such Person entitled to indemnification hereunder) under any such insurance policy or other agreement or right that already have been netted against such Loss for purposes of determining the indemnifiable amount of such Loss. Promptly following any Indemnifying Party's request, such Indemnified Party will take, and will cause any of its Affiliates that is a Indemnified Party to take, all such actions (at the sole cost and expense of the Indemnifying Party) as the Indemnifying Party may reasonably request (including the execution and delivery of any document reasonably requested) to accomplish the foregoing.

Section 9.8           Exclusive Remedy. From and after the Closing, notwithstanding anything else contained in this Agreement to the contrary, except as provided in Section 2.3 (Post-Closing Adjustment), Section 6.12 (Third-Party Payor Payments), ARTICLE XI, Schedule D, Exhibit D and equitable remedies as provided for in Section 6.6 and Section 12.5, the sole and exclusive remedies of the Parties and their respective Affiliates, successors and permitted assigns for any Losses or other costs, expenses, judgments, fines, claims, damages and assessments arising out of, relating to or based upon (directly or indirectly) this Agreement, the negotiation, execution or performance of this Agreement, the subject matter of this Agreement, any Exhibit or Schedule hereto, or any ancillary agreement, certificate or other document entered into, made, delivered, or made available in connection herewith or therewith, or the transactions contemplated hereby or thereby, regardless of the legal theory under which any liability, remedy or obligation may be sought to be imposed, whether sounding in contract, warranty, fraud, tort (including negligence) common law, strict liability, statute or otherwise, whether at law or in equity, or otherwise, are the indemnification obligations expressly set forth in this Article IX and the R&W Policy. Notwithstanding anything to the contrary, the provisions of this Section 9.8 shall not, however, prevent or limit any claim or cause of action (a) under any Other Transaction Agreement (excluding any certificate delivered hereunder) or (b) for Fraud.

Section 9.9            Indemnity Escrow Amount Release. Within three (3) Business Days following the twelve (12) month anniversary of the Closing Date, Buyers and UAC shall cause the Escrow Agent to disburse to Sellers the remaining amount, if any, in the Indemnity Escrow Account in accordance with the Escrow Agreement; provided, that, if on the twelve (12) month anniversary of Closing any claim for indemnification is pending, then there shall be withheld from the distribution to Sellers such amount of the Indemnity Escrow Account as is necessary to cover such Losses as asserted in good faith by the Buyer Indemnified Parties in connection with such claim, and such withheld amount shall either be (i) paid to the Buyer Indemnified Parties or (ii) paid to Sellers as determined upon final resolution of such claim. Buyers and Sellers agree to provide joint written instructions to the Escrow Agent in accordance with this Section 9.9 and the Escrow Agreement.

Section 9.10           Guarantees. Parent beneficially owns all of the Equity Securities of the Sellers and, as a result thereof, Parent will receive substantial direct and indirect benefits from the consummation of the transactions contemplated by this Agreement.  In consideration of the foregoing benefits, the Purchase Price and other good and valuable consideration paid to Sellers at Closing pursuant to this Agreement and as a further inducement for Buyers to enter into this Agreement, Parent hereby absolutely, unconditionally and irrevocably guarantees to Buyers as a continuing obligation, the due payment and performance by Sellers of all the covenants, agreements and obligations of Sellers set forth in this Agreement and the Other Transaction Agreements to which Sellers are a party (the “Seller Obligations”), if and when due in accordance with the terms and conditions thereof, as applicable. If Sellers fail to pay any amount or perform any Seller Obligation when due in accordance with the terms and conditions of this Agreement, Parent shall pay such amount to Buyers and perform such obligation forthwith upon receiving written demand therefor from Buyers. Parent will be liable under this guarantee as if it were a primary obligor and not merely as a surety. The guarantee hereunder shall be a continuing guarantee and shall remain in full force and effect with respect to the Seller Obligations until such Seller Obligation has been paid and performed in full in accordance with the terms and conditions thereof. The guarantee is in addition to, and independent of, any lien, guarantee or other security or right or remedy now or at any time hereafter held by or made available to Buyers. More than one demand may be made under this guarantee. Parent hereby reserves the right to assert defenses which Sellers may have to payment or performance of any Seller Obligation under this Agreement (including, without limitation, any defense related to the limitations set forth in Section 9.3 and any applicable Law).

Section 9.11           Manner of Payment; Tax Treatment. Any indemnification of the Buyer Indemnified Parties or the Seller Indemnified Parties pursuant to this Article IX shall be effected by wire transfer of immediately available funds from the applicable Persons to an account designated in writing by the applicable Buyer Indemnified Parties or Seller Indemnified Parties, as the case may be, within fifteen (15) days after the final determination thereof. Any indemnification payment made under this Agreement shall be treated as an adjustment to the Closing Cash Consideration Amount for Tax purposes unless otherwise required by applicable Law.

ARTICLE X.
OTHER COVENANTS, AGREEMENTS AND ACKNOWLEDGMENTS

Section 10.1           No Other Representations and Warranties; Survival; As-Is Sale; Nonreliance.

(a)            Other than the representations and warranties expressly in Article III or Article IV or made by Sellers or any Affiliate of Sellers in the Other Transaction Agreements (including any certificate delivered hereunder) to which it is a party (collectively, the “Sell-Side Representations”), Sellers (on behalf of themselves and their respective Affiliates) disclaim (i) any other express or implied representation or warranty whatsoever (whether at law (including at common law or by statute) or in equity) in connection with or related to the transactions contemplated hereby or by any Other Transaction Agreement, including related to (1) the Acquired Entities or any of their respective businesses (including the Business), assets, employees, Permits, Liabilities, operations, prospects or condition (financial or otherwise) or (2) any opinion, projection, forecast, statement (including any forward-looking statement), budget, estimate, advice or other similar information (including information related to the future revenues, earnings, results or operations (or any component thereof)), cash flows, financial condition (or any component thereof) or the future business and operations, as well as any other business plan and cost-related plan information of or related to the foregoing (collectively, “Seller Projections”), in each case, (A) with respect to the Acquired Entities or any of their respective businesses (including the Business), assets, employees, Permits, liabilities, operations, prospects or condition (financial or otherwise), (B) whether made, communicated or furnished (orally or in writing), or to be made, communicated or furnished (orally or in writing), to the Buyers or any of their respective Representatives and (C) whether made by Sellers, any Acquired Entity or any of their respective Representatives or direct or indirect equity holders or any other Person and (ii) all liability for any such other representation or warranty or any Seller Projection, except that nothing in this Agreement will limit or exclude any liability of Sellers for Fraud.

(b)            Other than the Sell-Side Representations, Buyers (i) acknowledge and agree that none of Sellers, any Acquired Entity or any of their respective Representatives or direct or indirect equity holders or any other Person make, or have made, any other express or implied representation or warranty whatsoever (whether at law (including at common law or by statute) or in equity) in connection with or related to the transactions contemplated hereby or by the Other Transaction Agreements, (ii) acknowledge and agree to Sellers’ disclaimer of any such other representation or warranty or any Seller Projection and of all liability and responsibility for any such other representation or warranty or any Seller Projection, and (iiii) acknowledge and agree that none of Sellers, any Acquired Entity or any of their respective Representatives or direct or indirect equity holders shall have any liability for any alleged nondisclosure or misrepresentation made by any such Person or in connection with the accuracy, completeness or materiality of any Seller Projection; provided, however, that (1) nothing in this Agreement shall in any way limit the liability of any Seller for Fraud and (2) nothing in this Agreement shall affect or impair any Person’s representations, warranties, covenants, agreements or recourse in or pursuant to the Other Transaction Agreements. The Buyers acknowledge and agree that (A) they have conducted to their satisfaction their own independent investigation of the transactions contemplated hereby (including, as applicable, related to the Acquired Entities and their respective businesses (including the Business), assets, employees, Permits, liabilities, operations, prospects, condition (financial or otherwise)), including reviewing all information and documents accessible by it or its Representatives in the “Project Coral” electronic data room, and, in making its determination to enter into this Agreement and proceed with the transactions contemplated hereby and the transactions contemplated by the Other Transaction Agreements, have relied solely on the results of such independent investigation and the Sell-Side Representations and the covenants and agreements set forth herein and in the Other Transaction Documents and (B) except the Sell-Side Representations and the covenants and agreements set forth herein and in the Other Transaction Documents, they have not relied on, or been induced by, any representation, warranty or other statement of or by Sellers, any Acquired Entity, any of their respective Representatives or direct or indirect equity holders or any other Person, including any Seller Projection, in making their determination to enter into this Agreement and proceed with the transactions contemplated hereby and the transactions contemplated by the Other Transaction Agreements.

(c)            Other than the representations and warranties expressly in ARTICLE V or made by the Buyers or any Affiliate of the Buyers in the Other Transaction Agreements (collectively, the “Buy-Side Representations”), each Buyer (on behalf of itself and its Affiliates) disclaims any other express or implied representation or warranty whatsoever (whether at law (including at common law or by statute) or in equity) in connection with or related to the transactions contemplated hereby or by any Other Transaction Agreement.

(d)          Other than the Buy-Side Representations, Sellers (i) acknowledge and agree that none of the Buyers or any of their Representatives or direct or indirect equity holders or any other Person make, or have made, any other express or implied representation or warranty whatsoever (whether at law (including at common law or by statute) or in equity) in connection with or related to the transactions contemplated hereby or by the Other Transaction Agreements, (ii) acknowledges and agree to the Buyers’ disclaimer of any such other representation or warranty and of all liability and responsibility for any such other representation or warranty. Each Seller acknowledges and agrees that (A) in making its determination to enter into this Agreement and proceed with the transactions contemplated hereby and the transactions contemplated by the Other Transaction Agreements, it has relied solely on the Buy-Side Representations and the covenants and agreements set forth herein and in the Other Transaction Documents and (B) except the Buy-Side Representations and the covenants and agreements set forth herein and in the Other Transaction Documents, it has not relied on, or been induced by, any representation, warranty or other statement of or by the Buyer, any of its Representatives or direct or indirect equity holders or any other Person in making its determination to enter into this Agreement and proceed with the transactions contemplated hereby and the transactions contemplated by the Other Transaction Agreements. Notwithstanding the foregoing, nothing in this Agreement shall in any way limit the liability of any Buyer for Fraud or affect or impair any Person’s representations, warranties, covenants, agreements or recourse in or pursuant to the Other Transaction Agreements.

Section 10.2           Release.

(a)            For and in consideration of the amount to be paid to the Sellers under this Agreement, and the additional covenants and promises set forth in this Agreement, effective as of the Closing, each Seller, on behalf of itself and its respective past, present and future officers, directors, employees, agents, general and limited partners, managers, management companies, members, advisors, direct and indirect equity holders, controlling Persons, and other representatives and Affiliates, and any heir, executor, administrator, successor or assign of any of the foregoing (collectively, the “Seller Releasing Persons”), hereby irrevocably and unconditionally releases and forever discharges Buyers and their Affiliates (including, after the Closing, the Acquired Entities), and Buyers’ and such Affiliates’ respective past, present and future officers, directors, employees, agents, general and limited partners, managers, management companies, members, advisors, direct and indirect equity holders, controlling Persons, and other representatives and Affiliates, and any heir, executor, administrator, successor or assign of any of the foregoing (collectively, the “Seller Released Persons”) of and from, and irrevocably and unconditionally waives and relinquishes any rights, claims or remedies arising from or related to, any and all Claims, causes of action, Orders, assessments, damages, deficiencies, losses, fines, interest, liabilities (including any indebtedness), obligations, penalties, executions and covenants whatsoever (in each case, whether accrued, absolute, contingent or otherwise, known or unknown, or due or to become due, express or implied, in Law or in equity, or based on Contract, tort or otherwise) that any Seller Releasing Person had, has or may have had at any time in the past until the Closing against the Seller Released Persons, or any of them, related to the Acquired Entities, including but not limited to any claims which relate to or arise out of such Seller Releasing Person’s prior relationship with any Acquired Entity (including its present and former subsidiaries, parent entities or any predecessors-in-interest) and with respect to any recoupment by CMS from any Acquired Entity arising from any CMS risk adjustment data validation audit with respect to codes submitted for claims with dates of service occurring prior to and including the Closing Date (collectively, for the purposes of this Section 10.2, “Seller Causes of Action”); provided, that, other than with respect to any recoupment by CMS from any Acquired Entity arising from any CMS risk adjustment data validation audit with respect to codes submitted for claims with dates of service occurring prior to and including the Closing Date, this release shall not affect or impair: (i) any Seller Causes of Action, rights of the Seller Releasing Persons or any obligations of the Seller Released Persons to the Seller Releasing Persons arising under this Agreement, in any Other Transaction Agreement, pursuant to any agreement set forth on Section 6.7 of the Disclosure Schedule, or otherwise pursuant to any contractual arrangement between the Seller Releasing Persons and the Seller Released Parties unrelated to the transactions contemplated hereby, (ii) any Seller Causes of Action or rights to reimbursement, indemnification or contribution of any Seller Releasing Person in his, her or its capacity as an officer, director, manager, stockholder, unitholder or employee of a Seller Released Person (whenever arising) under the governing documents of the applicable Seller Releasing Person or applicable Law or (iii) if the Seller Releasing Person is an employee of the Company as of the date hereof, any rights of the Seller Releasing Persons to payments in respect of such Seller Releasing Person’s employment with the Company to the extent accrued for in the calculation of Net Working Capital included in the Payment Statement.

(b)            For and in consideration of the substantial direct and indirect benefits from the consummation of the transactions contemplated by this Agreement, and the additional covenants and promises set forth in this Agreement, effective as of the Closing, Buyer, on behalf of itself and its respective past, present and future officers, directors, employees, agents, general and limited partners, managers, management companies, members, advisors, direct and indirect equity holders, controlling Persons, and other representatives and Affiliates (including the Acquired Entities after the Closing), and any heir, executor, administrator, successor or assign of any of the foregoing (collectively, the “Buyer Releasing Persons”), hereby irrevocably and unconditionally releases and forever discharges each Seller and its respective Affiliates (excluding the Acquired Entities), and each Seller’s and such Affiliates’ respective past, present and future officers, directors, employees, agents, general and limited partners, managers, management companies, members, advisors, direct and indirect equity holders, controlling Persons, and other representatives and Affiliates, and any heir, executor, administrator, successor or assign of any of the foregoing (collectively, the “Buyer Released Persons”) of and from, and irrevocably and unconditionally waives and relinquishes any rights, claims or remedies arising from or related to, any and all Claims, causes of action, Orders, assessments, damages, deficiencies, losses, fines, interest, liabilities (including any indebtedness), obligations, penalties, executions and covenants whatsoever (in each case, whether accrued, absolute, contingent or otherwise, known or unknown, or due or to become due, express or implied, in Law or in equity, or based on Contract, tort or otherwise) that any Buyer Releasing Person had, has or may have had at any time in the past until the Closing against the Buyer Released Persons, or any of them, related to the Acquired Entities (collectively, for the purposes of this Section 10.2, “Buyer Causes of Action”); provided, that this release shall not affect or impair: (i) any Buyer Causes of Action, rights of the Buyer Releasing Persons or any obligations of the Buyer Released Persons to the Buyer Releasing Persons arising under this Agreement, any Other Transaction Agreement, or pursuant to any agreement set forth on Section 6.7 of the Disclosure Schedule, or otherwise pursuant to any contractual arrangement between the Buyer Releasing Persons and the Buyer Released Parties unrelated to the transactions contemplated hereby or (ii) any Buyer Causes of Action or rights to reimbursement, indemnification or contribution of any Buyer Releasing Person in his, her or its capacity as an officer, director, manager, stockholder, unitholder or employee of a Buyer Released Person (whenever arising) under the governing documents of the applicable Buyer Releasing Person or applicable Law.

(c)            Each of the Sellers, on behalf of the Seller Releasing Persons, and Buyer, on behalf of the Buyer Releasing Persons, understands that the Seller Releasing Persons and Buyer Releasing Persons currently have sustained, or currently have or are subject to, or may in the future sustain or have or be subject to, as applicable, Claims, causes of action, Orders, assessments, damages, deficiencies, losses, fines, interest, liabilities (including any indebtedness), obligations, penalties, executions and covenants for which they might otherwise have made a claim, or sought a right or remedy, that are presently unknown or unsuspected. Each of the Sellers, on behalf of the Seller Releasing Persons, and Buyer, on behalf of the Buyer Releasing Persons, acknowledges that the releases and waivers in this Section 10.2 have been agreed upon and given in light of such facts and that the releases and waivers are intended to apply to all Claims, causes of action, Orders, assessments, damages, deficiencies, losses, fines, interest, liabilities (including any indebtedness), obligations, penalties, executions and covenants. IN THIS CONNECTION, Each of the Sellers, on behalf of the Seller Releasing Persons, and Buyer, on behalf of the Buyer Releasing Persons, UNDERSTANDS AND AGREES AS PART OF THE INDUCEMENT FOR THE CONSIDERATION GIVEN FOR SUCH RELEASES AND WAIVERS THAT EACH of the Sellers, on behalf of the Seller Releasing Persons, and Buyer, on behalf of the Buyer Releasing Persons, WAIVES THE PROVISIONS OF SECTION 1542 OF THE CALIFORNIA CIVIL CODE, WHICH SECTION READS AS FOLLOWS, AND ANY OTHER STATE, FEDERAL, PROVINCIAL OR FOREIGN STATUTE OR COMMON LAW PRINCIPLE OF SIMILAR EFFECT:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN TO HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

Each of the Sellers, on behalf of the Seller Releasing Persons, and Buyer, on behalf of the Buyer Releasing Persons, being aware of said code section agrees to expressly waive any rights such Seller Releasing Person or the Buyer Releasing Person may have thereunder, as well as under any other statute or common law principles of similar effect. The Seller Releasing Persons and the Buyer Releasing Persons are intended third-party beneficiaries of this Section 10.2, with full rights of enforcement of this Section 10.2 as if a party hereto.

(d)            Each of the Sellers, on behalf of the Seller Releasing Persons, and Buyer, on behalf of the Buyer Releasing Persons, hereby acknowledges that it has been informed that the Acquired Entities and/or their respective Affiliates and successors may from time to time enter into agreements for additional types of financing, including without limitation, recapitalizations, mergers and initial public offerings of equity interests of the Acquired Entities and/or their respective Affiliates and successors, and also may pursue acquisitions or enter into agreements for the sale of the Acquired Entities and/or their respective Affiliates or successors or all or a portion of the Acquired Entities’ or their Affiliates’ or successor’s assets, which may result in or reflect an increase in equity value or enterprise value and that any and all claims based on such increases in equity value or enterprise value (without limitation) are encompassed within the scope of the release described in this Section 10.2.

(e)            Each of the Sellers, on behalf of the Seller Releasing Persons, and Buyer, on behalf of the Buyer Releasing Persons, hereby irrevocably covenant to refrain from, directly or indirectly: (i) asserting any Seller Causes of Action or Buyer Causes of Action, as applicable, or commencing, instituting or causing to be commenced, or continuing with any claim, action or proceeding for a Seller Cause of Action or Buyer Cause of Action, as applicable, and this Agreement may be raised by any Seller Released Persons or Buyer Released Persons as an estoppel to any such claims, actions or proceedings with respect to the matters released hereunder and (ii) making any claim or commencing any action or proceeding against any Person (or assisting or encouraging any other Person in connection therewith) in which any claim, action or proceeding would arise against any Seller Released Persons or Buyer Released Persons for contribution or indemnity or other relief from, over and against any Seller Released Persons or Buyer Released Persons or which otherwise results in a Seller Released Person or Buyer Released Person suffering or incurring any Losses, whether under common law, equity, statute, Contract or otherwise, with respect to a Seller Cause of Action or Buyer Cause of Action with respect to the matters released hereunder. Without in any way limiting any of the rights and remedies otherwise available to any Seller Released Persons, Buyer shall indemnify and hold harmless the Sellers and each Seller Released Persons, as applicable, from and against all Seller Causes of Action released by the Buyer Releasing Persons hereunder whether or not involving third-party claims, actions or proceedings, arising directly or indirectly from or in connection with the assertion by or on behalf of any Buyer Releasing Person of any claim, action or proceeding or other matter which is, or is purported to be, a Seller Cause of Action released hereunder. Without in any way limiting any of the rights and remedies otherwise available to any Buyer Released Persons, Sellers shall indemnify and hold harmless Buyer and each Buyer Released Persons, as applicable, from and against all Buyer Causes of Action released by the Seller Releasing Persons hereunder whether or not involving third-party claims, actions or proceedings, arising directly or indirectly from or in connection with the assertion by or on behalf of any Seller Releasing Person of any claim, action or proceeding or other matter which is, or is purported to be, a Buyer Cause of Action released hereunder. It is the intention of the Seller Releasing Persons and the Buyer Releasing Persons that the release described in this Section 10.2 be effective as a bar to each Seller Cause of Action and Buyer Cause of Action hereinabove specified. In furtherance of this intention, the Seller Releasing Persons and the Buyer Releasing Persons hereby expressly waive any and all rights and benefits conferred upon it by the provisions of applicable Law with respect to any Seller Cause of Action or Buyer Cause of Action and expressly consents that the release described in this Section 10.2 shall be given full force and effect according to each and all of its express terms and provisions.

Section 10.3           Retention of Counsel. In any dispute or proceeding arising under or in connection with this Agreement after the Closing, (a) Sellers shall have the right, at their election, to retain Bass, Berry & Sims PLC to represent them in such matter, even if such representation shall be adverse to Buyers or the Acquired Entities, (b) Buyers and the Acquired Entities, for themselves and for their respective Representatives, successors and assigns, hereby irrevocably consent to any such representation in any such matter and (c) Buyers and the Acquired Entities, for themselves and for their respective Affiliates, successors and assigns, hereby irrevocably waive any actual or potential conflict arising from any such representation in the event of (i) any adversity between the interests of Sellers, on the one hand, and Buyers or the Acquired Entities, on the other hand, in any such matter or (ii) any Protected Communication.

Section 10.4           Protected Communications. The Parties agree that, immediately prior to the Closing, without the need for any further action, (a) all right, title and interest of any Acquired Entity in and to all Protected Communications shall thereupon transfer to and be vested solely in Parent, and (b) any and all protections from disclosure, including attorney–client privileges and work product protections, associated with or arising from any Protected Communications that would have been exercisable by any Acquired Entity shall thereupon be vested exclusively in Parent and shall be exercised or waived solely as directed by Parent. Notwithstanding the foregoing, if a dispute arises between a Buyer or any Acquired Entity, on the one hand, and any other Person (other than Sellers or any of their respective Representatives), on the other hand, a Buyer or such Acquired Entity may exercise any and all protections from disclosure, including attorney–client privileges and work product protections, associated with or arising from any Protected Communications, provided that none of any Buyer, any of the Acquired Entities or any Person acting on any of their behalf shall, without the prior written consent of Parent, waive or attempt to waive, or take any action that could result in a waiver of, any such protection against disclosure, including the attorney-client privileges or work product protection of, or provide to such Person or its Representatives, any Protected Communication.

Section 10.5           No Waiver of Privilege, Protection from Disclosure or Use. The Parties understand and agree that nothing herein, including Section 10.2 and Section 10.4, shall be deemed to be a waiver of any applicable attorney–client privilege or other protection from disclosure or use related to any Protected Communication. Each Party understands and agrees that it has undertaken reasonable efforts to prevent the disclosure of Protected Communications. Notwithstanding those efforts, the Parties understand and agree that the consummation of the transactions contemplated hereby could result in the inadvertent disclosure of Protected Communications. The Parties further understand and agree that any disclosure of any Protected Communications shall not waive or otherwise prejudice any claim of confidentiality, privilege, or protection from disclosure.

ARTICLE XI.
TAX MATTERS

Section 11.1           Certain Deductions and Actions Relating to Pre-Closing Tax Periods. Notwithstanding any other provision of this Agreement, to the extent permissible under applicable Law using a “more likely than not” standard, all Transaction Deductions shall be deducted in the Tax Returns of the Sellers or the Acquired Entities for Pre-Closing Tax Periods, applying the safe harbor set forth in Rev. Proc. 2011-29 to the extent applicable. Except as required by applicable Law, without the prior written consent of UAC (not to be unreasonably withheld, conditioned or delayed), Buyers and its Affiliates shall not, and shall not cause or permit any Acquired Entity to, (i) take any action on the Closing Date after the Closing other than as contemplated by this Agreement or in the Ordinary Course of Business that could reasonably be expected to materially increase any Tax Liability of any Seller, (ii) amend any Tax Return of any Acquired Entity for a taxable period ending on or prior to the Closing Date, (iii) file any Tax Return of any Acquired Entity for a Pre-Closing Tax Period other than Tax Returns filed in accordance with past practice of the Acquired Entity or as provided by this ARTICLE XI, or (iv) carry back any loss, credit or other Tax attribute of an Acquired Entity from a taxable period beginning after the Closing Date to a Pre-Closing Tax Period, in each case, if such action would result in any Seller or any of their Affiliates incurring any material Liability under Law or pursuant to this Agreement. For all taxable periods ending on or before the Closing Date, UAC shall (i) cause each Acquired Entity that is treated as a C corporation for U.S. federal income Tax purposes to join in Parent’s consolidated federal income Tax Return and, in jurisdictions requiring separate reporting Parent, to file separate company state and local income Tax Returns, (ii) cause Parent to include the income of such Acquired Entities (including any deferred items triggered into income by Treasury Regulations Section 1.1502-13 and any excess loss account taken into income under Treasury Regulations Section 1.1502-19) on Parent’s consolidated U.S. federal income Tax Returns and (iii) cause Parent to timely pay any U.S. federal income Taxes attributable to such income.

Section 11.2           Pass-Through Tax Returns Filed After the Closing Date. UAC (or any Person or Persons it designates) shall have the exclusive right to control the preparation of any Pass-Through Tax Form that is originally due after the Closing Date for any Pre-Closing Tax Period (excluding any Straddle Period) (each, a “Seller Pass-Through Return”). At least twenty (20) days before the due date of any such Seller Pass-Through Return (including any applicable extensions), UAC shall provide a draft of such Seller Pass-Through Return to Buyers for their review and approval (such approval not to be unreasonably withheld, conditioned or delayed). Each Seller Pass-Through Return shall be prepared in a manner consistent with past practice of the applicable Tax filer and without a change of any election or any accounting method unless otherwise required by Law or a change in fact or as required or permitted by this Agreement. UAC shall consider in good faith any such comments timely provided by Buyers in finalizing such Seller Pass-Through Return. Buyers shall have the right to control the preparation of any Pass-Through Tax Form for each Straddle Period (each, a “Buyer Return”). Each Buyer Return shall be prepared in a manner consistent with past practice of the applicable Tax filer and without a change of any election or any accounting method unless otherwise required by Law or a change in fact or as required or permitted by this Agreement. Any Buyer Return shall, if applicable, utilize the “interim closing” method and the “calendar day” convention pursuant to Treasury Regulation Section 1.706-4. Each Buyer Return will reflect an effective election under Code Section 754 for the taxable year that is the subject of the Buyer Return. At least twenty (20) days before the due date of any such Buyer Return (including any applicable extensions), UAC will be entitled to review each such Buyer Return and approve of the treatment of items reported with respect to the portion of the Straddle Period ending on the Closing Date (such approval not to be unreasonably withheld, conditioned or delayed); provided that, with respect to any income Tax Return that is a Buyer Return, Buyer will use commercially reasonable efforts, subject to the late receipt of information from the applicable Acquired Companies and their respective Subsidiaries, to provide a draft of each such Buyer Return to UAC no later than 150 days after the end of the taxable year reported on such Buyer Return. The Acquired Entities shall file or cause to be filed any such Seller Pass-Through Returns or Buyer Returns as prepared pursuant to this Section 11.2, and shall not amend any such Seller Pass-Through Return or Buyer Return without the prior written consent of UAC and Buyers (not to be unreasonably withheld, conditioned or delayed). No later than five (5) days prior to the due date thereof (including any applicable extensions), Sellers will pay to Buyers all Pre-Closing Taxes owed with respect to any Seller Pass-Through Return or Buyer Return.

Section 11.3           Other Tax Returns. Buyers or their Affiliates shall prepare and file, or cause to be prepared and filed, all Tax Returns (other than Seller Pass-Through Returns and Buyer Returns) that are required to be filed after the Closing Date by the Acquired Entities for Pre-Closing Tax Periods (including Straddle Periods) (each such Tax Return, a “Pre-Closing Tax Return”). All Pre-Closing Tax Returns shall be prepared in a manner consistent with past practice of the applicable Tax filer and without a change of any election or any accounting method unless otherwise required by Law or a change in fact or as required or permitted by this Agreement. At least ten (10) days before the due date of any Pre-Closing Tax Return, Buyers shall provide a draft of such Pre-Closing Tax Return to UAC for its review and approval (not to be unreasonably withheld, conditioned or delayed). No later than five (5) days prior to the due date thereof (including any applicable extensions), Sellers will pay to Buyers all Pre-Closing Taxes owed with respect to any Pre-Closing Tax Return. If Buyers and UAC are unable to reach agreement within ten (10) days after receipt by the preparing party of notice of disagreement regarding the preparation of a Seller Pass-Through Return, Buyer Return or Pre-Closing Tax Return, the disputed items shall be resolved by the Independent Accountant in accordance with the provisions of Section 2.3. Any determination by the Independent Accountant shall be final and binding on the parties. The Independent Accountant shall resolve any disputed items within twenty (20) days of having the item referred to it pursuant to such procedures as it may require. If the Independent Accountant is unable to resolve any disputed items before the due date (including extensions) for such Tax Return, the Tax Return shall be filed as prepared by the preparing party and then amended to reflect the Independent Accountant’s resolution.

Section 11.4           Tax Contests.

(a)            UAC or its designee shall be entitled to control, at the sole cost and expense of Sellers, any audit, proceeding or contest pertaining to a Pass-Through Tax Form in respect of the Relevant Partnerships relating to a taxable period ending on or prior to the Closing Date (a “Pass-Through Pre-Closing Tax Contest”); provided that Buyers may participate in such proceedings at its own expense and UAC will consider any reasonable, written comments of Buyers provided with respect to any Pass-Through Pre-Closing Tax Contest; provided, further, that UAC (or its designee) shall not settle, abandon or otherwise resolve such Pass-Through Pre-Closing Tax Contest without the prior written consent of Buyers, which consent shall not be unreasonably withheld, conditioned or delayed. Buyers and UAC agree to give prompt written notice to each other of the receipt of any written notice which involves a Pass-Through Pre-Closing Tax Contest; provided, that the failure to give such notice shall not affect the indemnification provided hereunder unless (and only to the extent that) the Party who was entitled to receive such notice has been actually and materially prejudiced by such failure. Buyers agree to furnish or cause to be furnished to UAC, upon reasonable request and at the Sellers’ expense, as promptly as reasonably practicable, such information (including access to the books and records and accountants of the Relevant Partnerships) relating to the Relevant Partnerships as is reasonably requested for the preparation, prosecution, defense or conduct of any Pass-Through Pre-Closing Tax Contest over which UAC has control pursuant to this Section 11.4, including providing any necessary powers of attorney.

(b)            Notwithstanding anything herein to the contrary, Buyers shall control in good faith the conduct and resolution of any Claim relating to Taxes or Tax Returns of the Acquired Entities, other than any Pass-Through Pre-Closing Tax Contest, for any Pre-Closing Tax Period, in respect of which an indemnity may be sought pursuant to this Agreement (a “Buyer Tax Contest”); provided that UAC may participate in such proceedings at its own expense and Buyers will consider in good faith any reasonable, written comments of UAC provided with respect to any Buyer Tax Contest; provided, further, that neither Buyers nor any Acquired Entity shall settle, abandon or otherwise resolve such Buyer Tax Contest in a manner that would result in any Seller or its Affiliate incurring a material Liability under this Agreement or applicable Law without the prior written consent of UAC, which consent shall not be unreasonably withheld, conditioned or delayed. Buyers and UAC agree to give prompt written notice to each other of the receipt of any written notice which involves a Buyer Tax Contest; provided, further, that the failure to give such notice shall not affect the indemnification provided hereunder unless (and only to the extent that) the Party who was entitled to receive such notice has been actually and materially prejudiced by such failure.

(c)            Notwithstanding anything in this Agreement to the contrary, the Parties agree that any relevant Acquired Entity (including any Relevant Partnership) will make an election under Code Section 6226 (or corresponding provisions of state or local Law) in connection with any Claim for a Pre-Closing Tax Period involving such Acquired Entity by the IRS or other applicable taxing authority.

Section 11.5           Cooperation on Tax Matters. Sellers, Buyers and the Acquired Entities shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include (i) the retention and (upon the other Party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder, and (ii) use of such Party’s commercially reasonable efforts to obtain any certificate or other document from any Governmental Entity as may be necessary to mitigate, reduce or eliminate any Transfer Tax that would otherwise be imposed (including with respect to the transactions contemplated hereby). Each Party hereto shall (x) retain any material books and records in its possession with respect to Tax matters pertinent to the Acquired Entities relating to any Pre-Closing Tax Period until the expiration of the statute of limitations (and, to the extent notified by any Party, any extensions thereof) of the respective taxable periods, and abide by all record retention agreements entered into with any Governmental Entity and (y) give the other Party hereto reasonable written notice prior to transferring, destroying or discarding any such material books and records and, if so requested, allow the other Party hereto to take possession of such books and records.

Section 11.6           Transfer Taxes and Fees. All Transfer Taxes, whether imposed on any Seller, Buyer or any of the Acquired Entities, shall be paid fifty percent (50%) by Sellers and fifty (50%) percent by Buyers. The Party responsible for filing any necessary Tax Returns and other documentation with respect to Transfer Taxes shall prepare and file such Tax Returns (at equal cost and expense of Sellers, on the one hand, and Buyers on the other), and, if required by applicable Law, the other Party shall join in the execution of any such Tax Returns or other documentation.

Section 11.7           Purchase Price Allocation. Within ninety (90) days following the final determination of the Purchase Price pursuant to Section 2.3, Buyers shall deliver to UAC a schedule (the “Purchase Price Allocation Schedule”) allocating the Purchase Price (and all relevant liabilities and other relevant items of the Acquired Entities) among (i) GTPA, (ii) HPN, (iii) CHS and (iv) the covenants set forth in Section 6.15 . Amounts allocated to CHS will be allocated to (x) the 338(h)(10) Acquired Entities owned direct or indirect by CHS and (y) all remaining assets of CHS. Amounts allocated to the 338(h)(10) Acquired Entities (including GTPA and HPN) will be further allocated in accordance with the provisions of Section 11.8(b). Any amounts allocated to the assets of CHS (excluding any interests in 338(h)(10)  Acquired Entities held direct or indirectly by CHS) will be allocated on the Purchase Price Allocation Schedule among such assets and the assets of the Relevant Partnerships in accordance with Section 11.7 of the Disclosure Schedules, which the Parties agree is consistent with Sections 751 and 1060 of the Code and the Treasury Regulations promulgated thereunder. The Parties agree that for U.S. federal and all applicable state and local income Tax purposes, any Liability that is assumed by Buyer in connection with the transactions contemplated by this Agreement and that is attributable to deferred revenue shall not be treated as giving rise to taxable income of Buyer, and the Purchase Price Allocation Schedule determined hereunder shall be prepared in a manner consistent with such treatment. If UAC does not notify Buyers in writing within twenty (20) days following UAC’s receipt of the Purchase Price Allocation Schedule that UAC objects to the Purchase Price Allocation Schedule, the Purchase Price Allocation Schedule shall be final and binding upon the Parties. If within such twenty (20) day period UAC so notifies Buyers, Buyers and UAC shall negotiate in good faith to resolve the disputed matters, and if Buyers and UAC are able to resolve the disputed matters within twenty (20) days following Buyer’s receipt of UAC’s notice of objection, Buyers and UAC shall revise the Purchase Price Allocation Schedule to reflect such resolution, and the revised Purchase Price Allocation Schedule shall be final and binding upon the Parties. If Buyers and UAC are unable to resolve all of the disputed matters within twenty (20) days following Buyers’ receipt of UAC’s notice of objection, then the Parties will refer the dispute to the Independent Accountant for resolution in accordance with the provisions of Section 2.3(c); provided that the sole role of the Independent Accountant will be to determine whether the Allocation Schedule was prepared consistent with Section 11.7 of the Disclosure Schedules. Buyers, Parent and Sellers agree to file (and to cause their Affiliates to file) their respective IRS Form 8594 and all federal, state and local Tax Returns in accordance with the Purchase Price Allocation Schedule (as agreed by the Parties or as resolved by the Independent Accountant) and agree not to take any position inconsistent with the Purchase Price Allocation Schedule in any Tax Return, in any refund claim, in any litigation or otherwise, except as otherwise required by a "determination" as defined in Section 1313(a) of the Code (or corresponding provision of state or local Law). If the Purchase Price is adjusted pursuant to this Agreement, Buyers shall make adjustment to the Purchase Price Allocation Schedule in a manner consistent with this Section 11.7 and Section 11.7 of the Disclosure Schedules and share a copy of the adjusted Purchase Price Allocation Schedule with UAC for its review and approval (not to be unreasonably withheld, conditioned or delayed), consistent with the procedures set forth in this Section 11.7.

Section 11.8           Section 338 Election.

(a)            With respect to Sellers’ direct or indirect sale of any Acquired Entity treated as a C-corporation for U.S. federal income tax purposes (including GTPA and HPN) (each, a “338(h)(10) Acquired Entity”), Buyers and the applicable Sellers shall (and Sellers shall cause Parent to) jointly make timely, effective and irrevocable elections under Section 338(h)(10) of the Code (and any corresponding or comparable elections under state, local, or non-U.S. Tax Law) with respect to the purchase and sale of the equity interests in such Acquired Entity (the “Section 338(h)(10) Elections”) in accordance with applicable Tax Laws as set forth herein. Buyers and Sellers and Parent agree to report the transfers under this Agreement consistent with the Section 338(h)(10) Elections, and shall take no position contrary thereto unless required to do so by a “determination” as defined in Code Section 1313(a) (or corresponding provisions of state and local Law). Buyers shall be responsible for the preparation of all Section 338 Forms, including IRS Form 8023, in accordance with applicable Tax Laws and the terms of this Agreement. In furtherance of the preceding sentence, Sellers shall and shall cause Parent to execute and deliver to Buyers such documents or forms as Buyers shall reasonably request in writing to be filed by Buyers under applicable Law to effect the Section 338(h)(10) Election. Without limiting the foregoing, Sellers and their respective Affiliates shall (and shall cause Parent to) cooperate in all respects for the purpose of effectuating the Section 338(h)(10) Elections, including the execution and filing of any required Tax Returns and the grant of consent to the Section 338(h)(10) Elections by Parent, Sellers and any Affiliate thereof whose consent may be required. Parent, on the one hand, and Buyers, on the other hand, shall each execute (and/or will cause any of their respective Affiliates to execute, if required) an IRS Form 8023 with respect to the 338(h)(10) Acquired Entities at the Closing, which forms shall be timely filed by Buyers. Sellers and Parent will be responsible for all Taxes imposed on or with respect to Parent or the 338(h)(10) Acquired Entities as a result of making the Section 338(h)(10) Elections.

(b)            No later than ninety (90) days following the final determination of the Purchase Price pursuant to Section 2.3, Buyers will deliver to UAC an allocation of the Aggregate Deemed Sales Price (as such term is defined in Treasury Regulation § 1.338-4) among the assets of the 338(h)(10) Acquired Entities in accordance with Treasury Regulations §§ 1.338-6 and 1.338-7 (the “338(h)(10) Allocation Statement”). The allocation of the Aggregate Deemed Sales Price shall be consistent with the Purchase Price Allocation Schedule, shall be in accordance Section 1060 of the Code and shall be set forth on IRS Form 8883 (and any schedule required to be attached thereto) to be filed by the Parties. Within forty-five (45) days after UAC’s receipt of the 338(h)(10) Allocation Statement, UAC shall indicate its concurrence therewith, or propose in writing to Buyers any changes to the 338(h)(10) Allocation Statement. UAC’s failure to notify Buyers in writing of any objection to the 338(h)(10) Allocation Statement within forty-five (45) days after receipt thereof shall constitute UAC’s concurrence therewith. Should UAC propose any change to the 338(h)(10) Allocation Statement, and should Buyers and UAC fail to resolve any disagreement regarding the 338(h)(10) Allocation Statement during the fifteen (15) day period following Buyers’ receipt of UAC’s change(s) to the 338(h)(10) Allocation Statement, then the 338(h)(10) Allocation Statement shall be referred to the Independent Accountant, who shall be engaged to timely resolve such dispute; provided that the sole role of the Independent Accountant will be to determine whether the Allocation Schedule was prepared consistent with Section 11.7 of the Disclosure Schedules. The allocation so determined shall be binding on the Parties, and all Tax Returns filed by Buyers, Parent, Sellers and each of their Affiliates shall be prepared consistently with such allocation, and none of them shall take any position on any Tax Return, before any Governmental Entity or in any judicial proceeding which is inconsistent with such 338(h)(10) Allocation Statement as finally resolved pursuant to this Section 11.8(b) unless otherwise required by a “determination” as defined in Code Section 1313(a) (or corresponding provisions of state and local Law).

Section 11.9           Straddle Periods. Whenever it is necessary to determine the Liability for Taxes of or in respect of an Acquired Entity for a Straddle Period, the determination of the Taxes for the portion of the year or period ending on, and the portion of the year or period beginning after the Closing Date shall be determined (i) in the case of Taxes other than sales and use Taxes, payroll or Taxes based upon or related to income or receipts, by multiplying the amount of the Tax by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in the entire taxable period, and (ii) in the case of sales and use Taxes, payroll Taxes or Taxes based upon or related to income or receipts, by determining the amount of Taxes that would be payable if the relevant taxable period ended on the Closing Date; provided that in the case of any Tax imposed with respect to an interest in an Acquired Entity treated as a partnership or “disregarded entity” for purposes of the Code (including any Relevant Partnership), such Tax will be determined as if the taxable year of such partnership or disregarded entity ended on the end of the Closing Date.

Section 11.10           Tax Sharing Agreements. Sellers will cause all Tax Sharing Agreements with respect to or involving any Acquired Entity to be terminated as of the Closing Date.

Section 11.11           Partnership Representative; Following the Closing, Sellers will cooperate fully, as and to the extent reasonably requested by Buyer, to cause each Acquired Entity (including each Relevant Partnership) that is treated as a partnership for Tax purposes to name a Buyer as its “partnership representative” (within the meaning of Section 6223(a) of the Code), effective as of the Closing Date.

ARTICLE XII.
MISCELLANEOUS PROVISIONS

Section 12.1           Amendment. This Agreement may be amended, supplemented or changed only by a written instrument signed by Buyers and Sellers.

Section 12.2           Waiver. No failure on the part of any Party to exercise any power, right, privilege or remedy hereunder, and no delay on the part of any Party in exercising any power, right, privilege or remedy hereunder, shall operate as a waiver of such power, right, privilege or remedy, and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No Party shall be deemed to have waived any Claim arising from this Agreement, or any power, right, privilege or remedy hereunder, unless the waiver of such Claim, power, right, privilege or remedy is expressly provided in a written instrument duly executed and delivered on behalf of Buyers (if a Buyer is the waiving Party) or UAC (if any Seller is the waiving Party), and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

Section 12.3           Entire Agreement; Counterparts. This Agreement (including the Schedules and Exhibits), together with the Confidentiality Agreement and the Other Transaction Agreements, constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among or between any of the Parties related to the subject matter hereof and thereof and no Party is relying on any other prior oral or written representations, agreements, understandings or undertakings with respect to the subject matter hereof and thereof. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall be one (1) and the same instrument. Delivery of an executed counterpart hereof by facsimile or other electronic transmission (including email or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) shall be effective as delivery of an original counterpart hereof.

Section 12.4           Applicable Law; Jurisdiction; WAIVER OF JURY TRIAL. This Agreement, and all Claims and causes of action (whether in Contract or in tort or otherwise, or whether at Law (including at common Law or by statute) or in equity) that may be based on, arise out of or relate hereto or the negotiation, execution, performance or subject matter hereof, shall be governed by the Laws of the State of Delaware applicable to agreements made and to be performed solely therein, without giving effect to principles of conflicts of Law. Except as provided in Section 2.3 (Post-Closing Adjustment), Section 6.12 (Third-Party Payor Payments) and Schedule D, for any Claim or cause of action (whether in Contract or in tort or otherwise, or whether at Law (including at common Law or by statute) or in equity) that may be based on, arise out of or relate hereto or the negotiation, execution, performance or subject matter hereof, each Party (a) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware or, to the extent such court does not have subject matter jurisdiction, the U.S. District Court for the District of Delaware or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware, (b) agrees that all Claims and causes of action shall be heard and determined exclusively in the courts identified in the foregoing clause (a), (c) waives any objection to laying venue in any such Claim or cause of action in such courts, (d) waives any objection that any such court is an inconvenient forum or does not have jurisdiction over any Party and (e) agrees that service of process upon such Party in any such Claim or cause of action shall be effective if such process is given as a notice under Section 12.8. EACH PARTY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY CLAIM OR CAUSE OF ACTION THAT MAY BE BASED ON, ARISE OUT OF OR RELATE HERETO OR THE NEGOTIATION, EXECUTION, PERFORMANCE OR SUBJECT MATTER HEREOF.

Section 12.5           Remedies; Specific Performance.

(a)            Except as otherwise provided herein, prior to the Closing, any and all remedies herein expressly conferred upon a Party shall be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such party, and the exercise by a party of any one remedy shall not preclude the exercise of any other remedy.

(b)            The Parties acknowledge and agree that irreparable damage would occur if any of the provisions hereof were not performed in accordance with their specific terms or were otherwise breached and that monetary damages, even if available, would not be an adequate remedy therefor. At any time prior to the termination hereof under ARTICLE VIII, the Parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches hereof and to seek specifically the performance of terms and provisions hereof, including the right of a Party to cause each other Party to consummate the transactions contemplated hereby and the other transactions contemplated hereby, in any court referred to in Section 12.4, without proof of actual damages (and each Party waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at Law or in equity. The Parties shall not assert (i) that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason or (ii) that a remedy of monetary damages would provide an adequate remedy for any such breach.

Section 12.6           Payment of Expenses. Except as otherwise provided herein, whether or not the Closing occurs, each Party shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement and the transactions contemplated hereby.

Section 12.7           Assignability; Third-Party Rights. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of Law or otherwise, by any Party without the prior written consent of the other Parties, and any such assignment without such prior written consent shall be null and void. This Agreement shall be binding upon, and shall be enforceable by and inure to the benefit of, the Parties and their respective successors and assigns. Except as otherwise provided herein, nothing herein is intended to or shall confer upon any Person (except for the Parties) any right, benefit or remedy of any nature whatsoever.

Section 12.8           Notices. All notices and other communications hereunder shall be in writing and shall be deemed given (a) when delivered personally by hand (with written confirmation of receipt by nonautomatic means, whether electronic or otherwise), (b) when sent by email (with written confirmation of transmission) or (c) one (1) Business Day after the day sent by an internationally recognized overnight courier (with written confirmation of receipt), in each case, at the following addresses and email addresses (or to such other address or email address as a Party may have specified by notice given to the other Party under this Section 12.8):

if to either Buyer or, after the Closing, the Company:

Astrana Health, Inc.
1668 S. Garfield Avenue, 2nd Floor

Alhambra, CA 91801
Attention: Brandon Sim
Email: [***]

Russ August & Kabat, LLP

12424 Wilshire Blvd., 12th Floor

Los Angeles, CA 90025

Attention: Lauren Geisser and Christine Shin

Email: [***] and [***]

if to Sellers or, prior to the Closing, the Company:

Universal American Corp.

Centene Plaza 7700 Forsyth Boulevard

St. Louis, Missouri 63105

Email: [***]

Attention: Christopher A. Koster

with a copy (which shall not constitute notice) to:

Bass, Berry & Sims PLC

150 Third Avenue S., Suite 2800

Nashville, Tennessee 37201

Email:              [***]

[***]

Attention:           Angela Humphreys

Price Wilson

Section 12.9           Severability. Any term or provision hereof that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

Section 12.10           Publicity. No Party shall issue any press release or make any other public announcement relating hereto or the transactions contemplated hereby, except to the extent required by applicable Law or the rules of any securities exchange on which such Party’s or such Party’s Affiliates securities are listed; provided that, in each case, the disclosing Party provides the other Parties with a reasonable opportunity to review and comment on such disclosure.

Section 12.11           Construction.

(a)           No Strict Construction. The Parties have been represented by counsel during the negotiation and execution hereof and, therefore, waive the application of any Law, holding or rule of construction providing that ambiguities in a Contract or other document shall be construed against the Party drafting such Contract or document. Each Party has participated in the drafting and negotiation hereof. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of authorship of any of the provisions hereof.

(b)           Time Periods. When calculating the period of time prior to which, within which or after which any act is to be done or step taken pursuant hereto, (i) the date that is the reference date in calculating such period shall be excluded and (ii) if the last day of such period is not a Business Day, the period in question shall end on the next succeeding Business Day.

(c)           Dollars. Unless otherwise specifically indicated, any reference herein to “$” means U.S. dollars.

(d)           Gender and Number. Any reference herein to gender shall include all genders, and words imparting only the singular number only shall include the plural and vice versa.

(e)           Articles, Sections and Headings. When a reference is made herein to an Article or a Section, such reference shall be to an Article or a Section hereof unless otherwise indicated. The table of contents and headings herein are for reference purposes only and shall not affect in any way the meaning or interpretation hereof.

(f)           Include. Whenever the words “include,” “includes” or “including” are used herein, they shall be deemed to be followed by the words “without limitation.”

(g)           Hereof. The words “hereof,” “hereto,” “hereby,” “herein” and “hereunder” and words of similar import when used herein shall refer to this Agreement as a whole and not to any particular provision hereof.

(h)           Extent; Or. The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” The word “or” shall not be exclusive.

(i)            Laws. Any Law defined or referred to herein means such Law as from time to time amended, modified or supplemented prior to the date hereof, and includes all rules and regulations promulgated under such Law.

(j)            Persons. References to a Person are also to its successors and permitted assigns.

(k)            Exhibits and Schedules. The Exhibits and Schedules hereto are incorporated and made a part hereof and are an integral part hereof. The Disclosure Schedule shall be organized into sections that correspond to the Sections hereof. Any item set forth in any section of the Disclosure Schedule that corresponds to a Section shall apply to and qualify such Section and any other Section to the extent that it is reasonably apparent from the face of such disclosure. Each capitalized term used in any Exhibit or in the Disclosure Schedule but not otherwise defined therein has the meaning given to such term herein. The Disclosure Schedule may include items that are not material in order to avoid any misunderstanding, and such inclusion, or any references to dollar amounts herein or in the Disclosure Schedule, shall not be deemed to be an acknowledgement or representation that such items are material, to establish any standard of materiality or to define further the meaning of such terms for purposes hereof or otherwise. Any summary in the Disclosure Schedule does not purport to be comprehensive and is qualified in its entirety by reference to the text of any documents described in such summary.

(l)            Made Available. A document or information shall be deemed to have been “made available” or otherwise delivered to a Buyer only if such document or information has been (i) posted to the “Project Coral” electronic data room maintained by the Company in connection with the transactions contemplated hereby, or (ii) in the case of retention bonus agreements and transaction bonus agreements, sent by email to Buyer (or Buyer’s counsel).

(m)           Time. Unless specified otherwise herein, any reference herein to a specific time shall be to such time in the North American Central Time Zone.

Section 12.12           Definitions.

(a)            As used herein, each of the following underlined terms has the meaning specified in this Section 12.12(a):

“Accounting Principles” mean the accounting principles and methodologies set forth on Exhibit A.

“Accrued Income Taxes” means an amount equal to the difference between (a) the unpaid income Tax liabilities (whether or not yet due and owing) of the Acquired Entities for all taxable periods (or portions thereof) beginning on or after January 1, 2023 and ending on or before the Closing Date (in the case of a Straddle Period, calculated in accordance with Section 11.9) (each, an “Applicable Period”) (which amount shall be reflected as a positive number), and (b) the overpayment (if any) of estimated income Taxes of the Acquired Entities for Applicable Periods that are available to offset amounts reflected in clause (a) under applicable Law (which amount shall be reflected as a negative number); provided, that, for purposes of calculating Accrued Income Taxes, (i) all Transaction Deductions shall be taken into account to the extent “more likely than not” deductible (or at a higher level of confidence) in the Pre-Closing Tax Period, (ii) any income Taxes attributable to transactions outside the Ordinary Course of Business on the Closing Date after the time of the Closing that are not contemplated by this Agreement shall be excluded; (iii) any financing or refinancing arrangements entered into at any time by or at the direction of Buyers or any of their respective Affiliates shall not be taken into account; (iv) any and all accruals or reserves established or required to be established under GAAP methodologies that require the accrual for contingent income Taxes or with respect to uncertain Tax positions shall be excluded; (v) all deferred tax assets and deferred tax liabilities established for GAAP purposes to reflect timing differences between accounting and tax income shall be excluded; (vi) all Tax assets (other than overpayments of estimated income Taxes taken into account under clause (b)) will be excluded, and (vii) such liability for income Taxes shall be calculated in accordance with the past practice (including reporting positions, jurisdictions, elections and accounting methods) of the Acquired Entities in preparing Tax Returns for the most recent period except to the extent a change to such past practice is required by a change in Law after the date hereof.

“Acquired Entity” means any of the Company or any of the Company’s Subsidiaries as set forth on Schedule B.

“Adjustment Amount” means the solution of (a) the Net Working Capital Adjustment Amount, minus (b) any Closing Date Indebtedness, minus (c) any Unpaid AE Transaction Expenses, plus (d) Cash on Hand; provided that the Adjustment Amount may be positive or negative.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with such Person. For purposes of the immediately preceding sentence, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by Contract or otherwise.

“Amended and Restated Payor Agreements” means the (i) Participating Provider Agreement (together with all attachments and amendments) between HPN and Superior HealthPlan, Inc., and (ii) Participating Provider Agreement (together with all attachments and amendments) between HPN and WellCare of Texas, Inc., in the forms attached hereto as Exhibit H-1.

“Amended Payor Agreements” means the (i) Amendment to the 2006 Amended and Restated Group Provider Participation Agreement and Other Ancillary Agreements, effective as of January 1, 2024, between GTPA and SelectCare of Texas, Inc., in the form attached hereto as Exhibit H-2, (ii) First Amendment to the Participating Provider Agreement, between HPN and Superior HealthPlan, Inc., in the form attached hereto as Exhibit H-3, and (iii) First Amendment to the Participating Provider Agreement, between HPN and WellCare of Texas, Inc., in the form attached hereto as Exhibit H-4.

“Anti-Money Laundering Laws” means Laws related to money laundering, including financial recordkeeping and reporting requirements, including the U.S. Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, the U.S. Currency and Foreign Transaction Reporting Act of 1970, as amended, the U.S. Money Laundering Control Act of 1986, as amended, the UK Proceeds of Crime Act 2002, the UK Terrorism Act 2000, all money laundering-related Laws of other jurisdictions where the Acquired Entities conduct business or own assets, and any related or similar Law issued, administered or enforced by any Governmental Entity.

“Breach” means “breach” as defined in 45 C.F.R. § 164.402.

“Business” means the operations of the Acquired Entities, including managing and administering value-based health care services, whether through affiliate, joint-venture or wholly owned models, including Entities participating in the MSSP, REACH ACO and MDPCP model.

“Business Associate” means a “business associate” as defined in 45 C.F.R. § 160.103.

“Business Associate Agreement” means a written agreement between a Business Associate and a Covered Entity that satisfies the requirements set forth in HIPAA (including under 45 C.F.R. §§ 164.308(b) and 164.502(e)) and contains all elements required by HIPAA (including under 45 C.F.R. §§ 164.314(a) and 164.504(e)).

“Business Benefit Plan” means an Employee Plan that is sponsored or maintained by any Acquired Entity or that covers or otherwise provides for the payment or provision of compensation or benefits to any current or former Business Employee or current or former officer or director (or the equivalent thereof) of an Acquired Entity, or any of their respective beneficiaries or dependents, or under which any Acquired Entity has any Liability to provide compensation and/or benefits to or for the benefit of any current or former Business Employee or current or former officer or director (or the equivalent thereof) of an Acquired Entity, or any of their respective beneficiaries or dependents.

“Business Day” means any day, except for a Saturday, a Sunday or other day on which commercial banks in New York, New York, are authorized or required by Law to close.

“Business Employee” means an individual, in each case, that remains employed by Centene Management as of immediately prior to the Closing and set forth on Exhibit E, as such Exhibit E may be updated by Sellers between the date hereof and the Closing Date for any individuals hired by (i) any Acquired Entity, or (ii) Centene Management, and such hired individual either has (A) replaced an individual on Exhibit E or (B) Astrana has provided written consent for such hired individual to be included on Exhibit E.

“Business IP Rights” means any and all IP Rights owned or purported to be owned exclusively by an Acquired Entity in any jurisdiction in the world.

“Business IT Systems” means computers, computer systems, workstations, networks, servers, routers, hubs, circuits, switches, data communications lines, hardware, Software, databases, Internet websites, and all other equipment and systems (including any outsourced systems and processes) used to process, store, maintain and operate data and functions used in connection with the Business of the Acquired Entities.

“Buyer Material Adverse Effect” means any event, change, circumstance, development, effect, occurrence or state of facts that, individually or in the aggregate, would prevent, materially delay or materially impede Buyers’ consummation of any transaction contemplated hereby.

“CARES Act” means the federal Coronavirus Aid, Relief and Economic Security Act.

“Cash on Hand” means all cash and cash equivalents of the Acquired Entities (including checks, other wire transfers and drafts deposited or available for deposit for the account of the Acquired Entities) and third-party deposits to the extent held by, or for the benefit of, the Acquired Entities, in each case, determined and calculated in accordance with the Accounting Principles and as of the Measurement Time; provided that Cash on Hand shall be reduced by the amount of any issued but uncleared checks and drafts, wires in transit, or any cash or cash equivalents that are subject to Taxes on their repatriation to the United States or a restriction on their use or access by the Acquired Entities as of the Closing (including any cash held in escrow, cash securing letters of credit or otherwise as collateral, and cash held as a security deposit, vendor deposit or other deposit), in each case determined without duplication.

“CCA” means the Consolidated Appropriations Act, 2021 (Pub. L. 116-260).

“Claim” means any action, arbitration, audit, charge, claim, complaint, investigation, legal proceeding (whether at Law or in equity), notice of violation, petition, suit or other litigation or similar proceeding, before or by any Governmental Entity, any arbitrator or other tribunal.

“Closing Cash Consideration Amount” means the solution of (a) the Purchase Price, plus (b) the Estimated Adjustment Amount, minus (c) the Escrow Amount.

“Closing Date Indebtedness” means an amount equal to the sum of the Indebtedness of the Acquired Entities, without double counting and as of immediately prior to the Closing.

“CMS” means the Centers for Medicare and Medicaid Services.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collective Bargaining Agreement” means any labor agreement, collective bargaining agreement or any other labor-related agreements or arrangements with any labor union, trade union or labor organization.

“Confidentiality Agreement” means the Confidentiality Agreement, dated as of October 27, 2023, by and between Parent and Buyer, as modified by the Clean Room Agreement, dated as of December 22, 2023, by and between Parent and Buyer.

“Contract” means any written or oral agreement, deed, mortgage, lease, license, instrument, note, commitment, undertaking, arrangement, contract, warranty, deed, power of attorney, purchase order, work order, assignment, certificate, covenant, assurance, option, sale and purchase order, insurance policy and other instruments of any kind, to which a Person is a party, is otherwise bound or has any current or future obligation or Liability, in each case, which is legally binding.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions or variants thereof or related or associated epidemics, pandemic or disease outbreaks.

“COVID-19 Measure” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Law, Order, directive, policy, guideline or recommendation by any Governmental Entity or industry group in connection with or in response to COVID-19.

“Deductible” means $125,000.

“Derivative Transactions” means any swap transaction, option, warrant, forward purchase or sale transaction or futures transaction related to one or more currencies, commodities, bonds, equity securities, interest rates, credit-related events or conditions, or any other similar transaction (including any option with respect to any of these transactions) or combination of any of such transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions.

“Disclosure Schedule” means the disclosure schedule of the Company attached as Schedule A.

“Employee Plan” means each (a) “employee benefit plan” (as defined in Section 3(3) of ERISA, whether or not subject to ERISA), (b) other benefit and compensation plan, Contract, policy, program, practice, arrangement or agreement, including, but not limited to, pension, profit-sharing, savings, termination, executive compensation, phantom stock, change-in-control, retention, salary continuation, vacation, sick leave, disability, death benefit, insurance, hospitalization, medical, dental, life, employee loan, educational assistance, fringe benefit, deferred compensation, retirement or post-retirement, severance, equity or equity-based incentive and bonus plan, Contract, policy, program, practice, arrangement or agreement and (c) other employment, consulting or other individual agreement, plan, practice, policy, Contract, program or arrangement.

“Entity” means any corporation (including any nonprofit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company) or other association, organization or entity (including any Governmental Entity).

“Environmental Claim” means any Claim alleging Liability related to or arising out of any Environmental Law or Environmental Permit, including those related to an actual or alleged Release of, or human exposure to, any Hazardous Materials or violation of any Environmental Law or Environmental Permit.

“Environmental Laws” means all Laws related to pollution or protection of the environment or human health and safety, including Laws related to releases or threatened releases of Hazardous Materials into the indoor or outdoor environment (including air, surface water, groundwater, land, surface and subsurface strata) or otherwise related to the manufacture, processing, distribution, use, treatment, storage, release, transport or handling of Hazardous Materials and all Laws related to pollution or protection of the environment or of human health and safety as such is affected by Hazardous Materials or materials containing Hazardous Materials.

“Environmental Permit” means any Permit required or issued pursuant to applicable Environmental Laws to the extent required for the conduct of the business or operations of any Acquired Entity.

“Equity Interests” means, for any Person, any (a) shares or units of capital stock or voting securities, membership or limited liability company interests or units, partnership interests or other ownership interests (whether voting or nonvoting) in such Person, (b) other interest or participation (including phantom shares, units or interests or stock appreciation rights) in such Person that confers on the holder thereof the right to receive a share of the profits and losses of, or distribution of assets of, such Person, (c) subscriptions, calls, warrants, options or commitments of any kind or character related to, or entitling any Person or Entity to purchase or otherwise acquire, any of the interests in the foregoing clauses (a) and (b), or (d) securities convertible into or exercisable or exchangeable for any of the interests in the foregoing clauses (a)–(c).

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means each entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included an Acquired Entity.

“Escrow Agent” means JPMorgan Chase Bank, NA.

“Escrow Agreement” means that certain Escrow Agreement to be entered into by and among Astrana, UAC, and the Escrow Agent on the Closing Date, in the form attached hereto as Exhibit G.

“Escrow Amount” means an amount equal to the sum of the Gross Profit Escrow Amount, the Indemnity Escrow Amount and the Net Working Capital Escrow Amount.

“Estimated Adjustment Amount” means an amount equal to the solution of (a) the Estimated Net Working Capital Adjustment Amount, minus (b) any Estimated Closing Date Indebtedness, minus (c) any Estimated Unpaid AE Transaction Expenses, and plus (d) Estimated Cash on Hand.

“Exchange Act” means the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder.

“Fraud” means common law fraud committed by a Party hereto under the Laws of the State of Delaware with respect to the representations, warranties and agreements contained herein.

“GAAP” means U.S. generally accepted accounting principles, as consistently applied.

“Government Program” means any of the Medicare Program, Medicaid Program, TRICARE or any other federal, state or local reimbursement or health care program paid for by a Governmental Entity.

“Governmental Entity” means any government, court, regulatory or administrative agency, commission or authority or other governmental instrumentality, whether federal, state or local, domestic, foreign or multinational, any authorized contractor acting on behalf of such agency, commission, authority or governmental instrumentality, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental authority.

“Gross Profit Escrow Account” means the account established pursuant to the Escrow Agreement for purposes of holding the Gross Profit Escrow Amount.

“Gross Profit Escrow Amount” means an amount equal to $4,836,339 plus all interest and earnings thereon, and minus any disbursements therefrom, in each case, pursuant to the Escrow Agreement.

“Hazardous Materials” means (a) any petrochemical or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing polychlorinated biphenyls and radon gas, (b) any chemicals, materials or substances defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “restricted hazardous materials,” “extremely hazardous substances,” “toxic substances,” “contaminants” or “pollutants” or words of similar meaning and regulatory effect or (c) any other chemical, material or substance, exposure to which is prohibited, limited, or regulated by any applicable Environmental Law.

“Healthcare Laws” means all federal and state Laws relating to the provision of, billing and receipt of payment for, and arranging for and delivery of health care or insurance regulatory matters, including without limitation participation requirements for any applicable CMS Center for Medicare and Medicaid Innovation program requirements, including, but not limited to, ACO Realizing Equity, Access, and Community Health (“REACH ACO”) and the Maryland Primary Care Program (“MDPCP”) model requirements, participation requirements applicable to the Medicare Shared Savings Program (“MSSP”), 42 U.S.C. § 1395jjj and 42 C.F.R. § 425.10 et seq., HIPAA and state privacy Laws, Title XVIII of the Social Security Act, 42 U.S.C. §§ 1395-1395hhh (the Medicare statute), including, the Ethics in Patient Referrals Act, as amended, or “Stark Law,” 42 U.S.C. § 1395nn; Title XIX of the Social Security Act, 42 U.S.C. §§ 1396-1396v (the Medicaid statute); the Federal Health Care Program Anti-Kickback Statute, 42 U.S.C. § 1320a-7b(b); the False Claims Act, as amended, 31 U.S.C. §§ 3729-3733; the Program Fraud Civil Remedies Act, 31 U.S.C. §§ 3801-3812; the Anti-Kickback Act of 1986, 41 U.S.C. §§ 51-58; the Civil Monetary Penalties Law, 42 U.S.C. §§ 1320a-7a and 1320a-7b; the Exclusion Laws, 42 U.S.C. § 1320a-7; Privacy Laws; state corporate practice of medicine Laws and interpretations, all applicable regulations promulgated thereunder, rules, ordinances and orders, and any similar state and local statutes, regulations, rules, ordinances, orders or other Laws that address the subject matter of the foregoing.

“HIPAA” means collectively the Health Insurance Portability and Accountability Act of 1996 and its implementing regulations at 42 U.S.C. §§ 1320d–1320d-8 and 45 C.F.R. Parts 160, 162 and 164 et seq., as amended and supplemented by the HITECH Act, when each is effective and as each is amended from time to time.

“HITECH” means the Health Information Technology for Economic and Clinical Health Act, found in the American Recovery and Reinvestment Act of 2009 at Division A, Title XIII and Division B, Title IV, and all regulations promulgated pursuant thereto.

“Indebtedness” means, for the Acquired Entities, (a) the aggregate indebtedness for borrowed money, including any accrued interest, fees and cost or penalty associated with prepaying such indebtedness and any such obligations evidenced by bonds, debentures, notes or similar obligations, (b) obligations under any deferred purchase price arrangements, (c) capitalized lease obligations that are required to be classified as a balance sheet liability in accordance with GAAP, (d) obligations under any sale and leaseback transaction or synthetic lease (whether or not recorded on the balance sheet), (e) obligations under Derivative Transactions, (f) obligations related to the amount drawn under all letters of credit, bankers’ acceptances and similar obligations issued for the account of such Person, (g) outstanding severance payments, bonus payments, and liabilities in respect of accrued and unused vacation, together, in each case, with the employer portion of any payroll, unemployment, social security, withholding or other Taxes payable in connection therewith, (h) unfunded or underfunded obligations or liabilities for retirement, deferred compensation, or pension benefits (including, but not limited to, all accrued obligations under 401(k) plans), together with the employer portion of any payroll, unemployment, social security, withholding or other Taxes payable in connection therewith, (i) any securities or other equity instruments that under the body of accounting principles applicable to such Person are characterized as debt, (j) Accrued Income Taxes, (k) all guaranty obligations of such Person related to obligations of the kind referred to in clauses (a)–(j), and (l) all obligations of the kind referred to in the foregoing clauses (a)-(i) and (k) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any security interest on property (including accounts and Contract rights) of such Person, whether or not such Person has assumed or become liable for the payment of such obligation, in each case, owed by such Person; provided, however, that, the case of each of foregoing clauses (a)-(i) and (k)-(l), such Indebtedness shall be calculated in accordance with the Accounting Principles. Notwithstanding the foregoing and for the avoidance of any doubt, Indebtedness does not include (x) any operating lease obligations, (y) any undrawn letters of credit or bankers’ acceptances, and (z) performance bonds or similar obligations entered into in the Ordinary Course of Business.

“Indemnity Escrow Account” means the account established pursuant to the Escrow Agreement for purposes of holding the Indemnity Escrow Amount.

“Indemnity Escrow Amount” means an amount equal to $125,000 plus all interest and earnings thereon, and minus any disbursements therefrom, in each case, pursuant to the Escrow Agreement.

“International Trade Laws” means (a) all trade, import, customs, export control, and anti-boycott regulations imposed, administered or enforced from time to time by relevant Governmental Entities, including those administered under, or orders issued by, the U.S. Arms Export Control Act, the International Traffic in Arms Regulations, the Export Administration Act, the Export Administration Regulations, the U.S. Department of State, the U.S. Department of Commerce, the IRS, the U.S. Department of Homeland Security, the U.S. Customs and Border Protection, and the U.S. Department of the Treasury and (b) all trade, import, customs, and export control regulations under any Laws or regulations in any country or jurisdiction outside of the United States.

“IP Rights” means all intellectual property and industrial property rights of every kind and description throughout the world, including: all U.S. and foreign (a) utility models, patents and patent applications and related continuations, continuations-in-part, divisionals, reissues, reexaminations, substitutions and extensions thereof, (b) trademarks, service marks, trade names, slogans, domain names, logos, trade dress, design rights and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing, (c) copyrights and copyrightable subject matter, (d) rights in software and other computer programs (whether in source code, object code, or other form), algorithms, models, databases, compilations and data, technology supporting the foregoing, and all documentation, including user manuals and training materials, related to any of the foregoing (“Software”); (e) trade secrets and all other proprietary confidential information, ideas, know-how, inventions, proprietary processes, formulae, models and methodologies (“Trade Secrets”); and (f) all applications and registrations, and any renewals, extensions and reversions, for the foregoing.

“IRS” means the U.S. Internal Revenue Service or any successor agency.

“Knowledge” or “Company’s Knowledge” means, with respect to the Acquired Entities, the actual knowledge of the individuals listed in Section 12.12(a) of the Disclosure Schedule after reasonable inquiry of their direct reports and review of their relevant files; it being understood and agreed that (i) no such individual shall have any personal liability in any manner whatsoever hereunder or otherwise related to the transactions contemplated hereby and (ii) the inclusion of Sarah Drinkwater will not require disclosure that would operate to waive any legal privilege afforded to information known to (or work product of or held by) her in her role as General Counsel to Parent.

“Laws” means any laws (whether statutory or common), constitutions, treaties, conventions, ordinances, codes, rules, regulations, Orders or other similar requirements, including all Healthcare Laws, enacted, adopted, promulgated or applied by a Governmental Entity, including any COVID-19 Measure.

“Liabilities” means assessments, Claims of any kind or nature, commitments, damages, deficiencies, demands, fines, interest, liabilities (including any Indebtedness), obligations, penalties, losses, Taxes, Orders and costs and expenses, in each case, whether accrued, absolute, contingent or otherwise, known or unknown, or due or to become due, whether or not required to be recorded or reflected on a balance sheet under GAAP.

“Lien” means with respect to any property or asset any lien, security interest, deed of trust, mortgage, pledge, encumbrance, restriction on transfer, proxies, voting trusts or agreements, hypothecation, right of way, defect in title, encroachment, easement, restrictive covenant, conditional sale or other title retention agreement or the interest of a lessor under a capital lease; provided, however, that Lien does not include any restriction on transfer arising under applicable securities Laws.

“Losses” (collectively) or “Loss” (individually) means any and all losses, obligations, Liabilities, penalties, demands, deficiencies, claims, damages (including, without limitation, amounts paid in settlement), payments, Taxes, causes of action, costs, and expenses (including costs and expenses of legal proceedings, amounts paid or incurred in connection with any assessments, judgment, or settlements relating thereto, interest and penalties recovered by a third party with respect thereto and reasonable attorneys’ and accountants’ fees and disbursements incurred in defending against a legal proceeding or in enforcing a Party’s rights under this Agreement).

“Material Adverse Effect” means any event, change, circumstance, development, effect, occurrence or state of facts that, individually or in the aggregate, (a) has, had, or could reasonably likely have a material adverse effect on the business, condition (financial or otherwise), assets, Liabilities or results of operations of the Acquired Entities, taken as a whole, or (b) would prevent, materially delay or materially impede any Seller’s consummation of any transaction contemplated hereby; provided, however, that, in the case of the foregoing clause (a), any event, change, circumstance, development, effect, occurrence or state of facts arising from any of the following shall not be a Material Adverse Effect and shall not be considered in determining whether a Material Adverse Effect has occurred:

(i)            changes in general economic conditions, including changes in exchange rates, interest rates or monetary policy or the credit, financial, currency, securities or capital markets;

(ii)           any natural (including weather-related) or man-made disaster, act of God, act of terrorism, sabotage, cyberattack, geopolitical conditions, outbreak of hostilities, military action or act or threat of war (whether or not declared), or any escalation or worsening of any of the foregoing;

(iii)           any pandemic, epidemic, public health crisis or disease outbreak, including the effects of the COVID-19 pandemic and any COVID-19 Measures, or any escalation or worsening of any of the foregoing;

(iv)          changes in general legal, regulatory or political conditions after the date hereof;

(v)           changes in GAAP or applicable Laws or the interpretation of any of the foregoing after the date hereof;

(vii)         related to the announcement, pendency or anticipated consummation of the transactions contemplated hereby or any of the other transactions contemplated hereby, or the identity of Buyers;

(viii)        any action or omission required to be taken by the Sellers or the Acquired Entities pursuant to this Agreement or which is otherwise taken with the written consent, or at the written request, of Buyers;

(ix)           any action taken or omitted by Buyers or any of their respective Representatives, including any breach hereof by Buyers; and

(x)           any failure by the Acquired Entities to meet any internal or published Seller Projection for any period (provided that the underlying cause of any such failure may be, or may be considered in determining, a Material Adverse Effect to the extent not otherwise excluded under the foregoing clauses (i)–(ix))

provided, further, so long as, in the case of each of the foregoing clauses (i) through (iv), any such effect, change, event or condition does not affect the Acquired Entities in a materially disproportionate manner relative to other participants in similar industries in which the Acquired Entities operate.

“Measurement Time” means 12:01 a.m. on the Closing Date, unless the Closing Date is the last Business Day of a calendar month, in which case the Measurement Time shall be 12:01 a.m. on the first calendar day of the following month.

“Medicaid” or “Medicaid Program” means the health care program established under Title XIX of the Social Security Act, which provides health care insurance for low income individuals.

“Medicare” or “Medicare Program” means the health care program established under Title XVIII of the Social Security Act, which provides health insurance for individuals sixty-five (65) and over, individuals with end stage renal disease, and certain disabled individuals.

“Net Working Capital” means an amount equal to the difference of (a) the aggregate value of the current asset line items of the Acquired Entities listed in Exhibit C, minus (b) the aggregate value of the current liability line items of the Acquired Entities listed in Exhibit C, in each case, calculated without double counting as of the Measurement Time and in accordance with the Accounting Principles; provided, however, that Net Working Capital shall exclude all Cash on Hand, Closing Date Indebtedness, Unpaid AE Transaction Expenses, Tax assets, income Tax liabilities, and all Related-Party Transactions subject to termination pursuant to Section 6.7, in each case, regardless of whether any such items are current assets or current liabilities of the Acquired Entities under the Accounting Principles. For illustrative purposes only, Exhibit C includes a calculation of Net Working Capital as of an assumed Closing Date of March 31, 2024.

“Net Working Capital Adjustment Amount” means the difference of (a) Net Working Capital, minus (b) Target Net Working Capital; provided that the Net Working Capital Adjustment Amount may be positive or negative.

“Net Working Capital Escrow Account” means the account established pursuant to the Escrow Agreement for purposes of holding the Net Working Capital Escrow Amount.

“Net Working Capital Escrow Amount” means an amount equal to $1,129,000 plus all interest and earnings thereon, and minus any disbursements therefrom, in each case, pursuant to the Escrow Agreement.

“Non-Acquired Entities” means all the Subsidiaries of CHS other than the Acquired Entities.

“OIG” means the Office of the Inspector General of the United States Department of Health and Human Services.

“Order” means any judgment, decree, injunction, rule, order, decision, decree, ruling or assessment of any arbitrator or Governmental Entity.

“Ordinary Course of Business” means the ordinary and usual course of day-to-day operations of the businesses of the Acquired Entities consistent with past custom and practice.

“Organizational Documents” means any corporate, partnership or limited liability organizational documents, including certificates or articles of incorporation, bylaws, certificates of formation, operating agreements (including limited liability company agreements and agreements of limited partnership), certificates of limited partnership, partnership agreements, shareholder agreements and certificates of existence, as amended, as applicable.

“Other Transaction Agreements” means any Contract entered into in connection with this Agreement or any document or certificate delivered by a Party in connection with this Agreement or any of the foregoing, in each case, at or prior to Closing including without limitation, (a) the Transition Services Agreement, (b) the Escrow Agreement, and all agreements, certificates and other instruments to be delivered thereunder and any other documents, certificates, or instruments executed or delivered in connection with the transactions contemplated thereby at or prior to Closing.

“Pass-Through Income” means the net items of taxable income, gain, loss, expense and deduction of any Relevant Partnership that is treated as passed through to any Seller for Tax purposes.

“Pass-Through Tax Form” means any IRS Form 1065, the IRS Forms K-1 related thereto, or any other Tax Return (including any state, local or non-U.S. Tax Returns) that reports Pass-Through Income.

“Permit” means any permit, license, registration, certificate (including any certificate of need), accreditation, consents, letters of non-reviewability, franchise, qualification, waiver, authorization, clearance or similar rights, and other permissions material to or required to maintain the existing functions and operations of the Acquired Entities that are issued, granted or obtained by or from any Governmental Entity.

“Permitted Liens” means (a) mechanics’, carriers’, materialmens’, workers’, repairers’, landlords’ and similar Liens (other than Liens for Taxes) related to any amounts not yet delinquent or that are being contested in good faith, (b) statutory Liens for Taxes not yet due and payable, and (c) licenses of, or other grants of rights with respect to, IP Rights in the Ordinary Course of Business.

“Person” means any individual or Entity.

“Personal Electronic Devices” means, collectively, any and all personal electronic devices (including mobile phones, smartphones, tablets, laptop computers and desktop computers).

“Personal Information” means any data or other information that, alone or in combination with other information, is capable of identifying a natural person, including “Protected Health Information,” “PHI,” “Electronic Protected Health Information” and “ePHI” (as those terms are defined in 45 CFR § 160.103).

“PHI” means “protected health information” as defined in 45 C.F.R. § 160.103, that is in the possession or under the control of the Acquired Entities.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and the portion of any Straddle Period up to and including the Closing Date.

“Pre-Closing Taxes” means (i) all Taxes of the Sellers, Parent and their predecessors and Affiliates (including any such Taxes imposed on any Acquired Entity or any predecessor of an Acquired Entity (including pursuant to Code Section 6221)), (ii) all Taxes of the Acquired Entities relating to or attributable to any Pre-Closing Period (calculated, with respect to any Straddle Period, in accordance with Section 11.9), (iii) without duplication, all Taxes attributable to the Section 338(h)(10) Elections, (iv) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which any Acquired Entity (or any predecessor of an Acquired Entity) is or was a member on or prior to the Closing Date pursuant to Section 1.1502-6 of the Treasury Regulations or any analogous or comparable provisions of foreign, state or local Tax Law, (v) all Taxes of any Person imposed on an Acquired Entity arising under any Tax Sharing Agreement entered into on or prior to the Closing Date, (vi) all Taxes of any Person imposed on an Acquired Entity arising under the principles of transferee or successor liability, pursuant to any applicable Law or otherwise, which relate to an event or transaction occurring on or before the Closing Date, (vii) Transfer Taxes for which Sellers are liable pursuant to Section 11.6, (viii) any Taxes attributable to a breach of any representation or warranty set forth in Section 3.13 (provided that, notwithstanding anything else in this Agreement to the contrary, it is the intent of the Parties that a breach of a representation or warranty set forth in Section 3.13 will be deemed to occur for purposes of determining whether a Liability is subject to indemnification pursuant to Section 9.2(a) whether or not such breach is disclosed on Section 3.13 of the Disclosure Schedules), determined without regard to any qualifications with respect to materiality contained therein, (ix) the employer’s share of all employment, payroll and similar Taxes incurred by the Acquired Entities in connection with the transactions contemplated by this Agreement, and (x) all Taxes of or attributable to the Non-Acquired Entities. Pre-Closing Taxes shall not include any amount of taxes actually taken into account in the calculation of the Final Adjustment Amount, as finally determined.

“Privacy Laws” means all Laws applicable to the collection, use, analysis, retention, storage, protection, transfer, disclosure or disposal of Personal Information that are applicable to the conduct of the business of the Acquired Entities, including but not limited to HIPAA, HITECH, state consumer protection Laws, state breach notification Laws, state social security number protection Laws, the Federal Trade Commission Act, the federal Privacy Act of 1974, and all other U.S. state laws concerning privacy, data protection, and data security, each as amended from time to time, as well as the Fair Credit Reporting Act and its state law equivalents, the CAN-SPAM Act, the Telephone Consumer Protection Act, COPPA, the Digital Advertising Alliance’s Self-Regulatory Principles for Online Behavioral Advertising, the Payment Card Industry Data Security Standard and any other applicable state or federal Law or regulation or industry standard that is binding upon any Acquired Entity and governs the privacy and security of Personal Information.

“Privacy/Cybersecurity Obligations” means Privacy Laws applicable to the Acquired Entities, and published written policies of the Acquired Entities, in each case to the extent applicable to (a) the collection, retention, use, storage, processing, recording, distribution, transfer, import, export, protection (including security measures), disposal, destruction, privacy or disclosure of Personal Information or (b) cybersecurity obligations with respect to Personal Information.

“Protected Communications” means, at any time prior to the Closing, any and all communications in whatever form, whether written, oral, video, electronic or otherwise, that shall have occurred between or among any of a Seller, the Acquired Entities or any of their respective Representatives and attorneys (including Bass, Berry & Sims PLC) related to or in connection with this Agreement, the events and negotiations leading to this Agreement, any of the transactions contemplated herein or any other potential sale or transfer of control transaction involving the Acquired Entities.

“Providers” means any primary care physicians or physician groups, medical groups, ambulatory surgery centers, independent practice associations, specialist physicians, dentists, optometrists, pharmacies and pharmacists, radiologists or radiology centers, laboratories, mental health professionals, chiropractors, physical therapists, any hospitals, skilled nursing facilities, extended care facilities, other health care or services facilities, durable medical equipment suppliers, home health agencies, and any other specialty, ancillary or allied health professional.

“Provider Participation Agreement” means any agreement between a Provider and an Acquired Entity governing such Provider’s participation with such Acquired Entity or Subsidiary in a value-based initiative or model established by a Third-Party Payor.

“Purchase Price” means $37,500,000.00.

“Release” means any release, spill, emission, leaking, pumping, emitting, depositing, discharging, injecting, escaping, leaching, dispersing, dumping, pouring, disposing or migrating into, onto or through the environment (including air, surface water, ground water, land surface or subsurface strata).

“Relevant Partnership” means any Acquired Entity that is treated as a partnership for U.S. federal income tax purposes, or any other Person that is treated as a partnership for U.S. federal income tax purposes in which an Acquired Entity owns an equity interest.

“Representatives” means, with respect to any Person, such Person’s officers, directors (or the equivalent thereof), employees, consultants, agents, financial advisors, attorneys, accountants, or other advisors or representatives.

“Sanctioned Person” means any Person that is the target of Sanctions, including (a) any Person listed in any restricted party list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”), the U.S. Department of State, or the U.S. Department of Commerce, by the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom, (b) any Person located, organized or resident in a country, territory, or region subject to Sanctions or (c) any Person directly or indirectly owned or controlled by any such Person or Persons (individually or in the aggregate) described in the foregoing clauses (a) and (b).

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by relevant Governmental Entities, including, but not limited to, those administered by the U.S. government through the OFAC or the U.S. Department of State, the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.

“Section 338 Forms” means an IRS Form 8023, together with any schedules or attachments thereto that are required pursuant to Treasury Regulations Section 1.338(h)(10)–1(c), and any corresponding forms, schedules or attachments required to be filed under the Tax Laws of the relevant states.

“Seller Names” means the names of Sellers or any of their Affiliates (other than the Acquired Entities) and any derivations thereof and all IP Rights, including any confusingly similar derivative or variant thereof or any name or trademark confusingly similar to or dilutive of any of the foregoing, alone or as part of a combination.

“Securities Act” means the Securities Act of 1933 and the rules and regulations promulgated thereunder.

“Straddle Period” means any taxable period beginning on or prior to and ending after the Closing Date.

“Subsidiary” means, with respect to any Person, any Entity (a) of which 50% or more of the outstanding share capital, voting securities or other voting equity interests are owned or controlled, directly or indirectly, by such Person or through one or more subsidiaries of such Person or a combination thereof, or (b) of which such Person or through one or more subsidiaries of such Person or a combination thereof is entitled to elect, directly or indirectly, 50% or more of the board of directors or similar governing body of such Entity.

“Target Net Working Capital” means $5,645,000.

“Tax Representations” means the representations and warranties set forth in Section 3.13.

“Tax Return” means any report, return, statement, form, election or other document filed or required to be filed with any Governmental Entity with respect to Taxes including any amendment thereto and any related or supporting schedules, statements or information).

“Tax Sharing Agreement” means, with respect to any Person, any Tax allocation, indemnity or sharing agreement or similar agreement, arrangement or understanding to which such Person is a party or is otherwise subject; provided, however, that a Tax Sharing Agreement with respect to any Person does not include Contracts entered into in the Ordinary Course of Business of such Person a primary purpose of which is not Taxes, and does not include this Agreement.

“Taxes” means all U.S. federal, state, local or non U.S. taxes, governmental fees, or other like assessments or charges of any kind, whether disputed or not, (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed, assessed, or collected under Law or by or under the authority of any Taxing Authority, including any taxes, levies, assessments, tariffs, duties or other charges in the nature of taxes on or relating to income, estimated income, net worth, franchises, windfall or other profits, gross receipts, real property, personal property, environmental, capital gains, excise, business, occupation, goods and services, ad valorem, escheat or unclaimed property, value added, sales, use, transfer, stamp, registration, conveyance, severance, withholding, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, disability or net worth.

“Taxing Authority” means the IRS or any other Governmental Entity that has power to impose, assess, determine, administer or collect any Taxes.

“Third Party” means any Person that is not a Party or a Person that is an Affiliate of a Party.

“Third-Party Payor” means any insurance plan or program, managed care organization, or other third-party payor of health care benefits, including any Government Program.

“Third-Party Payor Reconciliation Statements” means the Third-Party Payor reconciliation and settlement detailing the provisional, true-up, revised, adjusted or final shared savings or shared loss amount determined by CMS or other such Third-Party Payor for the applicable Acquired Entity under any Third-Party Payor program.

“Transaction Deductions” means, without duplication, any and all deductions or losses of any Seller or any Acquired Entity for Tax purposes relating to or arising from (a) Unpaid AE Transaction Expenses taken into account as a reduction to the Final Adjustment Amount (as finally determined pursuant to Section 2.3) and amounts that would be Unpaid AE Transaction Expenses but for the payment thereof by Sellers or any of their Affiliates prior to the Measurement Time; (b) any pay down or satisfaction of amounts including in Indebtedness as a reduction to the Final Adjustment Amount (as finally determined pursuant to Section 2.3); (c) the payment of any fees, expenses, premiums or penalties with respect to the prepayment or satisfaction of Indebtedness or the write-off or acceleration of the amortization of deferred financing costs associated with Indebtedness in connection with the transactions contemplated hereby to the extent economically borne by Sellers; (d) any management, consulting, investment banking, legal or advisory fees and other similar items, if any, incurred by any Seller or any Acquired Entity in connection with the transactions contemplated hereby to the extent economically borne by Sellers; or (e) any bonuses, change or control payments or other compensatory amounts payable in connection with the transactions contemplated hereby, together with the employer portion of the amount of any employment Taxes with respect to such amounts, in each case, to the extent economically borne by Sellers.

“Transfer Tax” means any sales, use, transfer, gains, documentary, stamp, value added, real property transfer or gains, withholding or other similar Taxes and related notary and other fees imposed on or payable in connection with the transactions effectuated (or deemed effectuated) pursuant to this Agreement or the entering into this Agreement.

“Transferred Employee” means each Business Employee who accepts an offer of employment under Schedule 6.5 to be employed by Buyers or one of their respective Affiliates following the Closing.

“Transition Services Agreement” means a transition services agreement by and between Centene Management, as the service provider, and CHS, in the form attached as Exhibit F.

“Treasury Regulations” means the regulations issued under the Code.

“Unpaid AE Transaction Expenses” means, in each case, solely to the extent not paid as of the Measurement Time, whether or not invoiced, and without duplication and to the extent not included in Net Working Capital, an amount equal to the sum of all fees, costs and expenses incurred by the Sellers, Acquired Entities and their respective Affiliates in connection with or related to a potential sale of the Acquired Entities to a Third Party or sale of all or substantially all of the Acquired Entities’ Equity Interests, including in connection with or related to Buyers’ acquisition of the Acquired Entities pursuant hereto or otherwise related to the negotiation, preparation or execution hereof or any Contract or other document in connection herewith or the performance or consummation of the transactions contemplated hereby or thereby (and any other Contracts, documents or transactions that were considered or negotiated as an alternative to this Agreement and the transactions contemplated hereby) including any such fees, costs or expenses payable by the Acquired Entities to attorneys, outside accountants or other advisors, including, without limitation: (a) any change of control, severance, sale, retention, success or similar payments, bonuses, deferred compensation or promises to payments made by any Acquired Entity to any Person (to the extent entered into prior to Closing) which are triggered, whether in part or whole, by the Acquisition, together with the employer portion of any payroll or other employment Taxes thereon; and (b) 50% of the costs and expenses related to the R&W Policy, including the total premium, underwriting costs, brokerage commissions for the Buyers’ broker, Taxes related to such policy and other fees and expenses of such policy. For the avoidance of doubt, in no event shall Unpaid AE Transaction Expenses be deemed to include any fees or expenses incurred by Buyers or their respective Affiliates to any of their financial advisors, attorneys, accountants, advisors, consultants or other Representatives or financing sources.

“WARN Act” means the U.S. Worker Adjustment and Retraining Notification Act and any similar state or local Law.

“Workforce” means “workforce” as defined in 45 C.F.R. § 160.103.

(b)           In addition to the defined terms in Section 12.12(a), as used herein, each of the following capitalized terms has the meaning specified in the Section set forth opposite such term below.

Acquisition	Section 1.1
Adjustment Statement	Section 2.3(a)
Agreement	Preamble
Allocation Schedule	Section 2.2(d)
Applicable Limitation Date	Section 9.1(a)
Bankruptcy and Equity Exceptions	Section 3.3
Business Support Obligations	Section 6.15(a)
Buyer	Preamble
Buyer Causes of Action	Section 10.2(b)
Buyer Indemnified Party	Section 9.2(a)
Buyer Released Persons	Section 10.2(b)
Buyer Releasing Persons	Section 10.2(b)
Buyer Return	Section 11.2
Buyer Tax Contest	Section 11.4(b)
Buy-Side Representations	Section 1.1(b)
Claim Notice	Section 9.5(a)
Closing	Section 1.2
Closing Condition Satisfaction Date	Section 1.2
Closing Date	Section 1.2
Company	Recitals
Consent	Section 3.4(a)
Continuing Business Support Obligation	Section 6.15(b)
D&O Expenses	Section 6.6(b)
D&O Indemnifiable Claim	Section 6.6(b)

D&O Indemnification Obligations	Section 6.6(a)
D&O Indemnifying Party	Section 6.6(b)
D&O Losses	Section 6.6(b)
Deloitte	Section 2.3(c)
Disclosure Schedule Update	Section 6.10
Dispute Notice	Section 2.3(c)
Dispute Statement	Section 9.5(a)
Disputed Items	Section 2.3(c)
Earnout Amount	Section 2.2(e)
End Date	Section 8.1(b)(i)
Estimated Cash on Hand	Section 2.2(a)(i)
Estimated Closing Date Indebtedness	Section 2.2(a)(i)
Estimated Net Working Capital Adjustment Amount	Section 2.2(a)(i)
Estimated Unpaid AE Transaction Expenses	Section 2.2(a)(i)
Filing	Section 3.4(a)
Final Adjustment Amount	Section 2.3(d)(i)
Financial Statements	Section 3.5(a)
Fundamental Representations	Section 9.1(a)
Indemnified Party	Section 9.1(b)
Indemnifying Party	Section 9.5(a)
Independent Accountant	Section 2.3(c)
Key Customer	Section 3.18
Key Provider	Section 3.10(a)(xiii)
Key Third-Party Payor	Section 3.18
Key Vendor	Section 3.18
Labor Disputes	Section 3.15(c)
Latest Balance Sheet	Section 3.5(a)
Legal Restraint	Section 7.1(b)
Material Contract	Section 3.10(a)
MDPCP	See Definition of Healthcare Laws
MSSP	See Definition of Healthcare Laws
Negative Excess Amount	Section 2.3(d)(ii)
Parent	Preamble
Parties	Preamble
Pass-Through Pre-Closing Tax Contest	Section 11.4(a)
Payment Statement	Section 2.2(a)
Performance Obligation	Section 6.12(a)
Performance Payment	Section 6.12(a)
Positive Excess Amount	Section 2.3(d)(i)
Pre-Closing Indemnified Person	Section 6.6(f)
Pre-Closing Records	Section 6.8
Pre-Closing Tax Return	Section 11.3
Preservation Date	Section 6.8
Purchase Price Allocation Schedule	Section 11.7
Purchased Interests	Recitals

REACH ACO	See Definition of Sanctioned Person, See Definition of Healthcare Laws
Regulatory Concession	Section 6.2(d)
Related Person	Section 3.22
Related-Party Transaction	Section 3.22
Review Period	Section 2.3(b)
Section 338(h)(10) Election	Section 11.8
Seller Causes of Action	Section 10.2(a)
Seller D&O Indemnifying Party	Section 6.6(c)
Seller D&O Policies	Section 6.6(c)
Seller Indemnified Party	Section 9.2(b)
Seller Obligations	Section 9.10(a)
Seller Projections	Section 10.1(a)
Seller Released Persons	Section 10.2(a)
Seller Releasing Persons	Section 10.2(a)
Seller-Pass Through Return	Section 11.2
Sellers	Preamble
Sell-Side Representations	Section 10.1(a)
Software	See Definition IP Rights
Specified Filings and Specified Consents	Section 3.4(b)
Third Party Claim	Section 9.5(a)
Trade Secrets	See Definition IP Rights
Value-Based Model	Section 3.17(n)
Waiver Arrangements	Section 3.17(o)

[SIGNATURE PAGES FOLLOW]

The Parties have caused this Agreement to be executed as of the date first written above.

UNIVERSAL AMERICAN CORP.

By:	/s/ Kendra Archer
Name: Kendra Archer
Title: Vice President and Secretary

HERITAGE HEALTH SYSTEMS OF TEXAS, INC.

By:	/s/ Kendra Archer
Name: Kendra Archer
Title: Vice President and Secretary

HERITAGE HEALTH SYSTEMS, INC.

By:	/s/ Kendra Archer
Name: Kendra Archer
Title: Vice President and Secretary

[SIGNATURE PAGE TO SECURITIES PURCHASE AGREEMENT]

The Parties have caused this Agreement to be executed as of the date first written above.

SOLELY FOR THE PURPOSE OF AGREEING TO SECTION 6.21, SECTION 6.22, SECTION 9.10 AND ARTICLE XI:

CENTENE CORPORATION

By:	/s/ Andrew L. Asher
Name: Andrew L. Asher
Title: Executive Vice President, Chief Financial Officer

[SIGNATURE PAGE TO SECURITIES PURCHASE AGREEMENT]

The Parties have caused this Agreement to be executed as of the date first written above.

ASTRANA HEALTH, INC.

By:	/s/ Brandon Sim
Name: Brandon Sim
Title: Chief Executive Officer and President

APOLLOCARE PARTNERS OF TEXAS 2

By:	/s/ Carlos Palacios
Name: Carlos Palacios, M.D.
Title: Chief Executive Officer and President

[SIGNATURE PAGE TO SECURITIES PURCHASE AGREEMENT]